[***] CERTAIN INFORMATION HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10)(IV) FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Exhibit 10.1

PURCHASE AGREEMENT

BY AND BETWEEN

NCR VOYIX CORPORATION,

DIGITAL FIRST HOLDINGS II LLC

AND

DRAGON BUYER, INC.

Dated as of August 5, 2024

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EXHIBITS
Exhibit 1.1(a)	Pre-Closing Restructuring
Exhibit 1.1(b)	Accounting Principles
Exhibit 1.1(c)	Class C Partnership Interests
Exhibit 1.1(d)	Corporate Shared Services
Exhibit 1.1(e)	Knowledge
Exhibit 1.1(f)	Patent and Technology License Agreement
Exhibit 1.1(g)	Patent and Technology License Rights Assignment Agreement
Exhibit 1.1(h)	Transition Services Agreement
Exhibit 1.1(i)	Business Employees
Exhibit 2.5(d)	Joinder Agreement
Exhibit 6.1	Conduct of Business Exceptions
Exhibit 6.11(a)	Indemnified Guarantees
Exhibit 6.12	Intercompany Arrangements

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated August 5, 2024 (this “Agreement”), is made and entered into by and among NCR VOYIX CORPORATION, a Maryland corporation (“Parent”), Digital First Holdings II LLC, a Delaware limited liability company (“Holdings”) and Dragon Buyer, Inc., a Delaware corporation (“Buyer”). Parent, Holdings and Buyer are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.

WHEREAS, Parent is the record and beneficial owner of all of the issued and outstanding equity interests of Holdings;

WHEREAS, Holdings is the record and beneficial owner of all of the issued and outstanding equity interests of (the “Equity Interests”) of Digital First Holdings LLC, a Delaware limited liability company (“Digital First” and, together with each entity that is, or after giving effect to the Pre-Closing Restructuring (as defined below) will be, a direct or indirect Subsidiary of Digital First, each individually, a “Company”, and collectively, the “Companies”);

WHEREAS, prior to the Closing, Parent shall complete the transfers, conveyances, and other actions set forth and described on Exhibit 1.1(a) (the “Pre-Closing Restructuring”);

WHEREAS, Parent and certain of its Subsidiaries are in the business of licensing, developing, selling, delivering and providing the following banking solutions to financial institutions: (a) a multi-tenant, cloud hosted digital banking software solution (including related web and mobile application(s), and software development kit(s)) to enable both retail and business banking (including that solution known in the marketplace as DI (Digital Insight)); (b) a single-tenant, cloud hosted or on-premises customer deployed digital banking software solution (including related web and mobile application(s), and software development kit(s)) for both retail and business banking that is targeted to larger financial institutions in a dedicated environment (including that solution known in the marketplace as D3); (c) a multi-channel and multi product, cloud hosted account opening solution providing onboarding capabilities (including related software development kit(s)) for financial institutions of all sizes (including that solution known in the marketplace as Terafina); (d) a cloud hosted or on-premises customer deployed retail banking platform enabling seamless capabilities to handle transactions in the branch or self-service channel with integrated remote deposit capture solutions available across all banking channels (including that platform known in the marketplace as Channel Services Platform (CSP)); and (e) the on-premises check image related banking software solutions known in the marketplace as Clear, ImageMark Archive, and Transaction Manager (collectively, the “Business”);

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, The Veritas Capital Fund VIII, L.P., a Delaware limited partnership (the “Limited Guarantor”), is entering into a limited guarantee in favor of Parent (the “Limited Guarantee”), pursuant to which the Limited Guarantor is guaranteeing certain of the obligations of Buyer in this Agreement;

WHEREAS, the Parties desire to enter into this Agreement, pursuant to which Parent will cause Holdings to sell to Buyer, and Buyer will purchase from Holdings, the Equity Interests, on the terms and subject to the conditions set forth herein; and

WHEREAS, as partial consideration for the Equity Interests, Intermediate will issue shares of its common stock to Holdings (such stock, “Intermediate Stock”), and immediately thereafter, Holdings shall contribute the Intermediate Stock to Topco and, as consideration for the Intermediate Stock, Topco will issue the Class C Partnership Interests to Holdings.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, as used in this Agreement, have the following meanings:

“Accounting Principles” means those accounting principles, procedures, policies, practices and methods attached as Exhibit 1.1(b).

“Accounts Receivable Facility” means the accounts receivables facility contemplated by the Receivables Purchase Agreement, dated as of September 30, 2021, as subsequently amended to the date hereof, by and among NCR Receivables LLC, NCR Canada Receivables, LP, NCR Corporation, NCR Canada Corp., MUFG Bank, Ltd., Victory Receivables Corporation, PNC Bank, National Association, and PNC Capital Markets LLC.

“Acquired Company Benefit Plan” means each Company Benefit Plan currently sponsored or maintained by one or more of the Companies.

“Action” means any action, audit, charge, hearing, mediation, suit, litigation (including Tax related proceedings), arbitration, examination, claim, proceeding, investigation, assessment, reassessment or review.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person. For purposes of this Agreement, a “portfolio company” (as such term is commonly understood in the private equity industry) of any investment fund affiliated with any Person shall not be considered an “Affiliate” of such Person.

“Alternative Transaction” shall mean any (a) reorganization, liquidation, dissolution or recapitalization involving any of the Companies, (b) merger or consolidation involving any of the Companies, (c) sale of ten percent (10%) or greater of the assets of any of the Business (other than sales of inventory in the Ordinary Course and sales of assets that are obsolete or no longer useful to the Business of the applicable Company) or ten percent (10%) or greater of the equity securities of any Company (including any rights to acquire, or securities convertible into or exchangeable for, any such equity securities of any Company) or (d) similar transaction or business combination involving any of the Companies or their respective businesses or assets; provided, however, that neither the Pre-Closing Restructuring nor a Change of Control of Parent shall constitute an Alternative Transaction.

“Amended and Restated Topco LPA” means the Amended and Restated Limited Partnership Agreement of Topco to be entered into at the Closing by and among The Veritas Capital Fund VIII, L.P., a Delaware limited partnership, Holdings and, if applicable, the other parties thereto, which shall provide for the rights and obligations of the Class C Partnership Interests that are referenced herein and in Exhibit 1.1(c) attached hereto

“Ancillary Agreements” means the Transition Services Agreement, the Patent and Technology License Agreement, and the Patent and Technology License Rights Assignment Agreement.

“Antitrust Clearances” means the requisite clearances, approvals, or expirations of waiting periods, as applicable, under the Antitrust Laws of the U.S., related to the transactions contemplated by this Agreement.

“Antitrust Laws” means any national, regional, domestic or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Artificial Intelligence” means any system, software or process, including those systems, software and processes derived from machine learning, statistics or other data, designed to operate with varying levels of autonomy, that is capable of processing information and/or using computations, as whole or as part of a larger system, to generate outputs (such as predictions or recommendations), execute a decision or facilitate human decision-making, in each case, which would normally require human intelligence to produce.

“Automated Decision-Making Technology” means any Artificial Intelligence that processes Personal Information and uses computation, as the whole or part of a system, to make or execute a decision or facilitate human decision-making.

“Balance Sheet Date” means December 31, 2023.

“Bankruptcy and Equity Exception” shall mean the effect on enforceability of (a) any applicable legal requirement relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar legal requirement relating to or affecting creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Base Purchase Price” means Two Billion Four Hundred Fifty Million Dollars $2,450,000,000.00.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“Business Liabilities” means any Liabilities (other than any Liabilities for or in respect of Tax) of Parent and/or its Subsidiaries to the extent arising out of or resulting from the Business as transferred to the Companies or incurred by the Companies, or to the extent related to any assets of the Business transferred to the Companies or assets of the Companies, in each case, whether arising prior to, at or after the Closing.

“Cash” means the cash, cash equivalents (including marketable securities, bank deposits, liquid instruments and short term investments), in each case, determined in accordance with Accounting Principles, to the extent convertible to cash within thirty (30) days. Notwithstanding the previous sentence, Cash shall (a) exclude Restricted Cash, (b) be decreased by each Company’s issued but uncleared checks and drafts and wires in transit, (c) be increased by the amount of any deposited but uncleared checks, drafts or wire transfers received by the Companies, and (d) if the SEZ Transfer has not been completed as of the Closing, be decreased by the Delayed Payment Amount.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Charter Documents” means, (a) with respect to a limited liability company, the articles or certificate of organization or formation, and limited liability company agreement or operating agreement, as applicable, (b) with respect to a corporation, the certificate or articles of incorporation and bylaws, (c) with respect to a limited partnership, the certificate of limited partnership and the agreement of limited partnership and (d) with respect to any other entity, documentation of similar substance to any of the foregoing.

“Class C Partnership Interests” means Class C Partnership Interests of Topco, which interests shall have the rights, terms and obligations set forth in Exhibit 1.1(c) attached hereto.

“Closing Cash” means Cash as of the Valuation Time.

“Closing Indebtedness” means Indebtedness of the Companies as of immediately prior to the Closing (or in the case of Unpaid Income Taxes, calculated in accordance with the definition thereof).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding, recognition agreement or other written contractual obligation between any of the Companies and any labor union, trade union, works council, or other employee representative body with respect to employees of the Companies.

“Combined Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated, consolidated, combined, unitary or other group for purposes of applicable Laws.

“Combined Tax” means any Tax with respect to which any Company has filed or will file a Combined Tax Return.

“Combined Tax Return” means any Tax Return of any Combined Group that includes Parent or any of its Affiliates (other than the Companies), on the one hand, and one or more Companies, on the other hand.

“Company Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained by the Companies or that provides compensation or benefits to any Workers of the Business.

“Company Registered Intellectual Property Rights” means all Registered Intellectual Property Rights that are Owned Intellectual Property Rights.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated May 10, 2024 regarding the Business that was delivered to Buyer and its Affiliates or agents.

“Confidentiality Agreement” means that certain confidentiality agreement, dated May 2, 2024, by and between Parent and Veritas Capital Fund Management, L.L.C.

“Contracts” means all written or oral (to the extent enforceable) agreements, contracts, subcontracts, leases, occupancy agreements, subleases, purchase orders, licenses, sublicenses, arrangements, instrument, undertaking and legally enforceable commitments.

“Corporate Shared Services” means the corporate level services provided to the Business as of the date of this Agreement by Parent or any of its Affiliates (other than the Companies) that (a) are set forth on Exhibit 1.1(d), or (b) are included as “Services” to be provided under the Transition Services Agreement.

“Current Assets” means the current assets of the Business as of the Valuation Time, determined in accordance with the Accounting Principles; provided that Current Assets shall exclude income and deferred Tax assets.

“Current Liabilities” means the current liabilities of the Business as of the Valuation Time, determined in accordance with the Accounting Principles; provided that Current Liabilities shall exclude income and deferred Tax liabilities.

“Data Room” shall mean the electronic data room hosted by Datasite under the title “Project Dragon.”

“Debt Financing Sources” means the Persons that have committed to provide or otherwise entered into any agreements in connection with providing any Debt Financing or alternative debt financing, including the financial institutions or other lenders named in the Debt Commitment Letter (including any permitted amendments or amendments and restatements thereof) and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Delayed Payment Amount” means an amount equal to the amount contributed by Parent to Digital First for the purposes of funding the consideration to be paid by Terafina Services India Private Limited to Terafina Software Solutions Private Limited in connection with the SEZ Transfer, which is the amount required to be paid by Terafina Services India Private Limited as consideration for Terafina Software Solutions Private Limited to effectuate the SEZ transfer in accordance with Exhibit 1.1(a).

“Employee Benefit Plan” means, with respect to any Person, (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (b) benefit or compensation plan, policy, program, practice, arrangement or agreement, including any equity, equity-based, retirement, pension, profit sharing, bonus, incentive, commission, severance, retrenchment compensation, separation, change in control, retention, deferred compensation, fringe benefit, vacation, paid time off, medical, dental, life or disability plan, insurance, program, policy or arrangement, (c) employment or other similar individual agreement, plan, policy, arrangement or program that provides annual compensation opportunities in excess of $200,000 and excluding any agreement, plan, policy, arrangement or program that can be terminated at will on no more than 30 days’ notice without any liability, or (d) other employee benefit plan, program or arrangement.

“Environmental Law” means any applicable Law concerning (a) any Release or threatened Release of any Hazardous Substance or material containing any Hazardous Substance, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substance, (b) the manufacture, handling, transport, use, treatment, storage or disposal of any Hazardous Substance or materials containing any Hazardous Substance or (c) human health and safety (to the extent relating to exposure to Hazardous Substances), pollution or protection of the environment in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Cash” means Parent’s good faith estimate of Closing Cash delivered by Parent in accordance with Section 2.3.

“Estimated Indebtedness” means Parent’s good faith estimate of Closing Indebtedness delivered by Parent in accordance with Section 2.3.

“Estimated Net Working Capital” means Parent’s good faith estimate of Net Working Capital delivered by Parent in accordance with Section 2.3.

“Estimated Transaction Expenses” means Parent’s good faith estimate of Transaction Expenses delivered by Parent in accordance with Section 2.3.

“Excluded Businesses” means all of the former, present or future businesses of Parent and its Subsidiaries, other than (i) the Business as transferred to the Companies and (ii) for the avoidance of doubt, any business of the Companies following the Closing.

“Existing Credit Facilities” means the credit facilities established pursuant to that certain Credit Agreement, dated as of October 16, 2023 (as amended, supplemented or otherwise modified from time to time), by and among Parent, the foreign borrowers from time to time party thereto, the lenders from time to time thereto and Bank of America, N.A., as administrative agent.

“Existing Indentures” means each of the (a) Indenture, dated as of August 30, 2020 (as amended, supplemented or otherwise modified from time to time), among Parent, the subsidiary guarantors party thereto and Computershare Trust Company, N.A. (as successor in interest to Wells Fargo Bank, National Association), as trustee, governing Parent’s 5.000% senior notes due 2028, (b) Indenture, dated as of August 20, 2020 (as amended, supplemented or otherwise modified from time to time), among Parent, the subsidiary guarantors party thereto and Computershare Trust Company, N.A. (as successor in interest to Wells Fargo Bank, National Association), as trustee, governing Parent’s 5.250% senior notes due 2030 and (c) Indenture, dated as of April 6, 2021 (as amended, supplemented or otherwise modified from time to time), among Parent, the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, governing Parent’s 5.125% senior notes due 2029.

“Financial Statements” means, collectively, (a) the audited balance sheets (including any notes and schedules thereto) of the Business as of December 31, 2022 and December 31, 2023, (b) the audited statements of profit and loss and cash flows (including any notes and schedules thereto) of the Business for the twelve (12)-month periods ended December 31, 2022 and December 31, 2023, (c) the unaudited statement of profit and loss of the Business for the three (3)-month period ended March 31, 2024, and (d) the Interim Financial Statements.

“Fraud” means a claim for actual Delaware common law fraud with the intent to deceive based on a representation or warranty contained in Article III, Article IV or Article V; provided, that at the time such representation or warranty was made, (a) such representation or warranty was inaccurate, (b) the Party intending to deceive had actual knowledge, after due inquiry, of the inaccuracy of such representation or warranty, (c) the Party intending to deceive had the intent to deceive the other Party, and (d) the other Party acted in reliance on such inaccurate representation or warranty and suffered injury as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, or that is based on negligence or recklessness.

“Fundamental Parent Representations” means the representations and warranties in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4(a) (Consents and Approvals; No Violations), Section 3.24 (Certain Fees), Section 4.1 (Authorization), Section 4.3(a) (Consents and Approvals), Section 4.2 (Equity Interests Ownership), and Section 4.4 (Certain Fees).

“GAAP” means generally accepted accounting principles in the U.S. applied on a consistent basis.

“Governmental Entity” means any foreign, federal, state, provincial, municipal, local or supranational government, any political subdivision thereof or any court, tribunal, judicial, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any Governmental Entity or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intermediate” means Dragon Intermediate, Inc., a Delaware corporation.

“Indebtedness” means, without duplication, all obligations of the Companies and the Business (assuming the completion of the Pre-Closing Restructuring and including, without limitation, the outstanding principal amount, accrued and unpaid interest, prepayment, redemption or other premiums or penalties, breakage costs, make-whole payments, yield protection or obligations or other costs, fees or expenses related thereto or that otherwise would be required to be paid by such Person, in each case if repaid on the Closing Date) (a) for borrowed money under any credit agreement, note, indenture, or bond or otherwise, in each case owed to any third party or issued in substitution for or exchange for obligations for borrowed money, (b) evidenced by any note, bond, debenture, mortgage or other similar instrument or debt security, (c) with respect to leases that are and that should be recorded as capital or finance leases in the Financial Statements or in accordance with the Accounting Principles (but excluding leases classified as operating leases in the Financial Statements or any leases that would have been deemed operating leases prior to the effectiveness of FASB ASC 842), (d) for any deferred purchase price of stock, assets, property, equipment, goods or services, including the maximum amount payable with respect to any contingent purchase price, earn-out, purchase price adjustment or similar contingent or deferred payment obligation for acquisitions (including payments for Tax benefits and similar obligations), (e) any declared but unpaid dividends or amounts owed to Parent or its Related Parties (other than the Companies) and any Intercompany Arrangements not settled or paid in full as of the Valuation Time in accordance with Section 6.12, (f) for long-term deferred revenue, as determined in accordance with the Accounting Principles, (g) for all unpaid Liabilities or other amounts (including management fees, dividends or other distributions) owed to any equity holder, director, officer, manager, member or other Affiliate of such Company, other than compensation payable in the Ordinary Course, (h) secured by (i) a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien or (ii) a Lien on any securitized accounts receivable (including any borrowings against any securitized accounts receivable), (i) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of such Person or lender under such agreement in the event of default are limited to repossession or sale of such property), (j) under any reimbursement obligations in respect of letters of credit, and bank guarantees, bankers’ acceptances, surety bonds, performance bonds and similar facilities issued for the account of such Company, in each case, to the extent drawn upon or payable and not contingent, but excluding accounts payable and accrued expenses incurred in the Ordinary Course and included as a Current Liability in Net Working Capital, (k) for any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product, (l) under any interest rate, currency, swap, exchange or other hedging or similar Contract, assuming such Contracts are terminated or unwound as of the Closing, which may not be less than zero, (m) in respect of underfunding under any underfunded or unfunded defined benefit plan, pension plan (including government pension plans) or similar plans or arrangements net of applicable income tax benefits (including any unpaid statutory gratuity obligations with respect to periods prior to the Closing), (n) unpaid severance obligations and other unpaid post employment Liabilities owed to any current or former Workers whose employment is terminated prior to the Closing, including in connection with any reduction-in-force or other involuntary termination of employment occurring prior to the Closing, plus an amount equal to the employer portion of any employment, social security, pension plan contribution and payroll Taxes payable in connection with such amounts in this clause (n), (o) COVID-19 relief benefits that have not been forgiven as of the Closing Date, (p) any Unpaid Income Taxes, (q) any withholding or other Taxes owed related to equity compensation granted to

Workers, (r) any Liabilities that are conveyed to the Companies with respect to restoration or asset retirement obligations related to any leases used by the Business prior to the Closing, and (s) pursuant to which such Company guarantees any of the foregoing indebtedness or obligations of any other Person, directly or indirectly, as obligor, guarantor, surety or otherwise, or secured by any Lien on the property or asset of such Company; provided, however, that in no event will Indebtedness include amounts to the extent deducted from the Purchase Price as Transaction Expenses or included as a Current Liability in the determination of Net Working Capital.

“India Transfer Agreement” means that certain Agreement for Transfer of Assets, Liabilities and Workforce, dated July 1, 2024, by and between Terafina Software Solutions Private Limited and Terafina Services India Private Limited.

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including all U.S. and non-U.S.: (a) patents and applications therefor, and utility models and applications for utility models, design patents and industrial design rights, including or together with all provisionals, divisions, continuations, continuations-in-part, reissues, renewals, substitutions, reexaminations and extensions thereof, (b) copyrights, along with all copyright registrations and applications to register copyrights, (c) Trademarks, and (d) trade secret, other confidential information and know-how rights, and (e) other applicable rights in or to ideas, inventions, invention disclosure statements, works of authorship, proprietary processes, formulae, models and methodologies.

“Intercompany Arrangements” means all Contracts, intercompany Indebtedness or other property, loans, performance obligations, payment obligations and investments existing between and among any of the Companies, on the one hand, and either of Parent or any of its Affiliates (other than the Companies), on the other hand (other than this Agreement and any Ancillary Agreements).

“Interim Financial Statements” means the unaudited balance sheet of the Business and the related unaudited statement of profit and loss of the Business for (a) the fiscal quarter and related year-to-date period ended June 30, 2024 and (b) each fiscal quarter and related year-to-date period that ends after the date hereof and at least sixty-one (61) days prior to the Closing Date; provided, that for purposes of the definition of Marketing Period and Section 6.24, Interim Financial Statements shall not include this clause (b).

“Internal IT Systems” means the IT Systems owned, licensed, leased or used and controlled by the Companies for information technology operations of the Business, excluding all IT Systems owned, leased, licensed or used by Parent or any of its Affiliates (excluding the Companies).

“International Trade Laws” means all applicable United States Laws pertaining to trade and economic sanctions, export controls, and imports, including such laws, regulations, and orders administered and enforced by the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Customs and Border Protection agency, including but not limited to the sanctions and export controls administered and enforced by the Office of Foreign Assets Control; the Export Administration Act of 1979, as amended, the Export Control Reform Act of 2018, and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; the anti-boycott regulations, guidelines and reporting requirements under the Export Administration Regulations and Section 999 of the Code; and any similar Laws in any other jurisdiction in which any Company or any of its Subsidiaries, or their respective agents and representatives, conduct business.

“IT Systems” means computer hardware, software, computer networks and telecommunications and Internet-related equipment and other information technology-related equipment.

“Knowledge” with respect to Parent means all facts actually known, after due inquiry, by those individuals listed on Exhibit 1.1(e).

“Law” or “Laws” means any statutes, laws, rules, codes, directives, regulations, ordinances, tariffs, treaties, Orders or other requirement or rule of law (including common law) of, or issued by, Governmental Entities.

“Leased Real Property” means premises and the parcels of real property leased, subleased, licensed or otherwise occupied by Parent or any of the Companies exclusively used in the operation of the Business, together with all fixtures and improvements thereon.

“Legal Dispute” means any Action between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement.

“Liabilities” means all liabilities and obligations of every kind and nature, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Licenses” means all licenses, permits and certificates issued by any Governmental Entity.

“Liens” means any mortgages, liens, pledges, security interests, charges, claims, restrictions, encumbrances, licenses, covenants not to sue, hypothecations, assignments, easements, deeds of trust, adverse ownership interests, title retentions, purchase options, rights of first refusal or similar rights, or any other security agreements or arrangements.

“Local Transfer Agreements” means the agreements and instruments providing for the sale, transfer, conveyance, assignment, assumption or delivery of any Transferred Asset or Liability or equity interest, as would be required or advisable pursuant to, or to comply with, requirements of applicable local Law to be documented separately from this Agreement, as further determined in accordance with Section 6.2(a).

“Losses” shall mean all losses, damages, costs, expenses, settlements, judgments, awards, assessments, Taxes, obligations, interest, penalties, fines and Liabilities (including reasonable attorneys’ and advisors’ fees and expenses), excluding any punitive, incidental, consequential, special or indirect damages (including loss of revenue, diminution in value, and any damages based on any type of multiple), except where any of the foregoing are awarded or paid to a third party.

“Lower Net Working Capital Target” means negative $22,600,000.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days beginning after the date hereof, throughout and at the end of which Buyer shall have the Financial Statements; provided, that:

(i) if PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any of the Financial Statements, then the Marketing Period shall not be deemed to commence unless and until a new audit opinion is issued with respect to such financial statements by PricewaterhouseCoopers LLP or another nationally recognized independent public accounting firm;

(ii) if any of the Financial Statements shall have been restated, the Parent shall have publicly announced its intent to restate any such Financial Statements or that any such restatement is under consideration or may be a possibility, or the board of directors of the Parent shall have determined that a restatement of any such Financial Statements is required, then the Marketing Period shall be deemed not to resume unless and until (and shall not be deemed to restart any earlier than) such restatement has been completed or the Parent has determined that no restatement shall be required in accordance with GAAP consistently applied (giving effect to the notwithstanding paragraph below);

(iii) if the Financial Statements contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such Financial Statements, in the light of the circumstances under which they were made, not misleading, then the Marketing Period shall not be deemed to resume unless and until such Financial Statements have been updated or amended so that there is no longer any such untrue statement or omission (giving effect to the notwithstanding paragraph below); and

(iv) such fifteen (15) consecutive Business Day period shall not commence prior to September 3, 2024.

“Material Adverse Effect” means any event, change, circumstance, development or effect that has occurred that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the assets, results of operations or the financial condition of the Business or the Companies, taken as a whole, or (ii) materially impairs or delays or would reasonably be expected to materially impair or delay the ability of Parent to perform its obligations under this Agreement, provided that, solely for purpose of the preceding clause (i), other than events, changes or effects resulting from or relating to (a) applicable economic or market conditions affecting the industry or markets in which the Business operates, (b) the identity of Buyer or the announcement of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or Workers, (c) (i) the execution of, compliance with the express terms of, or the taking of any action required, or the failure to take any action expressly prohibited, by this Agreement or the taking of any action consented to in writing by Buyer or (ii) the consummation of the transactions contemplated by this Agreement (provided that this clause (c)(ii) shall not apply to any representation or warranty (or related condition) that addresses the consequences of the execution of this Agreement or consummation of the transactions contemplated by this Agreement or any related condition to Closing), (d) any change after the date hereof in GAAP or other applicable accounting requirements or principles or any change or proposed change in applicable Laws or the authoritative interpretation thereof, (e) any national or international political or social conditions, including the engagement by any jurisdiction in which the Business operates in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack (including cyber-terrorism or cyber-attacks), any widespread or systemic disruption, instability, or failure of information technology system, software, hardware, or infrastructure, including any such disruption or failure arising from software updates, technical defects or operational errors, (f) pandemics, earthquakes, hurricanes, tornadoes or other natural disasters, (g) general financial, banking, securities or capital market conditions, including interest rates or market prices, or changes therein, or (h) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided that any event, change, development or effect underlying such failure shall be taken into account if not otherwise excluded under the other subclauses of this definition; provided, however, that notwithstanding the foregoing, any event, change, circumstance, development or effect described in the preceding clauses (a), (d), (e), (f) and (g) shall be taken into account in determining whether a Material Adverse Effect has occurred or is occurring if any such event, change, circumstance, development or effect disproportionately affects the Companies or the Business relative to other participants in the industries in which the Business operates.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Net Working Capital Overage” means the absolute value of the amount, if any, by which (a) the Net Working Capital is greater than (b) the Upper Net Working Capital Target.

“Net Working Capital Underage” means the absolute value of the amount, if any, by which (a) the Net Working Capital is less than (b) the Lower Net Working Capital Target.

“Non-U.S. Transferred Corporation” means any Company that is, or is treated as, a corporation for U.S. federal income Tax purposes and is formed or incorporated outside of the United States.

“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Ordinary Course” means the ordinary course of business of the Business consistent with past practice.

“Owned Intellectual Property Rights” means all Intellectual Property Rights that are (a) owned or purported by Parent to be owned by any of the Companies as of the date hereof or that are (b) owned or purported to be owned by Parent or any of its Affiliates as of the date hereof and will be transferred to the Companies prior to the Closing pursuant to the Pre-Closing Restructuring.

“Pandemic Response Laws” means the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act of 2020, the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the American Rescue Plan Act of 2021, the Executive Order Re: Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (Aug. 8, 2020), IRS Notice 2020-65, IRS Notice 2021-11, and, in each case, any amendments thereof, any successor law, any guidance issued in respect thereof and any other similar or analogous federal, state, local, or non-U.S. Law, executive order or executive memo, or administrative guidance intended to benefit taxpayers in response to COVID-19 and the associated economic downturn.

“Parent Indemnified Taxes” means, without duplication, any and all Taxes (or the nonpayment thereof): (a) of Parent or any of its Affiliates (other than the Companies) for any taxable period (or portion thereof); (b) that are Transfer Taxes allocable to Parent pursuant to Section 6.7(d); (c) that are any Combined Taxes; (d) of or with respect to any Company resulting from, attributable to, or arising in connection with (including any event, transaction, circumstance, relationship or other action occurring in) the Pre-Closing Restructuring, and (e) any reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and advisors’ fees) paid or incurred by Buyer or its Affiliates (including by the Companies after the Closing) with respect to the foregoing; provided, however, that Parent Indemnified Taxes shall exclude any Taxes to the extent reflected in the calculation of final Net Working Capital or the final Closing Indebtedness.

“Patent and Technology License Agreement” means a patent and technology license agreement to be entered into between Parent and Digital First, in the form attached hereto as Exhibit 1.1(f).

“Patent and Technology License Rights Assignment Agreement” means a patent and technology license rights assignment agreement to be entered into by and between Parent and Digital First, in the form attached hereto as Exhibit 1.1(g).

“Permit” shall mean any permit, license, registration, certificate, identification numbers, authorization or approval issued or required by any Governmental Entity under any applicable Law.

“Permitted Liens” means (a) Liens imposed by Law for Taxes not yet due and payable or that are being properly contested in good faith by appropriate proceedings and, in each case, for which adequate cash reserves have been established in accordance with GAAP, (b) Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen and other Liens imposed by Law or Contract incurred in the Ordinary Course that are (i) not past due or delinquent by more than thirty (30) days except if being contested in good faith by appropriate proceedings and for which appropriate reserves have been established by any of the Companies or its Subsidiaries in accordance with GAAP, (ii) consistent with past practice, (iii) not, individually or in the aggregate, material to the Business and, (iv) do not impair the current use or occupancy of any Leased Real Property, (c) Liens made in the Ordinary Course in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations that are not inconsistent with past practice or in connection with amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established by any of the Companies or its Subsidiaries in accordance with GAAP, (d) deposits to secure the performance of bids, trade Contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the Ordinary Course, (e) easements, zoning restrictions, rights-of-way, Licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any real property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of the Business at any real property subject to such Liens, (f) any (i) interest or title of a lessor or sublessor, or lessee or sublessee under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor, or lessee or sublessee may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), in each case that are not the result of delinquent payments, (g) Liens on goods held by suppliers arising in the Ordinary Course for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such Lien remains unperfected, (h) with respect to any real property in which any Company, Parent or one of their respective Affiliates owns a leasehold estate, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the jurisdiction where such real property is located that does not, individually or in the aggregate, have a Material Adverse Effect on the Business, (i) zoning, building codes and other land use Laws regulating the use or occupancy of any of the Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business or any violation of which would not, individually or in the aggregate, have a Material Adverse Effect on the Business and would not reasonably be expected to be materially adverse to the continued use and operation of the asset to which they relate, (j) matters that would be disclosed by an accurate survey or inspection of any Leased Real Property and which do not materially impair the occupancy, value or use of such Leased Real Property, and (k) non-exclusive licenses under any Intellectual Property Rights and equivalent rights thereof granted or provided in the Ordinary Course; provided, that notwithstanding the foregoing, the term “Permitted Liens” shall not include any Lien securing indebtedness for money borrowed by the Business.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Personal Information” means any information defined as “personal data,” “personally identifiable information,” “personal information,” including “sensitive personal data” or any substantial equivalent of these terms, or any other data covered by any Privacy Laws and Requirements.

“Pre-Closing Tax Period” means any taxable period (or portion thereof in the case of a Straddle Period) ending on or prior to the Closing Date.

“Privacy Laws and Requirements” means, to the extent related to privacy, data security, data protection, breach notification, sending solicited or unsolicited electronic mail and text messages, cookies, trackers, Artificial Intelligence or Automated Decision-Making Technology, or the collection, processing, transfer, disclosure, sharing, storing, possession, dealing, handling, security and use of Personal Information: (a) any Laws and binding guidelines from any Governmental Entity, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, the UK Data Protection Act 2018 and the GDPR as incorporated into UK law pursuant the European Union (Withdrawal) Act 2018, the Canadian Personal Information Protection and Electronic Documents Act 2000 (“PIPEDA”), the Australian Privacy Act 1988 (“Privacy Act”), Section 5 of the Federal

Trade Commission Act, the Gramm-Leach-Bliley Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, the Children’s Online Privacy Protection Act, and comprehensive U.S. state privacy laws, including the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act, and the Information Technology Act, 2000 and the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011, each as amended; (b) applicable industry standards, self-governing rules and policies, including the Payment Card Industry Data Security Standard; (c) all contractual obligations binding upon Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies; and (d) the policies and procedures of Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies.

“Registered Intellectual Property Rights” means all (a) patents and patent applications, (b) registered Trademarks and applications to register Trademarks (including Internet domain names), and (c) registered copyrights and applications to register copyrights.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, migration, releasing, escaping, dumping or disposing into, through or upon the environment, including but not limited to the indoor and ambient air, soil, surface water, groundwater, the sewer, septic system or storm drain.

“Representatives” shall mean, in relation to a Person, its officers, directors, managers, members, employees, attorneys, consultants, accountants, advisors, agents and controlled Affiliates.

“Restricted Cash” means cash in reserve accounts, cash escrow accounts, cash collateralizing any obligation of the Companies, custodial cash and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal, contractual or other restriction on the ability to freely withdraw, transfer or use such cash for any lawful purposes, including without limitation, restrictions on dividends, taxes and repatriations.

“Retained Business” means all of the businesses and operations of Parent or any of its Affiliates, other than the Business as currently conducted or as currently contemplated to be conducted.

“Retained Liabilities” means (a) all Liabilities to the extent arising out of the Excluded Business or to the extent related to any assets of the Excluded Business, (b) all other Liabilities to be paid or assumed by Parent or any of its Subsidiaries (other than the Companies) pursuant to (i) the express terms of this Agreement and (ii) Exhibit 1.1(a), and (c) Parent Indemnified Taxes.

“R&W Policy” means that certain representations and warranties insurance policy issued in connection with the transactions contemplated by this Agreement, which provides coverage for the benefit of Buyer or its designee as the named insured for breaches of representations and warranties of Parent under this Agreement.

“Sanctioned Jurisdiction” means a country, region or territory which is the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, the Russian-occupied area of the Kherson oblast of Ukraine, and the Russian-occupied area of the Zaporizhzhia oblast of Ukraine).

“Sanctioned Person” means (a) any Person identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, the Consolidated Canadian Autonomous Sanctions List or any other similar list maintained by any Governmental Entity having jurisdiction over the Parties; (b) any Person located, organized or resident in a Sanctioned Jurisdiction or (c) any Person owned (as such term is used in the applicable sanctions and any formal guidance associated with the same), individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (a) or (b) above.

“Schedules” means the disclosure schedules to this Agreement.

“Seller Debt Facilities” means the Accounts Receivable Facility, the Existing Credit Facilities and the Existing Indentures.

“SEZ Transfer” means the actions contemplated by the Pre-Closing Restructuring related to the transfer of certain assets and liabilities of the Business that operate out of or are used at premises located in a Special Economic Zone in Hyderabad, India, as described in the India Transfer Agreement.

“Shared Contracts” means the Contracts under which both the Business and at least one other business unit of Parent or any of its Affiliates (other than the Companies) purchases or sells goods or services or uses goods or services; provided that, in no event shall the term “Shared Contracts” include any Corporate Shared Services.

“Solvent”, when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures and other entities controlled by a Person directly or indirectly through one or more intermediaries.

“Tax Return” means any original or amended report, return, declaration, filing, claim for refund or information return or statement required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto, whether in tangible or electronic form.

“Taxes” (and with a correlative meaning, “Taxable”) means (a) any federal, state, local, provincial or non-U.S. taxes, charges, duties, fees, levies, imposts, excises, customs, or other assessments, including income, gross receipts, payroll, employment, excise, stamp, occupation, premium, windfall profits, license, environmental, customs duties, capital stock, franchise, profits, capital gains, withholding, social security (or similar), unemployment, disability, severance, real property, ad valorem, excessive payment, excessive credit transfer, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, assessed, administered, determined, enforced, collected, or imposed by any Governmental Entity and escheat or unclaimed property liabilities, in each case, however denominated, and including any interest, penalty or addition associated therewith, whether disputed or not, (b) any liability for or with respect to amounts described in clause (a) whether as a result of joint, several, successor or transferee liability, of being a member of a Combined Group for any period, or otherwise through operation of Laws, or otherwise, and (c) any liability for or with respect to amounts described in clauses (a) or (b) as a result of any Contracts or arrangement (express or implied), including any Tax sharing, Tax indemnity or Tax allocation agreement (but excluding any Contract entered into in the Ordinary Course the primary purpose of which does not relate to Taxes), or any Tax receivable agreement.

“Topco” means Dragon TopCo LP, a Delaware limited partnership.

“Trademarks” means trademarks, service marks, trade names, brand names, slogans, taglines, logos, trade dress, Internet domain names, social media identifiers and other source identifiers, along with all registrations and applications for registration of the foregoing, together with the goodwill symbolized by any of the foregoing.

“Transaction Expenses” means, to the extent not paid prior to the Closing and paid by the Companies at or following the Closing, (a) all third party fees and expenses to the extent payable by any Company incurred for and in connection with the preparation, negotiation and execution of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Pre-Closing Restructuring) or the sale process in respect of the sale of the Companies, including fees, costs and expenses of outside counsel, accountants, appraisers, investment bankers, brokers and other advisors, and (b) any transaction bonus, discretionary bonus, change-of-control payment, severance, retention or other compensatory payments to the extent payable to any Person by any Company solely as a result of the execution of this Agreement or the Ancillary Agreements or in connection with the transactions contemplated hereby and thereby (including the employer portion of any payroll, social security, unemployment or similar Taxes related to such payments); provided, that “Transaction Expenses” will specifically exclude (i) any such bonuses, compensation or payments that are paid or payable as a result of actions by Buyer following the Closing, and (ii) any fees, costs and expenses of the R&W Policy.

“Transfer Taxes” means all transfer, notarial, filing, recordation, goods, services, sales, use, real or personal property transfer, documentary, value-added, stamp and all other similar Taxes or other like charges imposed by any Governmental Entity, together with interest, penalties or additional amounts imposed with respect thereto.

“Transition Services Agreement” means a transition services agreement to be entered into between Parent or one or more of its Affiliates and Digital First, in the form attached hereto as Exhibit 1.1(h).

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Unpaid Income Taxes” means all income Taxes of or with respect to any Company for or with respect to any Pre-Closing Tax Period (determined on a jurisdiction-by-jurisdiction basis, not less than zero with respect to any Tax in any jurisdiction, and computed without taking into account any refunds or overpayments (or credits in lieu thereof)), and taking into account estimated payments and tax attribute carryovers and carryforwards solely to the extent that it is “more likely than not” that such payments, carryovers or carryforwards are available and, in the case of estimated payments, are reasonably anticipated to reduce cash Tax liabilities of any Company within twelve (12) months of the Closing. Unpaid Income Taxes shall be determined (a) in the case of a Straddle Period, in accordance with Section 6.7(c), (b) in accordance with the accounting methods and past practices of any Company in preparing its Tax Returns, except to the extent such practice is not supportable at a “more likely than not” or higher level of comfort or as otherwise required by applicable Law, (c) by taking into account any item that is required to be included in income under Sections 951, 951A, 1293 or 702 of the Code (or any corresponding, similar or analogous provision of federal, state, local or non-U.S. Law) with respect to any Company based on a “closing of the books” with respect to the applicable entity as of the close of business on the Closing Date, and (d) by treating any income or gain of a type described in Section 3.14(o) as giving rise to Unpaid Income Taxes (determined without regard to any “material” qualifier and without regard to any item disclosed on any Schedule).

“Upper Net Working Capital Target” means negative $2,600,000.

“U.S.” means the United States of America.

“U.S. Benefit Plan” means each Company Benefit Plan maintained exclusively or primarily for Persons who are employed in the U.S.

“Valuation Time” means 11:59 p.m. Eastern time on the day prior to the Closing Date; provided, that, notwithstanding the foregoing, for purposes of calculating any amount for or in respect of Taxes, “Valuation Time” shall be the end of the day on the Closing Date.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, which breach was the conscious object of the act or failure to act.

“Worker” means (a) any employee of Parent or its Subsidiaries whose job duties or responsibilities are primarily dedicated to the Business, (b) any self-employed contractor or individual consultant engaged to perform work personally for the Business and who is in business on their own account or (c) those who have otherwise been identified in consultation with Buyer as employees that will be transferred to the Companies prior to the Closing as part of the Pre-Closing Restructuring and are identified on Exhibit 1.1(i), which is otherwise subject to change as a result of employee hiring and terminations in the Ordinary Course.

Section 1.2 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Business	Section 6.21(b)(ii)
Affiliated Transaction	Section 3.17
Agreement	Preamble
Allocation Schedule	Section 2.8
Alternative Debt Commitment Letter	Section 6.24(d)
Alternative Financing	Section 6.24(d)
Alternative Financing Sources	Section 6.24(d)
Authorization Letters	Section 6.24(e)(iv)
Business	Recitals
Business Contracts	Section 3.13(a)
Business Portion	Section 6.22(a)
Business Trade Secrets	Section 3.10(c)
Buyer	Preamble
Buyer Indemnified Parties	Section 9.2(a)
Buyer Related Parties	Section 8.3(b)
Buyer Releasors	Section 6.15(a)
Buyer Savings Plan	Section 6.9(d)
Buyer Termination Fee	Section 8.3(a)
Capex Budget	Section 6.1(d)
Census	Section 3.16(b)
Change of Control	Section 6.21(f)
Claim Costs	Section 6.16(a)(iii)
Closing	Section 2.4
Closing Date	Section 2.4
Closing Purchase Price	Section 2.3
Closing Purchase Price Statement	Section 2.3
Companies	Recitals
Company	Recitals
Company Covered Employees	Section 6.21(a)
Company Employees	Section 6.9(a)
Content	Section 6.10(a)
Debt Commitment Letters	Section 5.5(a)
Debt Financing	Section 5.5(a)

Term	Section
DFS Provisions	Section 10.5
Digital First	Recitals
Dispute Notice	Section 2.7(c)
Equity Commitment Letter	Section 5.5(a)
Equity Financing	Section 5.5(a)
Equity Financing Source	Section 5.5(a)
Equity Interests	Recitals
Final Closing Statement	Section 2.7(d)
Final Overage	Section 2.7(e)
Final Purchase Price	Section 2.7(d)
Final Underage	Section 2.7(f)
Financing	Section 5.5(a)
Financing Commitment Letters	Section 5.5(a)
First Public Announcement	Section 6.6
Functional Separation	Section 6.2(a)
Holdings	Preamble
ICA	Section 6.4(f)
Incomplete Restructuring Action	Section 6.2(c)
Indemnified Guarantees	Section 6.11(a)
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
Independent Accountant	Section 2.7(c)
Indian IT Act	Section 3.14(s)
Intended Tax Treatment	Section 2.10
Intermediate Stock	Recitals
K&S	Section 10.11(a)
Limited Guarantee	Recitals
Limited Guarantor	Recitals
Material Customer	Section 3.19(a)
Material Vendor	Section 3.19(b)
NCR Marks	Section 6.10(a)
Non-Business Portion	Section 6.22(a)
Non-Party Affiliates	Section 10.19(a)
Objections Notice	Section 2.8
Outside Date	Section 8.1(e)
Parent	Preamble
Parent Group Identifiers	Section 6.10(a)
Parent Indemnified Parties	Section 9.2(b)
Parent Parties	Section 10.11(a)
Parent Savings Plan	Section 6.9(d)
Parties	Preamble
Party	Preamble
Permitted Insurance Claims	Section 6.16(a)(ii)
Permitted Representation	Section 10.11(a)
Post-Closing Covenants	Section 9.1

Term	Section
Post-Closing Statement	Section 2.7(b)
Pre-Closing Occurrences	Section 6.16(a)(ii)
Pre-Closing Restructuring	Recitals
Preliminary Purchase Price Amount	Section 2.7(b)
Privileged Deal Communications	Section 10.11(b)
Purchase Price	Section 2.2
Purchase Price Adjustment	Section 2.7(a)
Real Property Lease	Section 3.9(b)
Related Parties	Section 3.17
Related Party	Section 3.17
Response Period	Section 2.8
Restricted Business	Section 6.21(b)
Restricted Modifications	Section 6.24(c)
Review Period	Section 2.7(c)
Securities Act	Section 5.8(a)
Security Incident	Section 3.22(c)
Seller Debt Facilities Releases	Section 6.11(g)
Seller Releasors	Section 6.15(b)
Specified Insurance Policies	Section 3.18
Specified Shared Contract	Section 6.22(a)
Termination Date	Section 8.1
Third-Party Claim	Section 9.3(a)
Third Party Reimbursement	Section 9.4(d)
Total Consideration	Section 2.2
Transferred Assets	Section 3.8(a)
Transferred Liabilities	Section 6.2(a)
Transition Period	Section 6.10(a)
Transition Services End Time	Section 6.9(a)
TSA Consents	Section 6.19
TUPE	Section 6.9(e)
TUPE Consultation	Section 6.9(e)

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s), (vii) the terms “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (viii) references to any law will be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder, (ix) references to any Person include the predecessors, successors and permitted assigns of that Person, (x) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively, (xi) the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other theory extends and such phrase will not mean “if”, and (xii) the word “or” will be disjunctive but not exclusive.

(b) Unless otherwise set forth in this Agreement, references in this Agreement, including the Exhibits and Schedules, to any document, instrument or agreement (including this Agreement) (i) includes and incorporates all exhibits, schedules and other attachments thereto, (ii) includes all documents, instruments or agreements issued or executed in replacement thereof and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, the documents referred to herein and this Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Equity Interests. Subject to the terms and conditions of this Agreement, at the Closing, Parent will, and will cause Holdings to, sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens (except for restrictions on transfer imposed by the Securities Act and other applicable state securities laws), and Buyer will purchase, acquire and accept from Holdings, all of Holdings’ right, title and interest in and to the Equity Interests.

Section 2.2 Purchase Price. The aggregate consideration for all of the Equity Interests shall be (i) an amount equal to (a) the Base Purchase Price, plus (b) the Net Working Capital Overage (if any), minus (c) the Net Working Capital Underage (if any), minus (d) Closing Indebtedness (if any), minus (e) Transaction Expenses (if any), plus (f) Closing Cash, and (ii) Intermediate Stock (the amount calculated pursuant to clause (i) of this sentence, the “Purchase Price” and collectively with the Intermediate Stock, the “Total Consideration”).

Section 2.3 Closing Purchase Price. On or before the date that is four (4) Business Days prior to the Closing Date and in no event more than eight (8) Business Days prior to the Closing Date, Parent will prepare and deliver to Buyer a written statement (the “Closing Purchase Price Statement”) setting forth, as determined in accordance with the Accounting Principles, (a) the

Estimated Net Working Capital, (b) the Estimated Indebtedness, (c) the Estimated Transaction Expenses, (d) the Estimated Cash and (e) the resulting calculation of the Purchase Price (such calculation, the “Closing Purchase Price”). Concurrently with the delivery of the Closing Purchase Price Statement, Parent will provide to Buyer data and schedules with such reasonable specificity as may be appropriate to support the determination of each calculation set forth therein. In connection with Buyer’s review of the Closing Purchase Price Statement, Parent shall provide Buyer and its Representatives with reasonable access to relevant information and personnel of the Companies and Parent upon request and shall consider Buyer’s comments in good faith; provided, however, that in no event shall Buyer’s provision of comments to the Closing Purchase Price Statement, or Parent’s consideration of the same, delay the Closing.

Section 2.4 Closing. Subject to the terms and conditions of this Agreement , the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as possible, and in any event no later than five (5) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as Parent and Buyer may agree in writing; provided, that the Closing shall not occur prior to the date that is two (2) Business Days after the completion of the Marketing Period. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, or by remote exchange of signatures and documents, at 10:00 a.m. Atlanta, Georgia time, or at such other place or at such other time as Parent and Buyer may agree in writing.

Section 2.5 Deliveries by Parent and Holdings. At the Closing, Parent and Holdings will deliver or cause to be delivered to Buyer (unless delivered previously) or, where indicated, Topco the following:

(a) a certificate, if any, evidencing all of the Equity Interests, to the extent the Equity Interests are in certificate form, duly endorsed in blank or, to the extent the Equity Interests are not certificated, stock powers or similar instrument of transfer, in form and substance reasonably satisfactory to Buyer, duly executed in proper form for transfer;

(b) the executed Ancillary Agreements;

(c) a properly completed and duly executed IRS Form W-9;

(d) the joinder attached hereto as Exhibit 2.5(d), duly executed by Digital First, Parent and NCR Atleos Corporation, a Maryland corporation;

(e) the Amended and Restated Topco LPA, duly executed by Holdings;

(f) for Digital First Holdings UK Limited, the statutory registers, minute books and authentication code for making electronic filings with the United Kingdom Registrar of Companies;

(g) for Digital First Holdings Canada ULC, the up-to-date minute book and necessary passwords for BCOnLine;

(h) the certificates and other documents required to be delivered pursuant to Section 7.3; and

(i) to Topco, the Intermediate Stock received by Holdings pursuant to Section 2.6(c).

Section 2.6 Deliveries by Buyer.

(a) At the Closing, Buyer will deliver or cause to be delivered to Parent (unless delivered previously) the following:

(i) the executed Ancillary Agreements;

(ii) the joinder attached hereto as Exhibit 2.5(d), duly executed by Buyer;

(iii) the Amended and Restated Topco LPA, duly executed by the general partner of Topco;

(iv) a duly executed and delivered copy of the R&W Policy; and

(v) the certificates and other documents required to be delivered pursuant to Section 7.2.

(b) At the Closing, Buyer shall pay to Holdings an amount equal to the Closing Purchase Price by wire transfer of immediately available funds to the account or accounts designated to Buyer in writing by Parent at least three (3) Business Days prior to the Closing Date.

(c) At the Closing, (i) Intermediate shall issue to Holdings the Intermediate Stock and shall deliver reasonable evidence of such issuance to Holdings, and (ii) in exchange for the Intermediate Stock received pursuant to Section 2.5(i), Topco shall issue to Holdings the Class C Partnership Interests and shall deliver reasonable evidence of such issuance to Holdings.

Section 2.7 Adjustment to Purchase Price.

(a) The Base Purchase Price shall be increased or decreased as set forth in Section 2.7(e). Any increase or decrease in the Closing Purchase Price pursuant to this Section 2.7 shall be referred to as a “Purchase Price Adjustment”.

(b) No later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Parent a statement (the “Post-Closing Statement”) setting forth Buyer’s good faith calculation, determined in accordance with the Accounting Principles, of (i) Net Working Capital, (ii) Closing Indebtedness, (iii) Transaction Expenses, (iv) Closing Cash, and (v) the resulting calculation of the Purchase Price (such calculation the “Preliminary Purchase Price Amount”), together with reasonable supporting detail and documentation. During the Review Period, Buyer will (A) permit, and will cause each Company to permit, Parent and its advisors and representatives reasonable access to the books, records, properties, premises, work papers, personnel and other information of the Business that are reasonably necessary to permit Parent and its advisors to review the Post-Closing Statement or to address any dispute described in this Section 2.7 and (B)

reasonably cooperate, and will cause each Company to reasonably cooperate, with Parent and its advisors and representatives in connection with such review; provided, that (1) such access and cooperation shall be provided (x) upon reasonable notice and during normal business hours in a manner that does not unreasonably interfere with the conduct of the Business and (y) subject to entry by Parent and its advisors and representatives into customary confidentiality and access letters if reasonably requested, and (2) neither Buyer nor any Company shall be required to provide or cause to be provided access to, or disclose or cause to be disclosed, information where such access or disclosure would jeopardize attorney-client, work product or other privilege, contravene any Law, or contravene any confidentiality undertaking (provided, however, that Buyer shall, and shall cause the Companies to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney client, work product or other privileges, violate any Law or such applicable agreement). The Parties agree that the purpose of preparing and calculating the Net Working Capital, Closing Cash, and Closing Indebtedness hereunder is to measure changes in Net Working Capital, Closing Cash, and Closing Indebtedness without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from the Accounting Principles. The Post-Closing Statement and the calculation of the Net Working Capital and Closing Cash contained therein shall entirely disregard (x) any and all effects on the assets or Liabilities of the Business as a result of the transactions contemplated by this Agreement or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated by this Agreement and (y) any of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Business, or any facts or circumstances that are unique or particular to Buyer or any of its assets or Liabilities.

(c) Parent shall, within forty-five (45) days following its receipt of the Post-Closing Statement (such forty-five (45) day period being referred to herein as the “Review Period”), accept or reject the Post-Closing Statement submitted by Buyer. If Parent disagrees with the Post-Closing Statement or any calculation thereon, then Parent shall give a written notice to Buyer of all such disputes and Parent’s reason therefor within the Review Period (the “Dispute Notice”), and Parent shall be deemed to have agreed with all items and amounts set forth in the Post-Closing Statement which are not specifically disputed in the Dispute Notice, and such items and amounts shall not be subject to review in accordance with this Section 2.7, and shall be final, binding and conclusive on the Parties and shall be deemed to be included in the Final Closing Statement for purposes of Section 2.7(d). In the event Parent timely delivers a Dispute Notice, Buyer and Parent shall attempt in good faith to reconcile their differences with respect to the disputed amounts set forth therein, and any resolution in writing by them as to any disputed amounts shall be final, binding and conclusive on the Parties and shall be deemed to be included in the Final Closing Statement for purposes of Section 2.7(d). If Parent and Buyer are unable to reach a written resolution with respect to all such disputed amounts within thirty (30) days after the receipt by Buyer of the Dispute Notice, either Parent or Buyer may submit the items remaining in dispute for resolution to a nationally recognized accounting or consulting firm with significant experience in resolving purchase price disputes mutually agreed upon by Parent and Buyer, which firm shall not have any material relationship with Buyer or Parent or any of their respective Affiliates (such identified or selected firm, the “Independent Accountant”). The Independent Accountant shall act as an expert, and not an arbitrator, and the Parties shall direct the Independent Accountant to use commercially reasonable efforts to issue its report as to such matters remaining in dispute (and only such matters) and the determination of the Purchase Price Adjustment within thirty (30) days after such dispute is referred to the Independent Accountant. The Parties are prohibited from engaging in or having any ex-parte communications with the Independent Accountant. The Independent Accountant shall not have (i) the authority to make any determination based on an independent review and shall instead be bound by the terms and conditions of this Agreement or (ii) the power to modify or amend any term or provision of this Agreement. The Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Parent or Buyer or less than the smallest value for such item claimed by either Parent or Buyer, in each case, as set forth in the Dispute Notice or the Post-Closing Statement, as applicable. Buyer, on the one hand, and Parent, on the other hand, shall bear all costs and expenses incurred by them in connection with such arbitration, except that the fees and expenses of the Independent Accountant hereunder shall be borne by Buyer, on the one hand, and Parent, on the other hand, in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accountant that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accountant) bears to the total amount of such remaining disputed items so submitted. This provision shall be specifically enforceable by the Parties and (absent manifest error) the decision of the Independent Accountant in accordance with the provisions hereof shall be final and binding on the Parties with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

(d) The Post-Closing Statement shall be deemed final (the “Final Closing Statement”) upon the earliest of (i) Parent not delivering a Dispute Notice prior to the expiration of the Review Period, (ii) the resolution of all disputes, pursuant to Section 2.7(c), by Parent and Buyer and (iii) the resolution of all disputes, pursuant to Section 2.7(c), by the Independent Accountant, and (A) the Net Working Capital set forth on such Final Closing Statement will be deemed the final Net Working Capital, (B) the Closing Indebtedness set forth on such Final Closing Statement will be deemed the final Closing Indebtedness, (C) the Transaction Expenses set forth on such Final Closing Statement will be deemed the final Transaction Expenses, (D) the Closing Cash set forth on such Final Closing Statement will be deemed the final Closing Cash, and (E) the Purchase Price set forth on such Final Closing Statement will be deemed the final Purchase Price (the “Final Purchase Price”).

(e) If the Final Purchase Price is greater than the Closing Purchase Price (such excess, the “Final Overage”), Buyer will pay, or cause to be paid, to Holdings, within five (5) Business Days of the determination of the Final Overage and the Final Closing Statement, by wire transfer of immediately available funds, an amount equal to such Final Overage.

(f) If the Closing Purchase Price is greater than the Final Purchase Price (such excess, the “Final Underage”), Parent will pay, or cause to be paid, to Buyer, within five (5) Business Days of the determination of the Final Overage and the Final Closing Statement, by wire transfer of immediately available funds, an amount equal to such Final Underage.

Section 2.8 Purchase Price Allocation. Within sixty (60) days after the Purchase Price shall have been deemed to be the Final Purchase Price, Buyer shall deliver to Parent a schedule that reasonably allocates the Total Consideration (together with any assumed Liabilities and any other items required to be taken into account as purchase consideration for U.S. federal income

Tax purposes) among the assets of Digital First (and the assets of any other Company that is treated as a disregarded entity for U.S. federal income tax purposes if Parent is treated as the regarded owner of such Company for such purposes) (the “Allocation Schedule”). The Allocation Schedule will be prepared in a manner consistent with Schedule 2.8 and in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Parent shall have a period of twenty (20) days after the delivery of the Allocation Schedule (the “Response Period”) to present in writing to Buyer notice of any objections that Parent may have to the allocation set forth therein (an “Objections Notice”). Unless Parent timely objects, such Allocation Schedule shall be binding on the Parties without further adjustment, absent manifest error. If Parent delivers an Objections Notice within the Response Period, Buyer and Parent shall negotiate in good faith to resolve such dispute. If the Parties fail to agree within fifteen (15) days after the delivery of the Objections Notice, then the disputed items shall be resolved by the Independent Accountant, whose determination shall be final and binding on the Parties. The Independent Accountant shall resolve the dispute within thirty (30) days after the item has been referred to it. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Parent. Except as otherwise required by a final determination (within the meaning of Section 1313(a) of the Code or similar provision of applicable Tax Law), (a) Buyer and Parent shall (and shall cause their respective Affiliates to) report the national, federal, state, provincial and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule, and (b) neither Buyer nor Parent shall (and neither party shall permit its respective Affiliates to) take a position inconsistent with the Allocation Schedule on any Tax Return. Each of Buyer and Parent shall cooperate with the other in preparing IRS Form 8594 or any equivalent statements required by any Governmental Entity charged with the collection of any income Tax for filing within a reasonable period before its filing due date. Notwithstanding anything in this Section 2.8 to the contrary, to the extent it is necessary to allocate the Purchase Price among the Equity Interests prior to the final determination of the Allocation Schedule in connection with any documents required to effectuate the transactions contemplated hereby for jurisdictions outside of the U.S., each of Buyer and Parent shall (and shall cause their respective Affiliates to) reasonably cooperate in good faith to agree upon such allocation.

Section 2.9 Withholding. Notwithstanding anything herein to the contrary, Buyer and any of its Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) Taxes from any amounts payable to Parent pursuant to this Agreement such amounts as may be required to be deducted or withheld by applicable Laws, and any such amounts that are so deducted and withheld shall be treated for purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made. Buyer shall remit the amounts deducted and withheld to the applicable Governmental Entity to the extent required by applicable Laws. As of the date hereof, Buyer is not aware of any obligation to so withhold from amounts payable to Parent pursuant to this Agreement assuming for this purpose that the Parent has timely delivered a properly completed and duly executed IRS Form W-9 pursuant to Section 2.5(c). Notwithstanding the foregoing, other than withholding in connection with compensatory payments or as a result of Parent’s failure to provide the certificate described in Section 2.5(c), Buyer shall use commercially reasonable efforts to provide Parent with reasonable notice of any proposed deduction and withholding prior to making any deduction and withholding of any amount payable to Parent and shall consult in good faith with Parent to reduce or eliminate the amount of such deduction and withholding to the extent permitted by applicable Law.

Section 2.10 Intended Tax Treatment. The Parties intend that, for U.S. federal (and all applicable state and local) income Tax purposes, the transfer of the Equity Interests to Buyer and the payment of the Purchase Price, the issuance by Intermediate of the Intermediate Stock to Holdings and the issuance by Topco of the Class C Partnership Interests to Holdings hereunder be treated (a) as a taxable sale of a proportionate undivided interest in the assets of Digital First (and the assets of any other Company that is treated as a disregarded entity for U.S. federal income tax purposes if Parent is treated as the regarded owner of such Company for such purposes) by Parent to Buyer in exchange for the cash portion of the Purchase Price, (b) as a contribution by Parent to Intermediate of a proportionate undivided interest in such assets, together with a contribution of property to Intermediate by Parent, in exchange for Intermediate Stock in a transaction governed by Section 351(a) of the Code, followed immediately by a contribution by Parent to Topco of the Intermediate Stock in exchange for Class C Partnership Interests in a transaction governed by Section 721(a) of the Code (collectively, the “Intended Tax Treatment”). Except as otherwise required by a final determination (within the meaning of Section 1313(a) of the Code), neither Buyer nor Parent shall (and neither Party shall permit its respective Affiliates to) take a position on any Tax return that is inconsistent with the Intended Tax Treatment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

Except as set forth in the Schedules (subject to Section 10.15), Parent hereby represents and warrants to Buyer as follows:

Section 3.1 Organization. Each Company is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Company has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its business (including the Business) as conducted or operated and to own, lease, operate and use the properties and assets owned, operated, leased and used by such Company. Each Company is duly qualified or registered as a foreign business organization, as applicable, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect. Parent has made available to Buyer true, correct and complete copies of the Charter Documents of each Company, and no Company is in violation of any of the terms thereof in any material respect.

Section 3.2 Capitalization. The Equity Interests constitute all of the issued and outstanding equity interests of Digital First, are duly authorized, validly issued, fully paid, nonassessable, were not issued or transferred in violation of any applicable Laws and free of preemptive rights or other similar rights and are owned of record and beneficially by Holdings, free and clear of any Liens (other than Liens arising under applicable securities laws and Liens that will be released at Closing). All of the issued and outstanding equity interests of each other Company are duly authorized, validly issued, fully paid, nonassessable, were not issued in violation of any applicable Laws and free of preemptive rights or other similar rights and as of the date hereof and as of immediately prior to the Closing (after giving effect to the Pre-Closing Restructuring), are owned of record and beneficially by Parent or another Company as set forth on

Schedule 3.2(a), free and clear of any Liens (other than Liens arising under applicable securities laws and Liens that will be released at Closing). There are no issued or outstanding options, warrants, purchase rights, subscriptions rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, convertible or exchangeable securities or other rights or Contracts of any character relating to the Equity Interests or the equity interests of any other Company or obligating Parent or any of its Affiliates to issue or sell any equity interests of any Company. There are no (a) outstanding contractual obligations of any Company that requires any Company to repurchase, retire, redeem or otherwise acquire any equity interests in such Company or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, or (b) stock appreciation, phantom stock, option plan, profit participation or similar rights with respect to any Company.

Section 3.3 Subsidiaries. Schedule 3.3 sets forth the legal name and jurisdiction of organization of each Company. Except as set forth on Schedule 3.3, no Company has any Subsidiaries or any ownership in any other entities. Other than in connection with their formation, initial capital contributions and the Pre-Closing Restructuring, each Company has no assets and no Liabilities.

Section 3.4 Consents and Approvals; No Violations. Except as set forth on Schedule 3.4 and for the Antitrust Clearances, neither the execution and delivery of this Agreement, and each Ancillary Agreement to which any Company is a party, nor the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement will: (a) conflict with or result in any breach of any provision of the Charter Documents or other organizational documents of any of the Companies, or with any resolution or authorization adopted by the governing body or equity holders of the Companies; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity; (c) with respect to the Companies or the Business, violate, conflict with or result in a default under, or give rise to any right of termination, modification, cancellation or acceleration, require any notice or consent under, or result in a loss of benefit for, or in the imposition of any Lien (other than Permitted Lien) upon any properties, rights or assets of any Company or the Business (including any Intellectual Property Rights), in each case with or without the giving of notice or the lapse of time or both, under any of the terms, conditions or provisions of any note, mortgage, other evidence of Indebtedness, guarantee, License, Permit or Business Contract; or (d) violate any Law or Order applicable to the Business; excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not, individually or in the aggregate, have a Material Adverse Effect, or (ii) which become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer. All declarations or filings required to be made in connection with the equity interest of any of the Companies (including the equity shares of the Subsidiaries in India) under the Companies Act, 2013 and (Indian) Foreign Exchange Management Act, 1999, and rules and regulations thereunder, each as amended have been or will be duly made in accordance with applicable Laws.

Section 3.5 Financial Statements. The Financial Statements (other than the Interim Financial Statements) are attached as Schedule 3.5(a). Except as set forth on Schedule 3.5(b), the Financial Statements have been (and, in the case of the Interim Financial Statements, will be) prepared in accordance with GAAP from the books and records of the Business that are maintained by the Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies in accordance with GAAP in all material respects, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto). Except as set forth on Schedule 3.5(b), each balance sheet included in such Financial Statements (including the related notes and schedules) fairly presents, in all material respects, the financial position, assets and liabilities of the Business as of the date of such balance sheet, and each statement of operations included in the Financial Statements (including any related notes and schedules) fairly presents (or, in the case of the Interim Financial Statements, will fairly present) in all material respects the results of operations of the Business for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which adjustments will be material individually or in the aggregate) and the absence of notes (none of which if presented would materially differ from those presented in the audited year-end Financial Statements); provided, that the Financial Statements and the related representations and warranties in this Section 3.5 are qualified by the fact that the Business has not operated as a separate stand-alone entity or business and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arms-length transactions or that the Business would incur on a stand-alone basis. At the Closing, the Companies will not have any outstanding Indebtedness of the types set forth in clauses (a) or (b) of the definition thereof.

Section 3.6 No Undisclosed Liabilities.

(a) Except as set forth on Schedule 3.6(a), the Business and the Companies do not have any Liabilities, whether or not required to be reflected in the Financial Statements in accordance with GAAP, except (i) to the extent specifically set forth on, reflected in, or reserved against in the most recent balance sheet included in the Financial Statements, (ii) those Liabilities arising under this Agreement, (iii) those Liabilities incurred in the Ordinary Course since December 31, 2023 (none of which is a material liability resulting from breach of contract, breach of warranty, violation of any Law, tort, infringement or misappropriation), and (iv) Liabilities that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as set forth on Schedule 3.6(b), Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies are not a party to, nor have any commitment to become a party to, any “off balance sheet arrangements”, except as would not be material to the Business. Other than as would not, individually or in the aggregate, reasonably be expected to be material to the Business, all accounts receivable of Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies were acquired or arose from sales actually made or services actually performed in the Ordinary Course that represent bona fide transactions and valid and enforceable claims, and, to the Knowledge of Parent, (a) are not subject to any setoff, counterclaim or Action and (b) are collectible in accordance with their terms, except to the extent of any specific reserves against such accounts receivable reflected on the applicable Financial Statements. Other than as would not, individually or in the aggregate, reasonably be expected to be material to the Business, all accounts payable of Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies arose in bona fide, arm’s length transactions in the Ordinary Course.

Section 3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7, (a) since the Balance Sheet Date and through the date hereof, (i) the Business has been conducted in all material respects in the Ordinary Course; and (ii) there has not been any action taken or omitted to be taken that, if taken or omitted to be taken after the date of this Agreement without Buyer’s consent by Parent or any of its Subsidiaries (including any Company), would constitute a breach of Section 6.1(c)(ii), (f)-(k), (m), (o), (p), (q), (r), (s), (t) or (u), and (b) since the Balance Sheet Date, the Business has not suffered any change in its business, operations or position which changes have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Assets.

(a) Except (i) as set forth on Schedule 3.8(a), (ii) the services and other rights to be made available expressly pursuant to the Transition Services Agreement, (iii) the assets that are the subject of the Patent and Technology License Agreement and the Patent and Technology License Rights Assignment Agreement and (iv) the Corporate Shared Services, following completion of the Pre-Closing Restructuring, the assets, rights, properties and interests owned, leased or licensed by the Companies (including all Intellectual Property Rights) will constitute all the assets, rights, properties and interests (including all Intellectual Property Rights) used in or necessary to operate the Business in substantially the same manner as presently operated and as operated since October 16, 2023 (collectively (but excluding clauses (i) through (iv)), the “Transferred Assets”). After the completion of the Pre-Closing Restructuring and as of immediately prior to the Closing, the Companies’ only (A) assets shall be the Transferred Assets and (B) Liabilities shall be the Transferred Liabilities. Nothing contained in this Section 3.8(a) shall be construed to be a representation or warranty regarding infringement, misappropriation or other violation of any third party Intellectual Property Rights, which is governed exclusively by Section 3.10(e).

(b) Except (i) as set forth on Schedule 3.8(a), (ii) the services and other rights to be made available expressly pursuant to the Transition Services Agreement, (iii) the assets that are the subject of the Patent and Technology License Agreement and the Patent and Technology License Rights Assignment Agreement and (iv) the Corporate Shared Services, the Companies have valid and marketable title to, or a valid leasehold interest in, all of the items of tangible and intangible property, assets and rights of Parent and its Affiliates (including all Intellectual Property Rights) used primarily in connection with the Business, except as would not be material to the Companies, taken as a whole, and such items of tangible and intangible property, assets and rights of the Companies are free and clear from all Liens other than (A) Permitted Liens or (B) Liens arising from the Seller Debt Facilities which will be fully released at the Closing pursuant to the Seller Debt Facilities Release.

Section 3.9 Real Property.

(a) None of the Companies are the fee title owner of any real property.

(b) Schedule 3.9(b)(i) sets forth a true, correct and complete list of all Contracts, including all material amendments, extensions, modifications, renewals, guaranties and other agreements with respect thereto to which Parent or one of its Affiliates is a party pertaining to the

Leased Real Property (each such Contract, a “Real Property Lease”), the identity of the lessee or tenant under each such Real Property Lease and the addresses of all Leased Real Property. The applicable Company has, or will have upon completion of the Pre-Closing Restructuring, a valid leasehold interest in the Leased Real Property, free and clear of any Liens, other than Permitted Liens, and immediately following the Closing Date, each Real Property Lease will be in full force and effect. Except as otherwise set forth on Schedule 3.9(b)(ii), the Leased Real Property, together with access to the real property addressed by the Transition Services Agreement, constitutes all parcels of real property and interests in real property used in the conduct of the Business by Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies. Parent has made available to Buyer a true, correct and complete copy of each such Real Property Lease, together with, to the extent in the possession or control of Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, or any of the Companies, extension notices and other material correspondence related to such Real Property Leases. With respect to each Real Property Lease:

(i) each Real Property Lease constitutes a legal, valid and binding obligation of the applicable Company, enforceable in accordance with its terms subject to proper authorization and execution of such Real Property Lease by the other party thereto and the laws of general application relating to public policy;

(ii) neither Parent nor any of its Affiliates (including the Companies), nor to the Knowledge of Parent, any other party thereto, is in material default of its obligations under any Real Property Lease beyond any applicable notice and cure period and, no event has occurred which, with the delivery of notice, passage of time, or both, would constitute a material breach or default or permit the termination, modification, or acceleration of rent under any Real Property Lease;

(iii) Parent and its Affiliates (including the Companies) have not subleased, assigned or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof;

(iv) neither Parent nor any of its Affiliates has received any written notice of (A) existing violations of building codes or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (B) existing, pending or, to the Knowledge of Parent, threatened condemnation proceedings affecting the Leased Real Property, or (C) existing, pending, or, to the Knowledge of Parent, threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated;

(v) neither the whole nor any portion of any Leased Real Property is damaged or destroyed by fire or other casualty; and

(vi) except in connection with the consummation of the transactions contemplated by this Agreement, including the Pre-Closing Restructuring, neither Parent nor any of its Affiliates (including the Companies) has assigned, transferred, subleased, conveyed, mortgaged, deeded in trust or encumbered any interest in the Real Property Leases.

Section 3.10 Intellectual Property Rights.

(a) Schedule 3.10(a) sets forth a complete and accurate list of all Company Registered Intellectual Property Rights, including identification of the associated filing, issuance or registration numbers, as applicable, and the associated jurisdiction for each item. All of the Company Registered Intellectual Property Rights are subsisting, and the registered or patented items included in such Company Registered Intellectual Property Rights are, to the Knowledge of Parent, valid and enforceable.

(b) Except as set forth on Schedule 3.10(b), one of the Companies is the sole and exclusive owner or will be the sole and exclusive owner as of the Closing, of the Owned Intellectual Property Rights, free and clear of all Liens, other than Permitted Liens, except for any failure of such sole and exclusive ownership that would not, individually or in the aggregate, have a Material Adverse Effect. The applicable maintenance fees, renewal fees or annuity expenses, as the case may be, due prior to or during the six (6) months immediately following the Closing Date for each item of the Company Registered Intellectual Property Rights have been or will be paid.

(c) Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and each of the Companies take and have taken commercially reasonable steps to maintain and protect the confidentiality of all trade secrets and other material confidential information that are Owned Intellectual Property Rights (collectively, “Business Trade Secrets”), including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to the Business Trade Secrets, except for any failure to maintain and protect that would not, individually or in the aggregate, have a Material Adverse Effect. None of the Business Trade Secrets has been disclosed or authorized to be disclosed to any Person other than (i) to officers, directors, employees or agents of Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, or any of the Companies for use in connection with the Business or (ii) any other Person in connection with the operation of the Business except pursuant to a confidentiality or non-disclosure agreement or other confidentiality obligation that reasonably protects the interest of the Parent, the Companies or any of the Parent’s other Affiliates, excluding any such disclosure or authorization to disclose of a Business Trade Secret that would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of Parent, no unauthorized disclosure of any Business Trade Secrets has occurred.

(d) All of the Intellectual Property Rights developed by or for the Business were conceived, invented, reduced to practice, authored or otherwise created by employees of Parent, a Company or another Affiliate of Parent, as applicable, acting in conjunction with their employment, or independent contractors of Parent, such Company or such other Affiliate of Parent pursuant to agreements containing an assignment (by a present tense assignment) of such Intellectual Property Rights to Parent, a Company or another Affiliate of Parent, except for any failure to enter into such agreement containing such an assignment and waiver that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) The development, sale, distribution or other disposal of products of the Business, and the provision of services of the Business, of and provided by Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies, and the conduct of the Business, in all cases, currently and as conducted since October 16, 2023 do not and did not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party, except for any infringement, misappropriation or other violation that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.10(e), since October 16, 2023, no third party has made a written claim, filed or threatened in writing to file suit against Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, or any Company alleging that it has infringed, misappropriated or otherwise violated the Intellectual Property Rights of such third party. To the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property Rights.

(f) Except as set forth in Schedule 3.10(f), none of the proprietary software of Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business or the Companies used in the commercial exploitation of products or the provision of services of or provided by the Business is subject to any open source software license that requires the distribution of source code in connection with the distribution of any portion of such proprietary software or that prohibit the Business from charging a fee or otherwise limit the Business’s freedom of action with regard to seeking compensation in connection with sublicensing or distribution any portion of such proprietary software rights (whether in source code or executable code form) or similar obligations that require the disclosure, redistribution or licensing of any source code underlying such proprietary software, except for any such distribution, prohibition, limitation or other obligation under or required by such open source software license that would not, individually or in the aggregate, have a Material Adverse Effect.

(g) All domain names and social media accounts included in the Owned Intellectual Property Rights are (or will be following the Pre-Closing Restructuring) associated with a Company email address and all login credentials (e.g., usernames and passwords) are under the sole control of only the employees of the applicable Company.

(h) The Internal IT Systems used by Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies are in good repair and operating condition (normal wear and tear excepted) and are adequate and suitable in all material respects for the conduct of the Business as currently conducted. The Companies, or Parent and its Affiliates (excluding the Companies) solely in connection with the Business, have taken commercially reasonable steps in accordance with industry standards designed to secure the Internal IT Systems from unauthorized access or use by any Person, and to provide for the continued, uninterrupted and error-free operation of the Internal IT Systems, except for any failure to take such steps that would not, individually or in the aggregate, have a Material Adverse Effect.

(i) The Internal IT Systems are, to the Knowledge of Parent, free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of the Internal IT Systems. There has not been any malfunction that resulted in a material failure or operation disruption with respect to any Internal IT Systems in since October 16, 2023 that has not been remedied or replaced in all material respects.

Section 3.11 Litigation. Except as set forth on Schedule 3.11, there is no, and since October 16, 2023 there has not been any, Action by or before any Governmental Entity or arbitrator pending or, to the Knowledge of Parent, threatened against the Business that (a) would be material to the Companies or the Business or (b) involves a claim for an unspecified amount or injunctive relief that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.11, to the Knowledge of Parent, as of the date of this Agreement, the Business is not subject to any outstanding Order, other than those that would not have a material impact on the Business. Without limiting the foregoing, there is no Action by or before any Governmental Entity pending against, or to the Knowledge of Parent, threatened against, Parent or any of its Affiliates (including the Companies) or the Business that would materially delay Parent’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement, including the Pre-Closing Restructuring.

Section 3.12 Compliance with Applicable Law. Except as set forth on Schedule 3.12(a), since October 16, 2023, the Business, Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies (a) have been in compliance with all applicable Laws, and (b) have not received any written notice from any Governmental Entity alleging that Parent or any its Affiliates (excluding the Companies), solely in connection with the Business, or any Company is in violation or default of any applicable Laws, except in the case of each of the foregoing clauses (a) and (b), where such instances of noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Parent, no investigation or audit by any Governmental Entity with respect to Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, or any Company is pending, nor has any Governmental Entity notified Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, or any of the Companies of an intention to conduct any such investigation or audit with respect to the Business, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Companies own, hold, possess or lawfully use in the operation of the Business all Permits which are necessary to lawfully conduct the Business, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Permit is, and since October 16, 2023, has been, valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, and is not the subject of a written notice to that effect, and, to the Knowledge of Parent, is not and has not been the subject of an Action threatening to suspend, revoke, cancel or adversely modify any such Permit, except where any of the foregoing would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13 Business Contracts.

(a) Schedule 3.13(a) sets forth, as of the date hereof, a true, correct and complete list of the following Contracts (other than work orders and purchase orders which need not be scheduled for purposes of Schedule 3.13(a) but shall nonetheless constitute “Business Contracts” as defined below) to which Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, is a party, any Company is a party, by which any Company or any property or asset thereof is subject, or by which the Business is otherwise bound (such Contracts listed on Schedule 3.13(a), together with all Contracts entered into after the date hereof that, if entered into immediately prior to the date hereof, would have been required to be listed on Schedule 3.13(a), collectively, the (“Business Contracts”)):

(i) all Contracts with suppliers under which the Business is contractually obligated to make payments in excess of $5,000,000 on an annual basis;

(ii) all Contracts that individually involve contractually obligated payments to or from the Business in excess of $5,000,000 on an annual basis;

(iii) all Contracts (A) with Material Customers, and (B) Material Vendors;

(iv) all Contracts with any Material Customer or Material Vendor granting to any Person a right of first refusal, right of first offer, exclusivity right, most favored nation right or other similar right to purchase any of the properties or assets, or products or services, of Parent and its Affiliates (excluding the Companies), solely in connection with the Business, or the Companies;

(v) any Contract that relates to an acquisition or divestiture of assets or properties with a purchase price in excess of $10,000,000 within the last three (3) years and that contains covenants, indemnities or other obligations that remain in effect and would reasonably be likely to be material to the Business, taken as a whole;

(vi) any Contract for the employment of any Workers of the Business earning an annual base salary in excess of $300,000 or the local equivalent that is not otherwise terminable upon thirty (30) days’ notice or less (or upon providing statutory notice if longer) with no severance benefits;

(vii) all bonds, debentures, notes, loans, credit or loan Contracts or loan commitments, mortgages, indentures, guarantees or other Contracts relating to Indebtedness, whether or not drawn, or any Liens securing any Indebtedness, other than any such Contracts exclusively between one or more Companies;

(viii) all Real Property Leases or other leases or licenses involving any assets of the Companies (whether real, personal or mixed, tangible or intangible) involving a contractually obligated payment of more than $5,000,000 individually by the Business on an annual basis (other than any Contracts involving licenses of Intellectual Property Rights or software and covenants not to assert (including sue under) any Intellectual Property Rights);

(ix) all Contracts that provide for an increased payment or benefit or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated by this Agreement;

(x) any Contract that involves any resolution or settlement (in whole or in part) of any actual or threatened Action that (A) has not been fully performed by Parent and its Affiliates (excluding the Companies), solely in connection with the Business, or the

Companies prior to the date hereof, or (B) imposes any continuing injunctive or other material non-monetary relief on the Business, Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, or any Company;

(xi) any Contracts involving the operation of any joint venture or partnership entity or otherwise involving the sharing of profits, losses, costs or Liabilities that Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, or any Company has in a Person that is not directly or indirectly wholly owned by any Company;

(xii) any Intercompany Arrangement;

(xiii) any Collective Bargaining Agreement;

(xiv) any Contract under which Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, or any Company, directly or indirectly, has made or is required to make any loan, extension of credit or capital contribution to, or other investment in, any Person outside the Ordinary Course;

(xv) all Contracts with any Material Customer or Material Vendor restricting or purporting to restrict the Business from engaging in or competing with any business activity in any geographic area, competing or engaging in any line of business, soliciting any business or customer, or soliciting for employment or hiring any Person (except for non-disclosure or confidentiality agreements with customary terms and conditions entered into in connection with potential acquisitions or dispositions or otherwise in the Ordinary Course);

(xvi) all Contracts by which Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, or a Company licenses Intellectual Property Rights from or to any Person that individually involve contractually obligated payments to or from the Business in excess of $500,000 on an annual basis, excluding (A) any Contracts non-exclusively licensing Intellectual Property Rights that is generally available; (B) non-exclusive licenses granted by or to Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, or the Companies to or from customers, vendors, resellers or distributors of the Business in the Ordinary Course, (C) confidentiality Contracts; (D) open source software licenses; and (E) commercial Contracts to the extent including ancillary, non-exclusive licenses granted in the Ordinary Course that are incidental to the primary purpose of the Contracts in which such licenses are granted; and

(xvii) any Contract to enter into any of the foregoing.

(b) All Business Contracts are in full force and effect in all material respects and, to the Knowledge of Parent, are currently enforceable in all material respects against the applicable Company or one of its Affiliates, as applicable, and, to the Knowledge of Parent, as of the Closing will be, if not expired in the Ordinary Course pursuant to the terms of such Business Contracts, enforceable in all material respects against the other party thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, except for such failures that would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of Parent, there does not exist under any Business Contract any event of default, event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, and neither Parent nor any of its Affiliates (excluding the Companies), solely in connection with the Business, nor any Company has received any written claim or written notice of breach of default under any Business Contract, on the part of the Business, except as set forth on Schedule 3.13(b) and except for such events of default, events, conditions, violations or breaches that would not, individually or in the aggregate, have a Material Adverse Effect. Parent has made available to Buyer a true, correct and complete copy of each Business Contract (including any amendments, modifications and waivers thereto) that is in effect as of the date of this Agreement, and each Business Contract is adequately stamped where so required in any applicable jurisdiction under applicable Law.

(c) Except as disclosed on Schedule 3.13(c) or Schedule 3.13(a)(xv), there are no Contracts to which Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, is a party, any Company is a party, by which any Company or any property or asset thereof is subject, or by which the Business is otherwise bound that contains any right of first refusal, right of first offer, exclusivity right, most favored nations right or other similar right to purchase any of the properties or assets, or products or services of Parent and its Affiliates (excluding the Companies), solely in connection with the Business, or the Companies, or that restrict or purport to restrict the Business from engaging in or competing with any business activity in any geographic area, competing or engaging in any line of business, or soliciting any business or customer, in each case in a manner that would adversely affect the Business in any material respect.

(d) The Business as currently practiced and operated by Parent and its Subsidiaries does not violate Section 5.3 of the Separation and Distribution Agreement, by and between Parent and NCR Atleos Corporation, a Maryland corporation, dated October 16, 2023.

Section 3.14 Tax Returns; Taxes. Except as set forth on Schedule 3.14:

(a) all income and other material Tax Returns required to have been filed by or with respect to the Companies or otherwise exclusively relating to the Business have been duly and timely filed with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects;

(b) all material Taxes that are due and owing by or with respect to the Companies or the Business, have been duly and timely paid in full (whether or not shown on or relating to any Tax Return);

(c) the accrued Taxes of the Companies or otherwise with respect to the Business (i) did not, as of the date of the most recent balance sheet included in the Financial Statements, exceed the accrued liability for Taxes (other than any accrued liability for deferred Taxes established solely to reflect timing differences between income for financial statement purposes and income for Tax purposes) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) will not exceed that accrued liability as adjusted for operations and ordinary course transactions through the applicable Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns.

(d) all deficiencies asserted with respect to Taxes against (i) Parent and its Affiliates (excluding the Companies) solely in connection with the Business, and (ii) the Companies have been paid in full, accrued on the books of the Companies or finally settled;

(e) no claims have been asserted and no proposals or deficiencies for any Taxes of the Companies or any Taxes of any other Person, including Parent and its Affiliates, for which any Company could be held liable are being asserted, proposed, threatened in writing, or, to the Knowledge of Parent, contemplated, and no Action concerning any Tax or Tax Return of any Company, the Business, or such other Person relating to Taxes for which any Company could be held liable is currently underway, pending, proposed, threatened in writing, or, to the Knowledge of Parent, contemplated;

(f) Parent and its Affiliates (excluding the Companies) solely in connection with the Business and each of the Companies have duly withheld or collected and has timely paid over to the proper Governmental Entity to the extent due and payable all material Taxes required to have been withheld or collected in connection with amounts paid or owing to or from any employee, independent contractor, creditor, equity holder, stockholder, customer or other third party, and each such entity has complied in all material respects with all information reporting requirements relating thereto;

(g) there are no outstanding waivers or Contracts by or on behalf of any Company for the extension of time for the assessment or collection of any Taxes or any deficiency thereof, and none of the Companies is currently the beneficiary of any extension of time to file any Tax Return;

(h) there are no Liens for Taxes against any asset of any Company (other than Permitted Liens described in clause (a) of the definition of Permitted Liens);

(i) no jurisdiction in which (i) Parent or any of its Affiliates (excluding the Companies) solely in connection with the Business, or (ii) any Company conducts business but does not file any Tax Return or pay Tax of a certain type has asserted a claim that such entity is required to file Tax Returns or pay Taxes of such type imposed by such jurisdiction;

(j) there is no Tax indemnification, Tax allocation, Tax receivable or Tax sharing agreement (or similar or analogous arrangements, whether written or oral) to which any Company is a party, bound, subject or the beneficiary (other than customary provisions in commercial agreements entered into by a Company in the Ordinary Course, the primary purpose of which does not relate to Taxes). Neither Parent or any of its Affiliates (excluding the Companies) solely in connection with the Business, nor any Company has outstanding requests for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any Governmental Entity that relates to the Taxes or Tax Returns of such entity. No power of attorney granted by any Company with respect to any Taxes is currently in force. Neither Parent or any of its Affiliates (excluding the Companies) solely in connection with the Business nor any Company has entered into any agreement with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code);

(k) neither Parent or any of its Affiliates (excluding the Companies) solely in connection with the Business nor any Company has ever been subject to income Tax or treated as a Tax resident in any jurisdiction outside of its country of organization for income Tax purposes by reason of having employees, a permanent establishment, an office or other place of business or taxable presence in such jurisdiction;

(l) neither Parent or any of its Affiliates (excluding the Companies) solely in connection with the Business nor any Company is or has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b), or any analogous provision of state, local or non-U.S. Laws;

(m) none of the Companies has been a member of a Combined Group, or is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulations Section 1.1502-6 or any similar or analogous provision of state, local, or non-U.S. Laws);

(n) none of the Companies is subject to a Tax holiday, or Tax incentive or grant (or any similar or analogous arrangement with any Governmental Entity) in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated in this Agreement;

(o) none of the Companies will be required to include any material item of income, or exclude any material item of deduction, from taxable income for any period (or portion thereof), or pay any Tax, after the Closing Date as a result of any action, event, election, circumstance, or transaction occurring before the Closing, including (i) an installment sale transaction occurring on or before the Closing; (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any corresponding, similar or analogous doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts or advance payments received or deferred revenue accrued or recognized on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date; (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code or any corresponding, similar or analogous provision of state, local or non-U.S. Law) on or prior to the Closing Date; (vi) an election by any Company under Section 965(h) of the Code; or (vii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(p) Parent and its Affiliates (excluding the Companies) solely in connection with the Business and each of the Companies have complied in all material respects with all transfer pricing Laws, including any documentation (and document retention) requirements with respect thereto;

(q) neither Parent or any of its Affiliates (excluding the Companies) solely in connection with the Business nor any Company is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code;

(r) neither Parent nor any of its Affiliates (excluding the Companies) solely in connection with the Business nor any Company has (i) sought or received any benefit in respect of Taxes pursuant to any Pandemic Response Law or (ii) transferred or sought or received a refund in respect of any Tax credit pursuant to Section 6417 or 6418 of the Code;

(s) neither Parent nor Digital First derives its value substantially from any assets located in India (including its investment in the Indian Subsidiaries for purposes of the Income-tax Act, 1961, as amended (the “Indian IT Act”)). Digital First is not liable for any capital gains Tax in relation to the transactions hereunder under the Indian IT Act, and Buyer is not under any withholding obligation under the Indian IT Act in relation to the transactions hereunder; and

(t) Schedule 3.14(t) sets forth the U.S. federal income tax classification of each Company since its formation.

Section 3.15 Company Benefit Plans.

(a) As of the date hereof, Schedule 3.15(a) sets forth a correct and complete list of each material Company Benefit Plan and separately identifies each Acquired Company Benefit Plan. With respect to each Acquired Company Benefit Plan, Parent has made available to Buyer accurate and complete copies, in all material respects, of, as applicable, the current plan documents (or a description if such plan is not written) and all amendments thereto, as applicable. With respect to each Company Benefit Plan that is not an Acquired Company Benefit Plan, Parent has made available to Buyer the plan document for, or a summary of the material terms of, such Company Benefit Plan.

(b) Except as set forth on Schedule 3.15(b) or as provided for in the Transition Services Agreement:

(i) no Company Benefit Plan is a “multiple employer plan” (as described in Section 413(c) of the Code) and no Company has, since October 16, 2023, contributed to, been required to contribute to, or otherwise has or within the last twelve (12) months had any Liability in connection with any “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA) or “multiple employer plan”;

(ii) no Company Benefit Plan is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code or otherwise is a defined benefit pension plan, and the Companies have no direct or contingent liability with respect to any such plan;

(iii) each Acquired Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with applicable Laws, including, in the case of U.S. Benefit Plans, ERISA and the Code;

(iv) no Company Benefit Plan is a (A) defined benefit provision within the meaning of Section 147.1(1) of the Tax Act (Canada), (B) registered pension plan within the meaning of Section 248(1) of the Tax Act (Canada), (C) salary deferral arrangement within the meaning of Section 248(1) of the Tax Act (Canada), (D) individual pension plan within the meaning of Section 8300(1) of the Income Tax Regulations (Canada), (E) multi-employer plan within the meaning of Section 8500(1) of the Income Tax Regulations (Canada), or (F) designated plan within the meaning of Section 8515(1) of the Income Tax Regulations (Canada);

(v) the Companies have no obligation to provide post-employment or retirement health or medical or life insurance benefits for any retired, former or current Workers, except as required to avoid excise tax under Section 4980B of the Code or as otherwise required by applicable Law;

(vi) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not (whether alone or together with any other event) (A) result in any payment or benefit becoming due to any Worker, (B) increase any payment or benefit to be paid or provided to any Worker (C) result in an acceleration of the time of payment, funding or vesting of any payments or benefits to any Worker, or (D) give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(vii) no Company has any obligation to gross-up or indemnify any Worker with respect to any Tax, including under Section 409A, 457A or 4999 of the Code or otherwise; and

(viii) there is no pending or, to the Knowledge of Parent, threatened Action (other than a routine claim for benefits) with respect to any Acquired Company Benefit Plan, except where any such Action would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.16 Labor Relationships.

(a) Except as set forth on Schedule 3.16(a):

(i) none of the employees who are Workers are, or since October 16, 2023 have been, represented by a labor organization, trade union, works council or other employee representative body with respect to their employment; and

(ii) none of the employees who are Workers are covered by a Collective Bargaining Agreement with respect to their employment (whether legally binding or not).

(b) Parent has provided to Buyer a list (the “Census”), as of August 1, 2024, of each employee who is a Worker, including, to the extent permitted under applicable Laws (including Privacy Laws and Requirements): (i) name or employee identification number, (ii) hire or rehire date, (iii) job title, (iv) work location, (v) annual base salary or base hourly wage rate (as applicable), (vi) target bonus or other incentive pay for the current fiscal year, (vii) Fair Labor Standards Act classification as exempt or non-exempt for U.S. employees who are Workers, (viii) leave status (other than vacation, sick leave, and similar time off), and (ix) employing or engaging entity. The Census remains correct and complete as of the date hereof, subject to hirings and terminations in the Ordinary Course or as otherwise set forth on Schedule 3.16(b).

(c) With respect to the Business, no material strike, slowdown, work stoppage or unfair labor practice against Parent or its Affiliates is pending or, to Parent’s Knowledge, threatened, and there has been no such event since October 16, 2023. To Parent’s Knowledge, no activities or proceedings of any labor union, trade union, works council or other employee representative body to organize any current employees of Parent or its Affiliates (solely with respect to the Business) are pending or threatened, and there has been no such event since October 16, 2023.

(d) Each of Parent and its Affiliates (solely with respect to the Business) and each Company is and has since October 16, 2023 been in compliance in all material respects with all Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee or independent contractor classification, holiday pay, employee information and consultation obligations, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, and occupational safety and health.

(e) Since October 16, 2023, (i) no officer, director or management level employee of any Company or the Business has been the subject of a material allegation of sexual harassment or sexual misconduct that has been reported to the Companies or Parent, and (ii) neither Parent nor any of its Affiliates (solely with respect to the Business) nor any Company has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any officer, director or management level employee of any Company.

(f) Since October 16, 2023, neither Parent nor any of its Affiliates (solely with respect to the Business) nor any Company has closed any site of employment or effectuated any group layoffs of employees, in each case, that implicated the notice requirements of the Worker Adjustment and Retraining Notification Act of 1988, nor, as of the date hereof, has Parent nor any of its Affiliates (solely with respect to the Business) or any Company announced any such action or program for the next six (6) months.

(g) No labor union, trade union, works council or other employee representative body has approval or consultation rights with respect to the transactions contemplated by this Agreement.

(h) As of the date hereof, no Worker considered key to the Business is under notice to terminate their employment or engagement with any Company and to Parent’s Knowledge, no such Worker has given notice to the Companies or Parent of their intent to terminate their employment or engagement within the six (6) month period following Closing.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a material liability, the Companies and Parent (solely with respect to the Business) have paid all salaries, wages and other compensation of all Workers that have come due and payable as of the date hereof (or have accrued for such amounts) and all related payments to the relevant Governmental Entities have been paid or discharged in full (or accrued) in respect of the period up to the date hereof.

Section 3.17 Affiliated Transactions. Except for employment and equity agreements and arrangements entered into by a Company, no officer, director, manager, equityholder, immediate family member of any of the foregoing, or Affiliate (collectively, “Related Parties” and individually, a “Related Party”) of any Company is a party to any material Contract or transaction with a Company or, other than in such Person’s capacity as an equityholder (which capacity will terminate upon consummation of the Pre-Closing Restructuring), has any interest in any material property owned by a Company or any material assets of the Business (each such Contract, transaction or interest, an “Affiliated Transaction”).

Section 3.18 Insurance Policies. Schedule 3.18 sets forth a true and complete list of each occurrence-based insurance policies (including general liability, automobile liability, workers’ compensation (and other comparable non-U.S. employers liability coverage) and umbrella/excess liability (solely to the extent related to the foregoing)) that covers the Companies or the Business under which claims may still be made (collectively, the “Specified Insurance Policies”), true and complete copies of which have been made available to Buyer. All of the Specified Insurance Policies are in full force and effect.

Section 3.19 Customers and Suppliers.

(a) Schedule 3.19(a) sets forth a complete and accurate list of the top 10 customers of the Companies and the Business on a consolidated basis by the dollar value of sales to such customer for the fiscal year ended December 31, 2023 (each a “Material Customer”). The Companies and their Affiliates have not received any written notice that any of their Material Customers will, or intends to, stop, materially decrease the rate of, or materially change the terms (whether payment, price or otherwise) with respect to, purchasing, products or services from the Companies or the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

(b) Schedule 3.19(b) sets forth a complete and accurate list of the top 10 vendors of the Companies and the Business on a consolidated basis by the dollar value of purchases from such vendor for the fiscal year December 31, 2023 (each a “Material Vendor”). The Companies and their Affiliates have not received any written notice that any of its Material Vendors will, or intends to, stop, materially decrease the rate of, or materially change the terms (whether payment, price or otherwise) with respect to, supplying materials, products or services to the Companies or the Business (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).

(c) There are no minimum commitment obligations of the Companies or the Business in any Contract with a Material Vendor that has not been satisfied or that will not be satisfied within the applicable measurement period.

Section 3.20 Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(a) the Business is in compliance with all Environmental Laws and has no liability under any Environmental Laws;

(b) there has been no Release of any Hazardous Substance on, in or under any real property that requires remediation under Environmental Laws or that has resulted in an environmental condition for which the Business has any liability, nor, to the Knowledge of Parent, there has been any Release of any Hazardous Substance by any other Person on any real property currently or formerly owned, leased, or operated by the Business;

(c) the Business has not arranged for offsite disposal of any Hazardous Substances for which the Business has or would reasonably be expected to have liability under any Environmental Laws;

(d) Parent has provided the Buyer with copies of all Phase I environmental site assessments or other environmental or occupational health & safety reports, audits, or assessments in the possession or control of Business;

(e) the Business has not conducted, nor to the Knowledge of Parent, has any Governmental Entity conducted, since October 16, 2023, any environmental investigation, study, test, audit, review or other analysis in relation to the current or prior business of the Business; and

(f) Parent and its Affiliates has not received any written notice, demand letter or request for information from any Governmental Entity relating to the Business indicating (i) any violation of Environmental Laws, (ii) any pending or, to the Knowledge of Parent, threatened claim, action, suit, or proceeding relating to any actual or potential violation of or liability under any Environmental Law or (iii) any pending order, decree, ruling, judgment or injunction issued, made or rendered by or any agreement with a Governmental Entity relating to any liability under Environmental Law.

Section 3.21 Anti-Bribery Matters.

(a) Since October 16, 2023, none of Parent or any of its Affiliates (solely with respect to the Business), the Companies, nor, to the Knowledge of Parent, any of their respective officers in regards to their actions as such, has directly or indirectly, made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, allowance, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any (i) official or employee of a Governmental Entity, (ii) officer, director, or employee of a company or other enterprise owned or controlled by a Governmental Entity, (iii) U.S. or foreign political party or official thereof or any candidate for political office, (iv) officer or employee of a public international organization, or (v) other Person acting in an official capacity for or on behalf of any such Governmental Entity, enterprise, party, organization, in each case (i-v) in order to obtain an improper advantage, induce the recipient to violate a lawful duty, or for any other improper purpose in connection with the Business.

(b) Since October 16, 2023, none of Parent or any of its Affiliates (solely with respect to the Business), the Companies, nor, to the Knowledge of Parent, any of their respective officers in regards to their actions as such, (i) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (ii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iii) has violated in any material respect or is violating in any material respect the United States Foreign Corrupt

Practices Act of 1977, as amended, the Indian Prevention of Corruption Act, 1988, as amended, the Indian Prevention of Money Laundering Act, 2002, as amended, the Corruption of Foreign Public Officials Act (Canada) or any other Law applicable to the Companies that prohibits bribery, corruption, fraud, or other improper payments, (iv) is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible material violations of any legal requirement that prohibits bribery, corruption, fraud, or other improper payments, or (v) has received written notice from, or made written voluntary disclosure to any Governmental Entity regarding alleged or possible violations of any legal requirement that prohibits bribery, corruption, fraud, or other improper payments, in each case (iv) in connection with the Business.

Section 3.22 Data Privacy.

(a) Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies and, to the Knowledge of Parent, any processors acting on their respective behalf, are in compliance with, and since October 16, 2023 have complied with, all applicable Privacy Laws and Requirements in all material respects in connection with the operation of the Business. All Personal Information has been collected, processed, transferred, disclosed, shared, stored, protected and used by Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies in the operation of the Business in accordance with applicable Privacy Laws and Requirements, except for any non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies have implemented reasonable technical, physical and organizational measures and security systems and technologies to maintain the integrity and security of all Personal Information processed by Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies and to prevent any destruction, loss, alteration, corruption, misuse or unauthorized disclosure thereof or unauthorized access thereto, except for any failure to do so that would not, individually or in the aggregate, have a Material Adverse Effect. Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies have, in accordance with applicable Privacy Laws and Requirements and in the operation of the Business, performed security risk assessments and vulnerability assessments of the Internal IT Systems, and have addressed and remediated all threats, vulnerabilities, issues and deficiencies identified in each such assessment, except for any failure to perform assessments or to remediate that would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Neither Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, nor any Company has experienced since October 16, 2023 any incident, including any breach of security, in which (i) Personal Information maintained or processed for the Business was stolen, destroyed, altered or improperly accessed, disclosed or used without authorization, or (ii) an unauthorized occurrence, or series of related unauthorized occurrences, disrupted the Internal IT Systems (for each of clauses (i) and (ii), a “Security Incident”), except for any Security Incident that would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of Parent, no circumstance has arisen since October 16, 2023 in which any Privacy Law and Requirement would require Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, or any Company to notify a

Person or Governmental Entity of material any Security Incident involving unauthorized access or use by a third-party of Personal Information in the possession or under the control of Parent or such Affiliate or any such Company in connection with the operation of the Business.

(d) Neither Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, nor any Company has been since October 16, 2023 or is currently: (i) under audit or investigation by any Governmental Entity regarding the collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Information, or (ii) subject to any third-party notification, claim, demand, audit or action alleging a failure to comply with applicable Privacy Laws and Requirements in connection with the operation of the Business.

Section 3.23 International Trade.

(a) Since October 16, 2023, Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies have complied in all material respects with, are in compliance in all material respects with, and have not taken any action that has violated or would reasonably be expected to result in a violation in any material respect of any International Trade Laws.

(b) Neither Parent nor any of its Affiliates (excluding the Companies), solely in connection with the Business, nor the Companies nor, to the Knowledge of Parent, any of their respective directors, executives, representatives, agents or employees, have since October 16, 2023: (i) acted, directly or indirectly, on behalf of a Sanctioned Person, nor are Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, the Companies or any of their respective directors, executives, representatives, agents or employees a Sanctioned Person; (ii) unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, or (iii) unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person.

(c) Parent and its Affiliates (excluding the Companies), solely in connection with the Business, and the Companies have not, since October 16, 2023, received written notice of and, after due care and inquiry, are not aware of, any current or threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory or enforcement Action, whether internal, by a government regulator or agency, or a private party, alleging any violation of International Trade Laws, nor have Parent or any of its Affiliates (excluding the Companies), solely in connection with the Business, nor any of the Companies, nor any of their directors, executives, employees, representatives, or agents been convicted of violating in any material respect any International Trade Laws.

(d) The Companies have adopted and implemented policies and procedures reasonably designed to prevent, detect, and deter violations of applicable International Trade Laws, except was would not be materially adverse to the Companies or the Business, taken as a whole.

Section 3.24 Certain Fees. Except as set forth on Schedule 3.24 (which fees, expenses and Liabilities shall be borne in their entirety by Parent), there is no broker, agent, finder, investment banker, or other intermediary which has been retained by or is authorized to act on behalf of Parent or the Companies who is entitled to any investment banking fees, commissions, financial advisory fees, brokerage fees, finders’ fees, or other similar fees or payments in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby for which any Company or any of their respective Affiliates may be responsible or liable. None of the Buyer nor any of its Affiliates (including the Companies) will be bound by the terms of any engagement letter which Parent or any of its Affiliates is a party to.

Section 3.25 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, ARTICLE IV, THE OTHER ANCILLARY AGREEMENTS OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3(c), PARENT DOES NOT MAKE AND SHALL NOT BE DEEMED TO MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE BUSINESS OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PARENT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO BUYER OR ANY OF ITS AFFILIATES WITH RESPECT TO, AND, NONE OF BUYER OR ANY OF ITS AFFILIATES WILL BE ENTITLED TO RELY ON:

(a) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES OR ANY INFORMATION REGARDING FUTURE REVENUES, EXPENSES, RESULTS OF OPERATIONS OF THE BUSINESS OR FUTURE PROSPECTS; OR

(b) EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE III, ARTICLE IV, THE OTHER ANCILLARY AGREEMENTS OR ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3(c), ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO BUYER OR ITS AFFILIATES, COUNSEL, ACCOUNTANTS OR ADVISERS WITH RESPECT TO THE BUSINESS, INCLUDING ANY DUE DILIGENCE MATERIALS, ANY COMPANY OR MANAGEMENT PRESENTATIONS, CONFIDENTIAL INFORMATION MEMORANDUM OR “TEASER”.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT & HOLDINGS

Except as set forth in the Schedules (subject to Section 10.15), each of Parent and Holdings, as applicable, hereby further represents and warrants to Buyer as follows:

Section 4.1 Authorization. Parent and Holdings each have the requisite power and authority to execute and deliver this Agreement, each Ancillary Agreement to which Parent or Holdings, as applicable, is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Parent and Holdings and the Ancillary Agreements to which each of Parent and Holdings is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of Parent and

Holdings, as applicable, and no other company or similar proceedings on the part of Parent or Holdings and no equityholder or other votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement has been (or, in the case of any Ancillary Agreement entered into following the execution hereof, will be) duly executed and delivered by Parent and Holdings, as applicable, and, when duly executed by all Parties and delivered by Parent and Holdings, constitutes (or will constitute, as applicable) the valid and binding agreement of Parent and Holdings enforceable against Parent and Holdings, respectively, in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.2 Equity Interests Ownership. Holdings is the record and beneficial owner of all the Equity Interests free and clear of any and all Liens, other than transfer restrictions under applicable securities Laws, as set forth on Schedule 4.2. Holdings has, and at the Closing will have, good and marketable title to such Equity Interests, and the power, authority and legal capacity to sell, transfer, assign and deliver such Equity Interests to Buyer, as provided in this Agreement. Such Equity Interests will be transferred to Buyer at the Closing free and clear of any Liens, except for restrictions on transfer imposed by applicable securities Laws.

Section 4.3 Consents and Approvals. Except as set forth on Schedule 4.3 and for the Antitrust Clearances, the execution, delivery and performance of this Agreement, and each Ancillary Agreement to which Parent, Holdings or any Company is a party, the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement and the fulfillment of and compliance with the terms and conditions hereof do not violate or conflict with (a) any provision of the Charter Documents or organizational documents of Parent or Holdings, or with any resolution or authorization adopted by the governing body or equity holders of Parent or Holdings, (b) any Order to which Parent or Holdings is a party or by which Parent, Holdings or any of their respective properties is bound or (c) any Law or arbitration award applicable to Parent or Holdings, excluding from the foregoing clauses (b) and (c) any such conflicts which would not materially and adversely affect the ability of Parent or Holdings to consummate the transactions contemplated by this Agreement.

Section 4.4 Certain Fees. The Companies will not be responsible for, and will have no Liability for, any broker or investment banker fees, commissions, financial advisory fees, brokerage fees, finders’ fees, or other similar fees or payments payable to any agent, finder, investment banker, or other intermediary which has been retained by or is authorized to act on behalf of Parent, Holdings or any of their respective Affiliates (including the Companies) in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. None of the Buyer nor any of its Affiliates (including the Companies) will be bound by the terms of any engagement letter which Parent, Holdings or any of their respective Affiliates is a party to.

Section 4.5 Acquisition for Investment. Holdings is acquiring the Class C Partnership Interests for its own account for investment and not for resale or distribution. Holdings acknowledges that the Class C Partnership Interests have not been registered under the laws of any jurisdiction. Holdings has no Contract, undertaking, agreement or arrangement with any Person to sell, hypothecate, pledge, donate or otherwise dispose of the Class C Partnership Interests and Holdings has no present plan or intention to enter into any such Contract, undertaking, agreement or arrangement, in each case, that would constitute a violation of any applicable Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Parent as follows:

Section 5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has the corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

Section 5.2 Authorization. Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Buyer and does, when duly executed by all Parties and delivered by Buyer, constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3 Consents and Approvals; No Violations. Except as set forth on Schedule 5.3 and for the Antitrust Clearances, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or result in any breach of any provision of the Charter Documents of Buyer; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, License, agreement, lease or other contract, instrument or obligation to which Buyer is a party or by which Buyer or any of its assets may be bound; or (d) violate any Law or Order applicable to Buyer, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights which would not materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.4 Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer, by or before any Governmental Entity or by any third party which would be reasonably likely to materially and adversely affect or restrict Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5 Financial Capability.

(a) Buyer has entered into (i) commitment letters (the “Debt Commitment Letters”) with the Debt Financing Sources, confirming their respective commitments to provide Buyer with debt financing in connection with the transactions contemplated by this Agreement in the amounts set forth therein (the “Debt Financing”), and (ii) a commitment letter (the “Equity Commitment

Letter” and, together with the Debt Commitment Letters, the “Financing Commitment Letters”) with The Veritas Capital Fund VIII, L.P. (the “Equity Financing Source”), confirming its commitment to provide Buyer with equity financing in connection with the transactions contemplated by this Agreement in the amount set forth therein, subject to the terms and conditions set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Buyer has provided to Parent substantially final drafts of the Financing Commitment Letters and the Limited Guarantee prior to the date hereof and true, correct and complete copies of the Financing Commitment Letters and the Limited Guarantee concurrently with the execution and delivery of this Agreement.

(b) As of the date of this Agreement, the Debt Commitment Letters are legal, valid and binding obligations of the Buyer, and to Buyer’s knowledge, the other parties thereto, are in full force and effect, and are enforceable against Buyer and, to the knowledge of Buyer, each other party thereto in accordance with their terms (except as such enforceability may be limited by (i) the Bankruptcy and Equity Exception and (ii) the availability of injunctive relief and other equitable remedies). The Equity Commitment Letter is a legal, valid and binding obligation of the Buyer and the other parties thereto, is in full force and effect, and is enforceable against Buyer and each other party thereto in accordance with its terms (except as such enforceability may be limited by (A) the Bankruptcy and Equity Exception and (B) the availability of injunctive relief and other equitable remedies).

(c) There are no side letters or other Contracts to which Buyer or any of its Affiliates is a party relating to the Financing, other than (i) as expressly set forth in the Financing Commitment Letters (including the fee letter referenced therein) and (ii) customary engagement letters or non-disclosure agreements, in each case, which do not adversely impact the conditionality or aggregate amount of the Financing, that would reasonably be expected to (A) adversely affect the ability of Buyer to satisfy any of the conditions to the Financing within its control, (B) prevent or delay the availability or amount of the Financing or (C) adversely affect the enforceability of the Financing Commitment Letters, other than as expressly set forth in the applicable Financing Commitment Letters and the fee letters related thereto.

(d) The Equity Commitment Letter provides that Parent is a third-party beneficiary thereof and is entitled to enforce the Equity Commitment Letter, subject to the terms and conditions set forth therein.

(e) Except as specifically set forth in the applicable Financing Commitment Letters, (i) there are no conditions precedent to the obligations of (A) the Equity Financing Source to fund the Equity Financing or (B) the Debt Financing Sources to fund the Debt Financing (including pursuant to any flex provisions) and (ii) there are no contingencies pursuant to any Contract relating to the transaction contemplated by this Agreement to which Buyer or any of its Affiliates is a party that would permit any of the Equity Financing Source or the Debt Financing Sources to reduce the total amount of the Financing or impose any additional condition to the availability of any component of the Financing.

(f) As of the date of this Agreement, (i) none of the Financing Commitment Letters has been amended or modified (and no such amendment or modification is contemplated except as expressly contemplated in the Debt Commitment Letters with respect to additional Debt

Financing Sources joining), and (ii) the respective commitments set forth in the Financing Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). As of the date of this Agreement, no event has occurred which would result in any breach by Buyer of, or constitute a default by Buyer under (or an event which with notice or lapse of time or both would constitute a default), the Financing Commitment Letters in the form attached to this Agreement, or otherwise result in any portion of the Financing contemplated thereby to be unavailable or delayed (assuming satisfaction of the conditions set forth in Section 7.3). As of the date of this Agreement, and assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.3, Buyer (A) is not aware of any fact or occurrence that makes any of the representations or warranties of Buyer in any of the Financing Commitment Letters inaccurate in any material respect, (B) has no reason to believe that it will be unable to satisfy, on a timely basis, any term or condition of closing to be satisfied by it or its Affiliates contained in the Financing Commitment Letters and (C) has no reason to believe that any portion of the Financing required to consummate the transactions contemplated by this Agreement will not be made available to Buyer on the Closing Date. Buyer has fully paid any and all commitment fees and other fees required by the Debt Commitment Letters to be paid as of the date of this Agreement.

(g) Buyer will have at the Closing when funded in accordance with the Financing Commitment Letters immediately available funds in connection with the Financing in an aggregate amount (without duplication and after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letters, and assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent) that will enable Buyer to (i) satisfy all of Buyer’s Closing Date obligations under this Agreement, including Buyer’s Closing Date obligations under Article II, and (ii) pay all related fees and expenses of Buyer.

Section 5.6 Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Companies or the Business. At and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, and assuming (a) the accuracy of the representations and warranties of Parent set forth in Article III and Article IV and (b) satisfaction of the conditions set forth in Section 7.1 and Section 7.3, Buyer and the Companies will be Solvent.

Section 5.7 Independent Review. Buyer has conducted its own independent review and analysis of the Business and its condition, cash flow and prospects, and acknowledges that Buyer has been provided access to the properties, premises and records of the Business for this purpose, including to certain projections, including projected statements of operating revenues and income from operations of the Business and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties. Buyer is knowledgeable about the industries in which the Business operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. In entering into this Agreement, Buyer has relied exclusively upon its own investigation and analysis and the representations and warranties contained herein, in the Ancillary Agreements and in the certificate required to be delivered pursuant to Section 7.3(c), and Buyer:

(a) acknowledges that: (i) it has had the opportunity to visit with the Companies and meet with their officers and other representatives to discuss the Business and its condition, cash flow and prospects; and (ii) materials and information requested by Buyer have been provided to Buyer to Buyer’s reasonable satisfaction;

(b) acknowledges that it has undertaken such due diligence (including a review of the assets, liabilities, books, records and Contracts of the Companies) as Buyer deems adequate;

(c) acknowledges that, except as set forth in Article III and Article IV of this Agreement, the Ancillary Agreements or the certificate required to be delivered pursuant to Section 7.3(c), neither Parent, the Companies nor any of their respective partners, officers, employees, Affiliates, agents or representatives makes, and that Buyer has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or representatives prior to the execution of this Agreement;

(d) agrees, to the fullest extent permitted by Law, but without limiting any representation or warranty set forth in Article III and Article IV, the Ancillary Agreements or the certificate required to be delivered pursuant to Section 7.3(c), that neither Parent, the Companies nor any of their respective partners, directors, officers, employees, Affiliates, agents or representatives shall have any Liability or responsibility whatsoever to Buyer on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made, to Buyer prior to the execution of this Agreement; and

(e) acknowledges that, neither Parent, the Companies nor any of their respective partners, officers, employees, Affiliates, agents or representatives makes, has made or shall be deemed to have made, and that Buyer has not relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Companies or the Business, other than the representations, warranties, covenants and agreements of Parent that are expressly set forth in this Agreement, the Ancillary Agreements or the certificate required to be delivered pursuant to Section 7.3(c).

Section 5.8 Purchase for Investment.

(a) Buyer is acquiring the Equity Interests solely for investment for its own account and not with the view to, or for resale in connection with, any “distribution” (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof. Buyer understands that the Equity Interests have not been registered under the Securities Act or any state or foreign securities laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such Laws and applicable regulations such securities may not be resold without registration under the Securities Act or under applicable state or foreign Law unless an applicable exemption from registration is available.

(b) Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Section 5.9 Certain Fees. Except as set forth on Schedule 5.9, Buyer has not employed any broker, finder, investment banker, or other intermediary, or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or other similar fees, in connection with this Agreement or the transactions contemplated hereby, in each case, for which Parent or any of its Affiliates would be responsible or liable.

Section 5.10 CFIUS. Buyer is not, and as of the Closing will not be, a “foreign person” as defined under CFIUS regulations issued pursuant to Section 721 of the Defense Production Act of 1950, as amended.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of the Business. Parent agrees that, during the period from the date of this Agreement to the Closing, except (i) as otherwise expressly contemplated by (x) this Agreement, (y) Exhibit 1.1(a) or (z) Exhibit 6.1 hereto, (ii) as required by Law or Contract entered into prior to the date of this Agreement and disclosed to Buyer prior to the date hereof, or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Parent (to the extent related to the Business or any of the Companies) (1) will, and will cause each Company and any other Subsidiary of Parent (to the extent related to the Business) to, use commercially reasonable efforts to (I) conduct its business in the Ordinary Course in all material respects (subject to the specific restrictions set forth below in this Section 6.1) and (II) preserve intact the current business organization of the Companies and the Business relations and goodwill with material customers, suppliers, vendors, licensees, licensors, landlords, sublandlords and other Persons having business relationships with any of the Companies or the Business, and (2) will not, and will cause each Company and any other Subsidiary of Parent (to the extent related to the Business) not to, in each case, do any of the following:

(a) amend or change the Charter Documents or other organizational documents of any of the Companies, enter into a joint venture or equity partnership relating to the Business, or form any Subsidiary that would become a Company;

(b) transfer, authorize for issuance, issue, grant, sell, pledge, encumber, deliver or dispose of or agree or commit to transfer, issue, grant, sell, pledge, encumber, deliver or dispose any equity interests or shares of capital stock or other securities of any of the Companies or issue or grant any securities convertible into, exchangeable for or representing a right to purchase or receive (including any options, warrants, calls or other rights) to purchase, receive or otherwise acquire, or enter into any contract with respect to the issuance of, equity interests, shares of capital stock or other securities or ownership interests of any Company;

(c) (i) adjust, split, combine, reclassify, recapitalize, subdivide or amend the terms of any equity interests or shares of capital stock of any of the Companies, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or other securities or ownership interests of any of the Companies, (ii) make, declare, set aside, establish a record date for or pay any equity dividend or other equity distribution in respect of any equity interests or shares of capital stock of the Companies or (iii) redeem, purchase or otherwise acquire any equity interests or shares of capital stock or other securities or ownership interests of the Companies; provided, that the Companies may pay cash dividends in respect of their respective equity interests or capital stock; provided further, however, that following the Valuation Time and prior to the Closing, neither Parent nor any of its Affiliates (including the Companies) shall pay or cause to be paid any Indebtedness or Transaction Expenses with Cash of any Company;

(d) make any capital expenditure or directly or indirectly incur any Liability in connection therewith in excess of the aggregate amount set forth in the Business’s capital expenditures budget as provided to Buyer prior to the date hereof by more than $3,000,000 in the aggregate (provided, that Parent shall, and shall cause its Subsidiaries to, make capital expenditures in the Ordinary Course);

(e) except for (i) intercompany borrowings that will be repaid or settled in full or terminated or canceled at or prior to the Closing, (ii) Ordinary Course borrowings under any credit agreement or letters of credit that will be repaid in full at or prior to the Closing or that constitute Indebtedness, (iii) Indebtedness incurred to finance capital expenditures permitted under clause (d) above and (iv) obligations under finance leases that constitute Indebtedness, (A) incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee or become liable for any debt securities or obligations of another Person or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in any Company;

(f) with respect to any Company, other than in connection with the Pre-Closing Restructuring, fail to maintain its corporate existence or otherwise effect any restructuring or reorganization (or adopt any plan for the foregoing, including, for the avoidance of doubt, any plans to liquidate or dissolve), merge or consolidate with any other Person, enter into any joint venture or similar venture with any other Person, or acquire any capital stock or other securities or ownership interests or material amount of assets of any other Person;

(g) other than in connection with the Pre-Closing Restructuring, sell, lease, mortgage, pledge, encumber, abandon, sell and leaseback or otherwise dispose of or transfer any material real properties or any rights or interests therein;

(h) acquire an ownership interest in any real property or, acquire a leasehold interest in any real property;

(i) cancel or terminate any existing Real Property Lease, except in the Ordinary Course;

(j) (i) cancel, compromise, settle, pay or discharge any Action or threatened Action, other than the payment, discharge or satisfaction of such claims, Liabilities that (A) do not impose material restrictions on the Business or the properties, rights or assets of the Companies or the Business and (B) either (x) are disclosed or reserved against in the Financial Statements in amounts no greater than the amount reserved with respect to the relevant liability therein or (y) require payment of less than $100,000 individually, or $500,000 in the aggregate, or (ii) intentionally waive or release any material rights of the Companies or of the Business;

(k) make any change to any financial accounting method, accounting principle, financial accounting practice or system of internal accounting control of the Companies, except as required by GAAP;

(l) amend in any material respect, terminate, assign or cancel any Business Contract, or enter into any new Business Contract, in each case, other than in the Ordinary Course or as expressly contemplated by Section 6.22;

(m) materially delay or postpone the payment of any account payable or other Liabilities or take any action to materially accelerate the collection of accounts receivables, or otherwise materially change any policy or practice regarding extension of credits, prepayments, sales, collections, receivables or payment of accounts, in each case other than in the Ordinary Course;

(n) enter into, renew or amend in any materially adverse respect any Intercompany Arrangement;

(o) assign, transfer, exclusively license, abandon, waive, permit to lapse or otherwise dispose of or subject to any Liens other than Permitted Liens any material Owned Intellectual Property Rights except in the Ordinary Course;

(p) sell, assign, transfer, convey, lease (as lessor), sublease (as sublessor), exchange, abandon or otherwise dispose of or transfer any material tangible or intangible assets or properties of any of the Companies or the Business (including without limitation, any Leased Real Property or any ownership or leasehold interest therein), other than in the Ordinary Course;

(q) mortgage, pledge, encumber, or subject to any Lien or security interest (other than Permitted Liens) any material tangible asset or property (including without limitation, any Leased Real Property or any ownership or leasehold interest therein) of the Companies or the Business, except in the Ordinary Course or that will be released prior to or at the Closing;

(r) except (i) as may be required by the terms of a Company Benefit Plan set forth on Schedule 3.15(a) hereof or any Collective Bargaining Agreement, or (ii) as required by this Agreement, (A) increase the compensation or benefits of any Workers (provided, that the compensation of Workers with a gross annual base salary not in excess of $200,000 or the local equivalent may be increased in the Ordinary Course), (B) enter into or adopt any Acquired Company Benefit Plan, amend or terminate any Acquired Company Benefit Plan, or amend or adopt any Company Benefit Plan other than on the same basis as applicable to other similarly-situated employees of Parent and its Affiliates, (C) hire any Person as a Worker in the Business, other than, in the Ordinary Course, the hiring of Company Employees (x) with a gross annual base salary not in excess of $200,000 or the local equivalent or (y) to otherwise replace a Company Employee whose employment has terminated on substantially similar compensation terms, (D) terminate the employment or engagement, other than for cause or as a result of performance issues, of any Worker with a gross annual base salary in excess of $200,000 or the local equivalent, (E) transfer the employment of any employee who is a Worker outside of the Companies, (F) transfer the employment of any Person who does not work in the Business to the Companies, (G) grant any rights to severance or termination pay to any Worker, other than severance or termination pay in the Ordinary Course consistent with past practice, or (H) take any action to accelerate the vesting, funding or payment of any benefit or compensation payable to any Worker;

(s) recognize any labor union, trade union, works council, or other employee representative body as the representative of any employees who are Workers, or enter into any new or amended Collective Bargaining Agreement covering employees who are Workers, in each case, except as required by applicable Law;

(t) (i) make, amend or revoke any material Tax election, (ii) fail to timely file (other than in the Ordinary Course), or amend, any Tax Return, (iii) enter into any Tax allocation, Tax sharing, Tax receivable, Tax indemnity, closing or other agreement related to Taxes, (iv) commence, settle or compromise any Tax claim or assessment, (v) surrender any right to a refund, offset or other reduction in Tax liability, (vi) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than any automatic extension of the due date of a Tax Return), (vii) grant any power of attorney with respect to Taxes, or (viii) fail to pay Taxes when due (including any estimated Tax payments); and

(u) authorize, commit to or agree to do, or otherwise, or cause to be taken, anything prohibited by or requiring the consent of Buyer under this Section 6.1.

Section 6.2 Pre-Closing Restructuring.

(a) Prior to the Closing, Parent shall, and shall cause its Affiliates to, complete the Pre-Closing Restructuring in accordance with Exhibit 1.1(a) at its sole expense. Parent shall (i) keep Buyer reasonably informed in respect of the actions and steps taken to complete the Pre-Closing Restructuring and consider, in good faith, any reasonable requests of Buyer with respect thereto, (ii) to the extent not executed prior to the date hereof, provide Buyer with a reasonable opportunity to review all agreements and other instruments to be executed in connection with the Pre-Closing Restructuring prior to their execution, delivery or implementation (which agreements and instruments shall be consistent with the Pre-Closing Restructuring and the terms and conditions of this Agreement), which shall consist of Local Transfer Agreements to the extent the transfer of any portion of the Business is in a jurisdiction where such transfer is required to be accomplished pursuant to a Local Transfer Agreement, and (iii) consider, in good faith, any reasonable requests by, and comments of, Buyer timely delivered with respect to the Pre-Closing Restructuring (including any such actions, steps, agreements and instruments). Through the Pre-Closing Restructuring, Parent shall cause all of the Transferred Assets to be transferred to, and only the Liabilities to the extent related to the Transferred Assets or the Business, other than any Liabilities to the extent related to assets of the Retained Business which is not being transferred to the Companies (the “Transferred Liabilities”) to be transferred to and assumed by, the Companies. To the extent that the provisions of a Local Transfer Agreement or any other agreements and other instruments that are executed in connection with the Pre-Closing Restructuring are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Business): (A) the provisions of this Agreement shall prevail; and (B) so far as permissible under applicable Law of the relevant jurisdiction and so far as any such adjustment will not jeopardize or delay the Closing, Parent or any of its Affiliates and Buyer shall cause the provisions of the relevant Local Transfer Agreement or other agreement or instrument to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(b) In the event that, before the Closing, either Party submits a written request to the other Party to amend or modify any steps of the Pre-Closing Restructuring set forth in Exhibit 1.1(a), the other Party shall reasonably cooperate with such Party and consider in good faith such amendment or modification; provided, that Parent shall not make any such amendment or modification without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) to the extent such amendment or modification would adversely impact Buyer, any Company or its assets, or the Business in any material respect.

(c) If any portion of the Pre-Closing Restructuring has not been completed by the Closing (an “Incomplete Restructuring Action”) and the Incomplete Restructuring Action (i) has a detrimental effect on Buyer’s ability to make progress pursuant to an agreed Transition Services Agreement project plan or otherwise meet the Estimated Exit Date set forth on Annex A to the Transition Services Agreement or (ii) results in a cost, expense or other Liability to Buyer or the Companies that they would not otherwise have incurred if such Incomplete Restructuring Action had been completed prior to the Closing, then (A) in the case of clause (i), the term of the Transition Services Agreement with respect to the impacted Service Class (as defined in the Transition Services Agreement) shall be permitted to be extended beyond twelve (12) months following the Closing without an increase to the associated fees for such Service Class solely for the same amount of time by which the Incomplete Restructuring Action was delayed following the Closing and (B) in the case of clause (ii), Parent shall be responsible for the costs, expenses and other Liabilities incurred by Buyer and the Companies that they otherwise would not have incurred if such Incomplete Restructuring Action had been completed prior to the Closing. If an Incomplete Restructuring Action has not been completed as of the Closing, Parent will (x) complete such Incomplete Restructuring Action as promptly as possible following the Closing (including the satisfaction of all conditions precedent specified in the India Transfer Agreement) and (y) provide the necessary services, or make any necessary arrangements, to ensure that Buyer receives the benefit of the assets subject to the Incomplete Restructuring Action, in each case, at Parent’s cost. For the avoidance of doubt, if the SEZ Transfer has not been completed as of the Closing, Buyer shall cause the Delayed Payment Amount to be paid to (or as designated by) Terafina Software Solutions Private Limited upon consummation of the SEZ Transfer following the Closing as consideration for the assets transferred pursuant thereto, as contemplated by the Pre-Closing Restructuring.

(d) In connection with the completion of the Pre-Closing Restructuring, Parent and Digital First will enter into the Patent and Technology License Agreement.

Section 6.3 Access to Information.

(a) Subject to the restrictions of any applicable Law or contractual undertaking, between the date of this Agreement and the Closing, in connection with the performance of this Agreement, the closing of the transactions contemplated hereby and for other bona fide transition planning purposes, Parent shall and shall cause its Subsidiaries to (i) give Buyer and its Representatives reasonable access to the books, records, work papers, senior management level employees, offices, assets, financial information and other facilities and properties of the Business and the Companies, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request and (iii) cause the officers of the Business to furnish Buyer with such financial and operations data and other information with respect to the Business as Buyer may reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the supervision of the applicable personnel of Parent or its Affiliates, in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement and not interfere unreasonably with the operations of the Business in any material respect. Notwithstanding the foregoing of this Section 6.3(a), Buyer and its counsel, environmental consultants, investment bankers, financial sources, lenders and other representatives will not, prior to the Closing, conduct any environmental assessments, studies, investigations, monitoring, or other inquiries pertaining to environmental laws and relating to the Leased Real Property, including any Phase I environmental site assessment, Phase II environmental site assessment, or invasive sampling of soil, groundwater, air, any other environmental media, or building materials or equipment.

(b) All information furnished or provided by Parent, any Company or any of their respective Affiliates or representatives to Buyer or its representatives (whether furnished before or after the date of this Agreement) pursuant to Section 6.3(a) shall be held subject to the Confidentiality Agreement except as expressly provided in Section 6.24; provided, that, upon the Closing, the obligations of Buyer pursuant to the terms of the Confidentiality Agreement, solely to the extent related to the Business, shall terminate.

Section 6.4 Consents.

(a) The Parties shall cooperate and use reasonable best efforts to, as promptly as practicable, obtain all Licenses, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement, including making or causing to be made all notifications, filings and submissions required to obtain the Antitrust Clearances. The Parties shall use reasonable best efforts to supply any additional information, including requests for production of documents and production of witnesses for interviews or depositions, that may be requested by any Governmental Entity for the purpose of obtaining Antitrust Clearances. In addition to the foregoing, Buyer agrees to provide such reasonable assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby.

(b) Parent and Buyer will make all initial filings required under the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days following the date of this Agreement. Each of Parent and Buyer will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable Antitrust Laws. Each of Parent and Buyer will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their respective Affiliates or any of its or their respective representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of Parent and Buyer will promptly notify the other of the receipt and content of any substantive oral or written communication, inquiries or requests for additional information it receives from any Governmental Entity in connection therewith and will promptly (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or any inquiry, (ii) provide the other with a description of the information provided to any Governmental Entity with respect to any such substantive oral or written communication, inquiry or request, (iii) permit the other Party to review such substantive communications and consider in good faith any comments reasonably provided by the other Party in any substantive communication given by it to any Governmental Entity and (iv), to the extent practicable and permitted by such applicable Governmental Entity, give the other Party or its counsel the opportunity to attend and participate in all substantive meetings, telephone calls or conferences with any Governmental Entity. The Parties shall use reasonable best efforts to supply any additional information, including requests for production of documents and production of witnesses for interviews or depositions, that may be requested by any Governmental Entity in connection with the filings and submissions made with respect to the transactions contemplated by this Agreement under the HSR Act. Buyer shall pay all filing fees required to be paid under the Antitrust Laws by Buyer, Parent or any Company.

(c) Buyer and Parent shall not, and each shall cause its respective Affiliates not to, take any action that could reasonably be expected to materially adversely affect the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending, preliminary or permanent Law or Order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, that Buyer and Parent shall use reasonable best efforts, to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Buyer and Parent shall not, and each shall cause its Affiliates not to, acquire or agree to acquire by merger or consolidate with, or purchase a substantial portion of the assets of or equity in or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to a commercial or strategic relationship with any Person that could reasonably be expected to materially adversely affect the approval of any Governmental Entity of any of the aforementioned filings.

(d) Notwithstanding any provision of this Agreement to the contrary, Buyer shall cooperate with all Governmental Entities and shall use best efforts to undertake promptly any and all action required to obtain all necessary consents, approvals, Orders or waivers, and to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Entity or any other party so as to enable the Parties to complete lawfully, and as soon as possible, the transactions contemplated by this Agreement, including: (i) proffering and consenting to an Order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the Companies or of any other assets or lines of business of Buyer or any of its Affiliates in order to remedy any concerns that any Governmental Entity may have; (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Buyer, the Companies or Affiliates; (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Buyer, the Companies or Affiliates; or (iv) proffering and consenting to any other restriction, prohibition or limitation on any of the assets of the Companies, Buyer or Affiliates, or any of their respective assets in order to remedy any such concerns.

(e) In connection with this Section 6.4, if any Action is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Antitrust Laws, each of the Parties shall cooperate with one another and use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of the transactions contemplated hereby; or (ii) take such action as necessary to overturn any action by any Governmental Entity or private party to block consummation of the transactions contemplated hereby, including by defending any action or proceeding brought by any Governmental Entity or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the transactions contemplated hereby, or in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Laws so as to permit the consummation of the transactions contemplated by this Agreement; provided, that any commitment or transaction involving a Company (or any of its assets or business) may be subject to the occurrence of the Closing. Notwithstanding any provision to the contrary in this Agreement, Buyer shall make all strategic and tactical decisions as to the manner in which to obtain from any Governmental Entity under the HSR Act or any other applicable Antitrust Laws, all necessary consents, approvals, Orders or waivers, and to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Entity or any other party in connection with the consummation of the transactions contemplated by this Agreement; provided that Buyer shall consult in advance with Parent and consider in good faith the views of Parent with respect to such strategy and tactical decisions.

(f) No later than thirty (30) days following the Closing, Buyer shall prepare and submit the necessary notification with the appropriate Governmental Entity in Canada in accordance with the Investment Canada Act (the “ICA”). Buyer shall provide all required information and documentation pertaining to the transactions contemplated by this Agreement and the Parties hereto, as required by the ICA and its associated regulations. Parent agrees to cooperate with Buyer to provide any information or assistance reasonably necessary to complete the filings required under the ICA following the Closing.

Section 6.5 Reasonable Best Efforts. Without limiting the foregoing, each of the Parties shall cooperate, and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof. The Parties further covenant and agree, with respect to a threatened or pending, preliminary or permanent Law or Order that would materially adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 6.6 Public Announcements. The Parties shall cooperate to issue a single joint press release or public announcement (“First Public Announcement”), regarding this Agreement or the transactions contemplated hereby. Following the First Public Announcement, if any, none of Buyer or any of its Affiliates shall issue any press release or make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent, except for any communication that is required by Law or the rules of any national securities exchange; provided, that Buyer will use reasonable efforts to make such required communication available for review by Parent reasonably in advance of such communication and will consider in good faith any comments reasonably provided by Parent. Notwithstanding the foregoing, (a) Buyer, its Affiliates and their respective representatives may make customary disclosures as expressly contemplated by the Debt Commitment Letter (including in connection with the syndication of the Debt Financing), subject to the confidentiality undertakings set forth in the Debt Commitment Letter, (b) Buyer may make such public disclosures that are consistent with prior disclosures by Parent or made in compliance with this Section 6.6 or any communication plan or strategy previously agreed to by the Parties and (c) Veritas Capital Fund Management, L.L.C. and any of its Affiliates, or a manager or general partner of any such fund, may provide, on a confidential basis, general information regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such person in connection with fundraising, marketing, informational or reporting activities.

Section 6.7 Tax Matters.

(a) Tax Sharing Agreements. Any Tax sharing or similar or analogous agreement between any Company, on the one hand, and Parent (or any Affiliate of Parent other than a Company), on the other hand, shall be terminated as of the Closing Date and shall have no further effect for any Taxable year (whether the current year, a future year or a past year). As of the Closing, no Company will have any further obligations to Parent or its Affiliates under any such Tax sharing or similar or analogous agreement.

(b) Responsibility for Filing Income Tax Returns for Periods Ending on or Before the Closing Date and Combined Tax Returns. Parent shall be responsible for preparing and filing (i) all income Tax Returns of the Companies for all taxable periods ending on or prior to the Closing Date that are due prior to the Closing Date, and (ii) all Combined Tax Returns, and all such Tax Returns shall be prepared in accordance with past practice (except to the extent not supportable at a “more likely than not” level of confidence or as otherwise required by applicable Law), and Parent shall pay or cause to be timely paid all Taxes shown as due thereon. In the case of any Tax Return described in clause (i) of the preceding sentence, Parent shall deliver such Tax Return to Buyer at least fifteen (15) days prior to the due date for Buyer’s review and comment. Parent shall consider in good faith such revisions as are reasonably requested by Buyer within ten (10) calendar days after delivery of such Tax Returns to Buyer.

(c) Allocation for Straddle Period. For purposes of this Agreement, the amount of Taxes of any Company for the Straddle Period shall, in each case, be computed as if such taxable period ended as of the end of the day on the Closing Date, and the taxable year of any other partnership, pass-through entity or “controlled foreign corporation” within the meaning of Section 957 of the Code that any Company owns, directly or indirectly, shall be deemed to end at the end of the Closing Date for such purposes with the Closing Date being included in the pre-Closing portion of such Straddle Period; provided that real and personal property and ad valorem Taxes and similar Taxes (which are not based on income, profit or sales) shall be determined by reference to the relative number of days in the pre-Closing (which shall include the Closing Date) and post-Closing portions of such Straddle Period.

(d) Certain Taxes. Buyer, on the one hand, and Parent, on the other hand, shall each be responsible for and pay fifty percent (50%) of all Transfer Taxes incurred in connection with the transfer of the Equity Interests to Buyer, and Parent shall be responsible for 100% of all Transfer Taxes incurred in connection with the Pre-Closing Restructuring. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Notwithstanding the foregoing provisions of this Section 6.7(d), Parent (i) shall be responsible for and shall pay all Transfer Taxes resulting from, attributable to, arising from or incurred in connection with the Pre-Closing Restructuring and (ii) shall, at its own expense, prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Buyer and Parent shall, and shall cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Parent shall cause its Subsidiaries to: (A) promptly provide the Companies with all invoices and documents reasonably required by the Companies; and (B) timely complete all Tax returns required to be filed with the relevant Governmental Entity, in order for the Companies to claim Tax credits in relation to any Taxes (including goods and services Taxes) paid by the Companies in connection with the Pre-Closing Restructuring and/or any Incomplete Restructuring Action.

(e) Amendments to Returns. Following the Closing, Buyer shall not (i) file any amended Tax Return for any Company for a Tax period (or portion thereof) ending on or before the Closing Date, or (ii) make, change or revoke any material Tax election or change any accounting period or method of any Company with retroactive effect to any Tax period (or portion thereof) ending on or before the Closing Date, (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax of any Company for any Tax period (or portion thereof) ending on or before the Closing Date, or (iv) enter into (or pursue) any voluntary disclosure agreements or similar programs with any Governmental Entity that relate to Taxes or Tax Returns of any Company for any Tax period (or portion thereof) ending on or before the Closing Date, except as otherwise required by Law, in each case without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) to the extent taking such action could result in any non-de minimis Liability of Parent or any of its Affiliates for Taxes.

(f) Tax Cooperation. Buyer and Parent will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns relating to the operations of the Companies and any Action with respect to Taxes. Cooperation includes (i) the retention and (on the other Party’s request) the provision of records and information that are reasonably relevant to the filing of any Tax Returns and any Action and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Each of Parent and Buyer agree (A) to retain all books and records of the Companies with respect to Tax matters pertinent to the Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective Taxable periods, (B) to abide by all record retention agreements entered into with any Governmental Entity and (C) to give the other Party reasonable written notice before transferring, destroying or discarding any books and records and, if the other Party so requests, allow such other Party to take possession of the books and records. Notwithstanding any provision to the contrary in this

Agreement, Buyer and its Affiliates shall be entitled to make (and Parent shall reasonably cooperate with Buyer in making) an irrevocable election under Section 338(g) of the Code (and any corresponding election under state or local Tax Law) with respect to any Non-U.S. Transferred Corporation.

(g) Survival. This Section 6.7 shall survive until ninety (90) days after the expiration of the stature of limitations (including extensions) with respect to the applicable Tax.

Section 6.8 Preservation of Records.

(a) Except as otherwise provided in this Agreement, Buyer agrees that it shall, and it shall cause the Companies to, (i) preserve and keep the records (including all Tax and accounting records) of the Business for a period of seven (7) years from the Closing, and (ii) solely at Parent’s expense, afford Parent and its Affiliates, during normal business hours, upon reasonable request and advance notice, reasonable access to the employees, books, records and properties of each Company and their Affiliates and the Business with respect to periods or occurrences prior to or on the Closing Date, and to make copies of such books and records, in each case to the extent that (A) such access is requested for purposes of performing any obligations hereunder, in connection with Taxes or Actions or investigation related to the Companies or the Business by or before a Governmental Entity and the United States Securities and Exchange Commission, other Governmental Entity reporting obligations, or other bona fide purposes, and (B) such requested access is reasonably relevant with respect to Parent’s prior ownership of the Companies and the Business. Notwithstanding the foregoing, neither Buyer nor any of its Affiliates shall be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or contravene any Law provided, however, that Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney client, work product or other privileges, violate any Law or such applicable agreement.

(b) From and after the Closing and until the date that is seven (7) years following the Closing, Parent shall, and it shall cause its Affiliates to, (i) preserve and keep the records (including all Tax and accounting records) of the Business, and (ii) solely at Buyer’s expense, afford Buyer and its Affiliates, during normal business hours, upon reasonable request and advance notice, reasonable access to the employees, books, records and properties of each Company and their Affiliates and the Business with respect to periods or occurrences prior to or on the Closing Date, and allow to make copies of such books and records, in each case to the extent that (A) such access is requested for purposes of performing any obligations hereunder, in connection with Taxes or Actions or investigation related to the Companies or the Business by or before a Governmental Entity and the United States Securities and Exchange Commission, other Governmental Entity reporting obligations, or other bona fide purposes, and (B) such requested access is reasonably relevant with respect to Buyer’s ownership of the Companies and the Business following the Closing. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or contravene any Law provided, however, that Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not result in the loss of the ability to assert attorney client, work product or other privileges, violate any Law or such applicable agreement.

(c) The provisions of this Section 6.8 shall not apply in the case of, and with respect to, any Legal Dispute.

Section 6.9 Employees; Employee Benefits.

(a) At least five (5) days prior to the Closing Date, Parent will provide Buyer with a revised version of the Census, updated as of such date. From the Closing Date and through the one (1) year anniversary thereof, Buyer shall, and shall cause its Affiliates to, provide each employee or worker of the Business who is employed or engaged by the Companies immediately prior to the Closing or, to the extent applicable, immediately following the completion of an Incomplete Restructuring Action, whether salaried or hourly (including each such employee or worker who is absent due to vacation, holiday, illness, leave of absence or short-term disability, such individuals the “Company Employees”), with (i) a substantially similar job or position and location as in effect immediately prior to the Closing Date, and (ii) an annual base salary or wage rate (or monthly base salary in jurisdictions where applicable Law recognizes only monthly base salary) and annual short-term cash incentive compensation opportunities (not including equity or equity-based or other long-term incentive compensation opportunities) and sales commission opportunities that are no less favorable in the aggregate than the annual base salary or wage rate (or monthly base salary in jurisdictions where applicable Law recognizes only monthly base salary) and annual, short-term cash incentive compensation opportunities and sales commission opportunities provided to such Company Employee as of immediately prior to the Closing Date. From the Closing and through midnight on December 31, 2024 (the “Transition Services End Time”), the Buyer and its Affiliates shall provide certain health, welfare, retirement, fringe benefits and other benefits to the Company Employees consistent with the terms of the Transition Services Agreement and in accordance with applicable Laws in any applicable jurisdiction. Immediately following the Transition Services End Time and through the one (1) year anniversary of the Closing Date, the Buyer shall and shall cause its Affiliates to provide each Company Employee with health, welfare, retirement, fringe benefits and other benefits (excluding equity and other long-term incentives, change in control, transaction, retention or similar payments or benefits, and nonqualified deferred compensation, defined benefit pension and post-employment or retirement health and welfare benefits) that are no less favorable in the aggregate than the health, welfare, retirement, fringe benefits and other benefits (with the same exclusions) provided to such Company Employee immediately prior to the Closing Date. For the avoidance of doubt, any changes to the terms and conditions of employment for the Company Employees must be made in accordance with applicable Law.

(b) Without limiting the generality of Section 6.9(a), Buyer agrees that Buyer or one of its Affiliates will (i) assume all Liabilities to provide continuation coverage pursuant to Section 4980B of the Code and Section 601 of ERISA to persons whose “qualifying event” occurs on or after the Closing Date and their “qualified beneficiaries,” with “qualifying event” and “qualified beneficiaries” defined under Section 4980B of the Code and Section 601 of ERISA, (ii) assume, honor and be solely responsible for paying, providing or satisfying when due all vacation, sick pay and other paid time off for Company Employees accrued but unused as of the Closing Date, (iii) use commercially reasonable efforts to waive any preexisting condition, evidence of insurability, good health or actively-at-work exclusions for the Company Employees, (iv) provide for the remainder of the calendar year in which the Closing occurs and for the succeeding year, vacation and holiday plans for Company Employees equal to what the Companies provided as of the Closing Date and (v) maintain for one year starting on the Closing Date the severance arrangements applicable to the Company Employees that were in effect immediately before the Closing Date and are set forth on Schedule 6.9(b).

(c) With respect to each Company Employee, effective after the Closing Date, Buyer or its Affiliates shall recognize, for all purposes under all plans, programs and arrangements established, maintained or contributed to (including under the Transition Services Agreement) by Buyer or its Affiliates, including the Companies, for the benefit of the Company Employees, all previous service with Parent and its Affiliates, including the Companies, prior to the Closing Date, to the extent such service was recognized under the corresponding Company Benefit Plan covering such Company Employees including, for purposes of eligibility, vesting and benefit levels, provided, that such credit shall not be given for purposes of benefit accruals under a defined benefit pension plan (unless required under applicable Law), for purposes of post-employment welfare benefits (unless required under applicable Law), or where credit would result in duplication of benefits.

(d) Each Company Employee who is a participant in Parent’s 401(k) retirement plan (the “Parent Savings Plan”) shall cease to be an active participant under each such plan effective as of the Transition Services End Time. Effective as of no later than immediately following the Transition Services End Time, Buyer shall have in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code in which the Company Employees shall be eligible to participate immediately following the Transition Services End Time.

(e) As reasonably requested by Parent, Buyer agrees to reasonably cooperate with and provide to Parent all information reasonably necessary in order for Parent to conduct an information and consultation process and participate in a consultation process in case that such joint participation of both parties is necessary in such consultation process under the Laws applicable in the respective jurisdictions (“TUPE Consultation”) in a timely fashion in respect of the relevant Company Employees as required pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) or any other applicable Laws in the respective jurisdiction. As promptly as practicable following the date hereof, Buyer will provide to Parent all remaining necessary information in order for Parent to initiate and complete the TUPE Consultation promptly following the date hereof. Parent shall procure that the Companies shall comply in all material respects with all their respective obligations with respect to the TUPE Consultation (including their obligations under Regulations 11, 13, and 14 of TUPE) to occur as part of the Pre-Closing Restructuring.

(f) Except as otherwise specifically provided herein and as provided for under the Transition Services Agreement, Parent shall retain all obligations under and with respect to all Company Benefit Plans other than the Acquired Company Benefit Plans.

(g) Nothing contained in this Section 6.9, whether express or implied, is intended to confer upon any Person not a Party hereto (including any Company Employee or any beneficiary thereof) any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, any right to a particular term or condition of employment or any right to any specific compensation or benefits. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any employee benefit plan, program or arrangement.

Section 6.10 Use of NCR, NCR Voyix and other Identifiers.

(a) Buyer hereby acknowledges that Parent and its Affiliates retain all rights, title, and interests in and to all of the Trademarks owned or controlled by them that are not included in the Owned Intellectual Property Rights (collectively, “Parent Group Identifiers”), including “NCR”, “NCR Voyix,” and the NCR Voyix logo (including as part of NCR Voyix) (collectively, the “NCR Marks”). For the avoidance of doubt, Parent Group Identifiers do not include any of the Trademarks listed on Schedule 3.10(a). Except to the extent expressly stated below in this Section 6.10 with respect to use, (i) nothing contained in this Agreement grants Buyer or provides Buyer any license or rights (including any ownership rights) in, to or to use any of the Parent Group Identifiers, and (ii) Buyer will not use any of the Parent Group Identifiers other than as otherwise permitted by applicable Law. To the extent that any of the Companies is using any of the Parent Group Identifiers as of the Closing Date, as soon as reasonably practicable after the Closing Date, but in no event later than one hundred twenty (120) days after the Closing Date (the “Transition Period”), Buyer will ensure that the Companies will, at Buyer’s own expense, cease all use of the Parent Group Identifiers in any manner other than as permitted by applicable Law, including removing or obscuring Parent Group Identifiers from any websites, social media, email communications, mobile applications, marketing collateral, packaging, and product documentation (“Content”) and any products and in conjunction with any services. Buyer will not, and will ensure that none of the Companies (following the Closing Date), will create, use or seek to register any Trademark that is substantially similar to, a derivative of, uses or is likely to cause confusion with respect to any of the Parent Group Identifiers. The Companies shall, for the Transition Period be entitled to use, solely in the same manner as used by the Companies immediately prior to Closing, and in connection with the operation of the Business as operated immediately prior to Closing, all of the pre-existing, as of the Closing Date, Content and products and services of the Companies containing or having on them the Parent Group Identifiers. Buyer and the Companies shall not create or use any new Content or any new products or services containing or having on them the Parent Group Identifiers after the Closing Date, including during the Transition Period. In addition, Buyer and the Companies shall be permitted to archive pre-existing Content that contains or has on it any Parent Group Identifiers.

(b) Parent hereby acknowledges, on behalf of itself and its Affiliates (other than the Companies), that immediately upon the Closing, Buyer and the Companies shall own all rights, title and interests in and to Trademarks that are Owned Intellectual Property Rights and Parent and its Affiliates (other than the Companies) agree that they shall immediately cease all use of such Trademarks, if used, in any manner, including removing or obscuring such Trademarks from all Content as soon as reasonably practicable after the Closing Date but in no event later than the last day of the Transition Period. Parent will not, and acknowledges that it will not, create, use or seek to register any Trademark that is substantially similar to, a derivative of, uses or is likely to cause confusion with respect to any of the Trademarks that are Owned Intellectual Property Rights. In addition, Parent and its Affiliates (other than the Companies) shall be permitted to archive pre-existing Content that contains or has on it any Trademarks that are Owned Intellectual Property Rights.

Section 6.11 Guarantees; Commitments; Misdirected Payments and Assets; Seller Debt Facilities Releases.

(a) After the Closing, the Companies (jointly and severally, to the extent permitted under the applicable Laws in their respective jurisdictions of organization) shall indemnify, defend and hold harmless Parent and any of its Subsidiaries against any Liabilities, damages, costs or expenses that Parent or any of its Affiliates suffers, incurs or is liable for by reason of or arising out of or in consequence of: (i) Parent or any of its Subsidiaries issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, letter of comfort or other similar obligation, in each case, solely to the extent relating to the Business and listed on Exhibit 6.11(a) (collectively, the “Indemnified Guarantees”); (ii) any claim or demand for payment made on Parent or any of its Subsidiaries with respect to any of the Indemnified Guarantees; or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees. For the avoidance of doubt, none of Buyer or any of the Companies will guarantee or otherwise provide any credit support to Parent and its other Affiliates under the Seller Debt Facilities effective as of the Closing. Parent shall not, and shall cause its Affiliates not to, cancel or otherwise effect any amendments or modifications or any other changes to any Indemnified Guarantee that could increase, extend or accelerate the liability of Buyer or any of its Affiliates under such Indemnified Guarantees, without Buyer’s prior written consent, which subject to the application of this Section 6.11(a) to any such increase, extension or acceleration, shall not be unreasonably withheld or delayed.

(b) From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer and Parent shall cooperate and use their respective commercially reasonable efforts to cause Buyer or one of its Subsidiaries to be substituted in all respects for Parent and any of its Subsidiaries, and for Parent and its Subsidiaries to be released, effective as of immediately prior to the Closing, in respect of all Indemnified Guarantees. For any Indemnified Guarantees for which Buyer or one if its Affiliates is not substituted in all respects for Parent and its Affiliates (and for which Parent and its Affiliates are not released) effective as of the Closing, Buyer and Parent shall continue to cooperate and use their respective commercially reasonable efforts and Buyer shall cause the Companies to use commercially reasonable efforts to effect such substitution and release after the Closing.

(c) If, on or after the Closing Date, Parent or any of its Affiliates receive, or become aware that Parent or any of its Affiliates own or possess, any assets, rights, properties, notices, monies or amounts that are properly due, deliverable or owing to Buyer or the Companies or attributable to the Business or are liable for a Business Liability, Parent shall, for no additional consideration, promptly (i) sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, such assets, rights, properties, notices, monies or amounts, including, for the avoidance of doubt, collection on accounts receivables that were conveyed to

Buyer or (ii) assign, or cause to be assigned, such Business Liability, in the case of each of clauses (i) and (ii), to Buyer or its Affiliates as Buyer may designate. In perpetuity or until such time that Parent or any of its Affiliates transfers such asset to the applicable Company, Parent, on behalf of itself and its Affiliates, hereby grants to Buyer and its Subsidiaries (A) an exclusive (even as to Parent and its Affiliates), royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable (through multiple tiers) and transferable right and license (or sub-license, as the case may be) to fully use, practice, make, have made, import, offer to sell, sell, distribute, reproduce, create derivative works of, perform, display, market and otherwise exploit such asset and (B) a covenant not to bring, assert, pursue, maintain or provide finding or advice in support of any Action anywhere in the world against Buyer, the Companies or their sublicensees with respect to the foregoing activities, in each case under (A) and (B), effective as of the Closing Date.

(d) If, on or after the Closing Date, Buyer or any of the Companies receive, or become aware that Buyer or any of the Companies own or possess, any assets, rights, properties, notices, monies or amounts that are properly due, deliverable or owing to Parent or the Retained Business or not attributable to the Business or are liable for a Retained Liability, Buyer shall, for no additional consideration, promptly (i) sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, such assets, rights, properties, notices, monies or amounts, or (ii) assign, or cause to be assigned, such Retained Liability, in the case of each of clauses (i) and (ii), to Parent or its Affiliates as Parent may designate. In perpetuity or until such time that Buyer or any of the Companies transfers such asset to Parent or a designated Affiliates, Buyer, on behalf of itself and the Companies, hereby grants to Parent and its Subsidiaries (A) an exclusive (even as to Buyer and the Companies), royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable (through multiple tiers) and transferable right and license (or sub-license, as the case may be) to fully use, practice, make, have made, import, offer to sell, sell, distribute, reproduce, create derivative works of, perform, display, market and otherwise exploit such asset and (B) a covenant not to bring, assert, pursue, maintain or provide finding or advice in support of any Action anywhere in the world against Parent, its Subsidiaries, or their sublicensees with respect to the foregoing activities, in each case under (A) and (B), effective as of the Closing Date.

(e) The Parties shall cooperate with each other in connection with their obligations under Section 6.11(c) and Section 6.11(d) and to facilitate the transition of collections as promptly as practicable after the Closing. The Parties acknowledge and agree there is no right of offset for any payments to be made pursuant to Section 6.11(c) and Section 6.11(d) and a Party may not withhold funds received from third parties which it is required to remit to the other party pursuant to Section 6.11(c) and Section 6.11(d) in the event there is a dispute regarding any other issue under this Agreement or any Ancillary Agreement to which they are a party.

(f) Notwithstanding anything to the contrary contained in this Section 6.11, the Parties acknowledge that any transfers pursuant to Section 6.11(c) and Section 6.11(d) are of legal title only (the beneficial ownership of such assets having been transferred to Buyer or its Affiliates, or retained by Parent or its Affiliates, at Closing for Tax purposes).

(g) The Companies shall deliver to Buyer prior to the Closing customary documentation evidencing the release of the Companies from the Seller Debt Facilities (the “Seller Debt Facilities Releases”), to the extent required by the Seller Debt Facilities. If required, the Seller Debt Facilities Releases shall provide that all guarantees and security provided by the Companies in connection with the Seller Debt Facilities shall be released and terminated upon the Closing.

(h) Prior to the Closing, Parent will and will cause its Subsidiaries to: (i) take all actions reasonably required to cause all accounts receivable and related assets that were originated by the Business and sold into an Accounts Receivable Facility to be reconveyed to the Business and transferred to a Company designated by Buyer free and clear of all Liens and (ii) cease transfers of the Business’ accounts receivable and related assets into any Accounts Receivable Facility.

Section 6.12 Termination of Intercompany Arrangements. Effective at the Closing, Parent shall cause all Intercompany Arrangements set forth on Exhibit 6.12 to be terminated without any party thereto having any continuing obligation or other Liability to any other parties thereto (and without any Liability to Buyer or any of its Affiliates (including, after the Closing, the Companies)) notwithstanding any terms thereof to the contrary, and any receivable, payable or any other such intercompany account under any such Intercompany Arrangements that is not settled as of the Closing shall, effective automatically upon the Closing and without the action of any party, be terminated. For the avoidance of doubt, understandings or Contracts entered into by Parent or any of its Affiliates, other than any Company, with a third party, shall not be terminated pursuant to this Agreement; provided, however, except to the extent expressly provided in this Agreement (including in Section 6.22 with respect to Shared Contracts), any of the Ancillary Agreements or otherwise agreed to by Parent and Buyer, the Business shall no longer receive any benefits under such understandings or Contracts.

Section 6.13 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earliest of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to, and shall not (and shall (i) not permit its Affiliates or officers to, and (ii) direct its other employees, agents and representatives not to), contact any employee (excluding executive officers), customer, supplier or other material business relation of the Business regarding the Business or the transactions contemplated by this Agreement without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, other than in the ordinary course of Buyer’s or its Affiliates’ businesses where such contact does not relate to the Business, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby; provided, that notwithstanding anything to the contrary in this Section 6.13, Parent shall use reasonable best efforts to arrange for Buyer to meet with, by phone, up to five (5) customers of the Business that are mutually agreed upon by Buyer and Parent, in each case as promptly as reasonably practicable following the date hereof and prior to the Closing, subject to reasonable protocol.

Section 6.14 Further Assurances. Each of the Parties hereto shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 6.15 Release.

(a) Buyer Release. Effective as of the Closing, Buyer, on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates (including, following the Closing, the Companies) and representatives (including their past, present or future officers and directors) (the “Buyer Releasors”), hereby irrevocably and unconditionally releases, acquits and forever discharges Parent and its predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives, of and from any and all Actions, damages, accounts and Liabilities (including attorneys’ fees) held by any Buyer Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to Parent’s or its Affiliates’ ownership of any Company arising from any act or omission prior to the Closing, except for any of the foregoing set forth in, pursuant to, or arising out of this Agreement, any agreements entered into in connection with this Agreement, including any Ancillary Agreements or the transactions contemplated hereby or thereby or in the case of Fraud. The Buyer Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Action of any kind against any released party, based upon any matter released hereby.

(b) Parent Release. Effective as of the Closing, Parent, on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (the “Seller Releasors”), hereby irrevocably and unconditionally releases, acquits and forever discharges the Companies and all of their predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives, and each individual who was a director of any Company prior to the Closing, of and from any and all Actions, damages, accounts and Liabilities (including attorneys’ fees) held by any Seller Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to Parent’s or its Affiliates’ ownership of any Company arising from any act or omission prior to the Closing, except for any of the foregoing set forth in, pursuant to, or arising out of this Agreement, any agreements entered into in connection with this Agreement, including any Ancillary Agreements or the transactions contemplated hereby or thereby or in the case of Fraud. The Seller Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Action of any kind against any released party, based upon any matter released hereby.

(c) EACH PARTY, ON ITS OWN BEHALF AND ON BEHALF OF EACH OF ITS RELEASORS, EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH PARTY, ON ITS OWN BEHALF AND ON BEHALF OF EACH OF ITS RELEASORS, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS.

Section 6.16 Insurance.

(a) Specified Insurance Policies.

(i) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Parent shall use its commercially reasonable efforts to notify, or cause to be notified, the applicable insurer under any Specified Insurance Policies of any claims or circumstances that may reasonably result in a claim being made in respect of the Business.

(ii) From and after the Closing, and solely to the extent permitted under (A) the terms and conditions of all Specified Insurance Policies and (B) applicable Laws, notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to seek from the applicable insurers the benefit of coverage under the Specified Insurance Policies with respect to the Business or the Companies for any open and incurred but not yet reported claims to the extent arising out of or relating to acts, facts, occurrences, circumstances or omissions occurring prior to the Closing (“Pre-Closing Occurrences”), and Parent hereby authorizes Buyer to make such claims in respect of any and all Pre-Closing Occurrences (such claims, “Permitted Insurance Claims”) to the applicable insurance providers to the extent permitted under the Specified Insurance Policies, and where not permitted, agree, upon receipt of a written request by Buyer, to make such Permitted Insurance Claim on Buyer’s behalf as promptly as reasonably practicable following such time as Parent receives the information necessary to make such claim.

(iii) With respect to any Permitted Insurance Claims duly made pursuant to Section 6.16(a)(ii), (A) if Buyer is submitting any such claim, Buyer shall provide Parent with reasonable advance notice prior to making such claim (or, if such advance notice would reasonably be expected to prejudice Buyer in any material respect, promptly following making such claim), (B) Buyer shall, and shall cause the Companies to, comply with the terms of the applicable Specified Insurance Policy and (C) if Parent or its Affiliates receives any payments in respect of any such claim, they shall pay, or cause to be paid, such payment to Buyer (net of any Recovery Costs (as defined below) incurred by Parent or any of its Affiliates in connection with the same); provided, that (x) Buyer shall be fully liable for all uninsured or self-insured amounts in respect of such claims, (y) subject to compliance with Section 6.16(a)(ii), Parent and its Affiliates shall not be required to commence or participate in any Action in connection with any such claims and (z) to the extent Parent of any of its Affiliates incurs any cost or Liability (including with respect to any deductible, retention or costs of recovery to the extent related to the payment of such Permitted Insurance Claim) in connection with any Permitted Insurance Claim (“Claim Costs”), Buyer and the Companies will fully reimburse such Parent in the amount of, and indemnify Parent and its Affiliates in respect of, any such Claim Costs, regardless of whether Buyer or the Companies is successful in recovering any amounts as a result of such Permitted Insurance Claim. The Parties agree that any recoveries in respect of Permitted Insurance Claims pursuant to this Section 6.16(a)(iii) shall inure first to reimburse any and all Recovery Costs. For the avoidance of doubt, Parent and its Affiliates shall retain all rights to control the Specified Insurance Policies.

(iv) Buyer and the Companies will reasonably cooperate with Parent and any third party adjuster in connection with the management or defense of any such Permitted Insurance Claim and will retain ultimate responsibility for any liability associated therewith, if any. Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall have no obligation to maintain the current and Specified Insurance Policies and may modify, cancel or terminate such policies at any time in their sole discretion so long as any such modification, cancellation or termination of such policies is not applied in an intentionally discriminatory manner as between the Business and the Companies, on the one hand, and the Retained Business, on the other.

(b) Other Insurance Policies.

(i) From and after the Closing Date, the Companies shall cease to be in any manner insured by Parent’s or any of its Affiliates’ current occurrence-based, claims made or claims reported Insurance Policies or programs or by any of their current and historical self-insured programs (other than the Specified Insurance Policies as provided in Section 6.16(a)), and Buyer will not have any access, right, title or interest to or in any such current Insurance Policies, programs or self-insured programs (including to all claims and rights and to make claims and all rights to proceeds) to cover any of the Companies.

(ii) Parent shall reasonably cooperate with Buyer in obtaining (A) a dedicated D&O/EPL/Fiduciary liability tail policy with respect to the Business for to acts, facts, occurrences, circumstances or omissions occurring prior to the Closing and (B) a NewCo cyber/technology E&O policy inclusive of prior acts coverage; provided, that in each case, such policies will have limits as determined by Buyer.

(c) No payments due under this Section 6.16 shall affect, be affected by, or be subject to set-off against any adjustment to the Purchase Price. Whenever this Section 6.16 requires the Companies to take any action after the Closing, such requirement shall be deemed to constitute an undertaking on the part of Buyer to take such action or to cause the Companies to take such action.

Section 6.17 Exclusivity.

(a) Parent agrees that from and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Parent shall not, and shall cause its Subsidiaries not to, and shall instruct its other Representatives not to, directly or indirectly (i) provide or cause to be provided any non-public information to any third party (including via access to any data room or other records) other than Buyer, its Affiliates and their respective Representatives with respect to any Alternative Transaction (and, within five (5) Business Days following the date hereof, Parent shall instruct any Person who has received any such non-public information in connection with any Alternative Transaction to promptly return or destroy all such confidential information), (ii) solicit, facilitate, initiate or encourage proposals, offers or inquiries from a third party other than Buyer with respect to any Alternative Transaction, (iii) participate in any negotiations or discussions with any third party other than Buyer and its Representatives with respect to any Alternative Transaction or (iv) enter into a letter of intent, exclusivity agreement or other agreement with a third party other than Buyer with respect to any Alternative Transaction.

(b) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Parent will promptly, and in no event later than two (2) Business Days, after receipt of any written proposal with respect to an Alternative Transaction, notify Buyer of any such proposal (including any updated or revised proposal) that is made or submitted by any Person.

Section 6.18 Resignations. Except as set forth on Schedule 6.18, Parent shall deliver or cause to be delivered to Buyer at or prior to the Closing duly signed resignations, effective as of the Closing and in form and substance reasonably satisfactory to Buyer, of all members of the board of directors or managers (or such equivalent governing body, as applicable) and officers of the Companies and their respective Subsidiaries that have been requested in writing by Buyer at least three (3) Business Days prior to the Closing; provided, that (a) in the case of officers, such resignation shall not be a resignation of employment, and (b) such resignation shall not constitute a resignation under any employment agreement, severance plan or any similar document.

Section 6.19 Third Party Consents. From and after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with the terms hereof, Parent shall, and shall cause its Subsidiaries to, cooperate with Buyer in good faith and use its respective commercially reasonable efforts to (a) consult with Buyer in good faith to determine whether any consents (including any third party notices) are required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (b) take such actions and furnish such information as Buyer, following consultation in accordance with the preceding clause (a), reasonably determines may be required in connection therewith, and (c) obtain at the earliest practicable date all consents, and send all third party notices, in each case as determined as set forth on Schedule 6.19 or as required for any party to the Transition Services Agreement to perform its obligations thereunder; provided, that (i) each of Parent and Buyer shall be responsible for fifty percent (50%) of any amounts payable to a third party to obtain such consents, and (ii) neither Parent nor any of its Affiliates shall be required, or without the prior written consent of Buyer permitted (other than with respect to Liabilities satisfied and discharged in full prior to the Closing), to incur any Liabilities, make any payment to any Person (except as set forth in the following sentence), commence any litigation or provide any financial or other accommodation or concession in order to obtain any consent necessary or desirable to this Agreement and the Ancillary Agreements. Prior to Closing, Parent shall use commercially reasonable efforts to obtain all consents needed for any party to the Transition Services Agreement to perform its obligations thereunder (the “TSA Consents”) and each of Parent and Buyer shall be responsible for fifty percent (50%) of any associated costs or expenses incurred to obtain any TSA Consents. Without limiting the generality of the foregoing, prior to the Closing (and assuming the receipt of any consents required in connection therewith), Parent shall assign or cause to be assigned to a Company, effective as of the Closing or prior thereto, all right, title and interest in the lessee’s or tenant’s interest in the Leased Real Property identified on Schedule 6.19 if a Company is not the lessee or tenant under the applicable Real Property Lease as of the date hereof.

Section 6.20 Data Room. As promptly as practicable following the date hereof, and in any event prior to the Closing, Parent shall deliver, or cause to be delivered, to Buyer an electronic copy of those contents of the Data Room as of the date hereof to the extent related to the Business.

Section 6.21 Restrictive Covenants.

(a) Parent agrees that for a period commencing on the Closing Date and ending on the date that is two (2) years after the Closing Date, Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly, hire, solicit for employment or seek to induce for employment any Company Employee with an annual salary in excess of $150,000 or the local equivalent (all such Persons collectively, the “Company Covered Employees”) to leave his or her employment or position with Buyer or any of its Affiliates (including the Companies); provided that this Section 6.21(a) shall not prohibit Parent or any of its Affiliates from (i) soliciting or hiring any Person who has been terminated by the Buyer, the Companies or the Business, (ii) soliciting or hiring any Person who has resigned from the Company or the Business at least six (6) months prior to the initiation of discussions with respect to such hiring, (iii) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area or any Internet website posting, or negotiating with, offering employment to or employing any Person contacted through such medium, or (iv) participating in any third-party hiring fair or similar event open to the public or negotiating with, offering employment to or employing any Person contacted through such medium, in each case of (iii) and (iv) provided that such medium was not specifically directed at employees of the Business.

(b) Parent agrees that, for a period commencing on the Closing Date and ending on the date that is three (3) years after the Closing Date, Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly, engage in, own, manage, finance, operate or control, or knowingly participate in the ownership, management, operation, financing or control of any Person that competes with the Business (as conducted as of the Closing Date and/or during the six (6) months prior to the Closing Date) (a “Restricted Business”) in the United States of America, Canada, India, the United Kingdom of Great Britain and Northern Ireland and Serbia; provided that this Section 6.21(b) shall not prohibit Parent or any of its Subsidiaries from:

(i) engaging in the Excluded Businesses (which, for purposes of this clause (i), shall not include any future businesses of Parent and its Subsidiaries) and any reasonable expansion thereof, which, for the avoidance of doubt, includes providing any type of software solution or service to retail and restaurant customers;

(ii) acquiring any Person, business or business line engaged in the Business (an “Acquired Business”) so long as the Business accounts for not more than ten percent (10%) of such Acquired Business’ sales (based on its latest available annual audited financial statements) of such Acquired Business;

(iii) acquiring or holding investments or direct or indirect ownership of any equity interests of any Person engaged in a Restricted Business, so long as such ownership interest represents not more than ten percent (10%) of the aggregate voting power of such Person;

(iv) entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a Restricted Business, if such joint venture, partnership or other strategic business relationship does not engage in the Restricted Business;

(v) owning, transferring or acquiring additional ownership interests in any business or entity set forth on Schedule 6.21(b)(v) in which Parent or any of its Affiliates holds a minority ownership interest as of the Closing Date (and Schedule 6.21(b)(v) also sets Parent’s ownership interest in each such business or entity as of the date hereof); provided, that, in the event any such business or entity becomes engaged in the Business, Parent or Parent’s Affiliates may only hold or acquire additional ownership interests in such business or entity if (A) the aggregate outstanding ownership interest held by Parent and its Affiliates represents ten percent (10%) or less of the total outstanding ownership interests in such business or entity and (B) Parent and its Affiliates are not entitled to nominate a member of the board of directors (or similar governing body) of such business or entity and do not take an active part in the management of such business or entity (other than having and exercising the right to appoint an observer to the board of directors (or similar governing body) of such entity);

(vi) entering into commercial agreements with any Person engaged in the Business, so long as Parent and its Affiliates do not engage in the Business under the terms of such agreements; and

(vii) performing their obligations or exercising their rights under this Agreement and the Ancillary Agreements.

This Section 6.21(b) shall not, in any way, limit or affect Parent’s or any of its Affiliates’ ability to perform any obligations under the Transition Services Agreement.

(c) The Parties agree that, for a period commencing on the Closing Date and ending on the date that is three (3) years after the Closing Date, each Party shall not, and shall cause its Subsidiaries not to, and direct its and its Affiliates’ directors and officers not to, in any communication with the press or other public media or with any Person having a business relationship with the other Party, disparage or otherwise express any negative remarks, comments, statements, recommendations or opinions with respect to any of the products, services, personnel, performance or condition (financial or otherwise) of the other Party, in each case, that would reasonably be expected to adversely affect any past, present or prospective relationship, contractual or otherwise, between the other Party and any of their respective customers, partners, suppliers, employees or stockholders. For the avoidance of doubt, nothing herein shall restrict any Party providing information it believes to be true in connection with any Action.

(d) Parent agrees that, for a period commencing on the Closing Date and ending on the date that is three (3) years after the Closing Date, Parent shall not, and shall cause its Subsidiaries not to (i) induce, solicit, or otherwise cause any Material Customer to (A) cease being a Material Customer or to not become a Material Customer in respect of the Business, or (B) materially divert any business from or reduce the amount of business of such Material Customer in respect of the Business, (ii) otherwise materially interfere with or materially disrupt the contractual relationship between the Business and any of its Material Customers, including without limitation, inducing, for a purpose competitive with services of the Business, any Material Customer to terminate or modify any written or oral agreement with the Business, or (iii) solicit to provide or provide any Material Customer services that are the same as or competitive with the services sold or provided, or proposed to be sold or provided, by the Business to a Material Customer at any time during the six (6)-month period prior to the Closing. In the event of any conflict between this Section 6.21(d) and Section 6.21(b), Section 6.21(b) shall control.

(e) Until the date that is five (5) years following the Closing Date, Parent and its Affiliates will treat all information directly relating to Buyer, and, from and after the Closing, the Companies and the Business as confidential, preserve the confidentiality thereof, and not use or disclose to any Person such information without Buyer’s prior written consent (except as expressly permitted by this Agreement) unless (i) such information is publicly available as of the date hereof or becomes publicly available after the date hereof through no act or omission in violation hereof by Parent, its Affiliates or any of their respective Representatives, (ii) disclosure of such information is so required under applicable Law or (iii) disclosure of such information is reasonably necessary to be made to third parties (subject to such Persons being informed of the obligations under this Section 6.21(e)), (A) in connection with the performance by Parent or any of its Affiliates of their respective obligations under this Agreement or any of the Ancillary Agreements (but, for the avoidance of doubt, on the terms and subject to the conditions hereof and thereof) or (B) who need to know such information for purposes of assisting Parent or any of its Affiliates with complying with their tax obligations or other reporting obligations under applicable Law, preparing tax returns or financial statements, or (iv) disclosure of such information is reasonably necessary for the enforcement of by Parent or any of its Affiliates of any right or remedy arising out of or relating to this Agreement or any of the Ancillary Agreements. If the disclosure of such information is so required by applicable Law, Parent shall, to the extent not prohibited by applicable Law, (x) provide Buyer with as much prior written notice as is reasonably practicable under the circumstances and (y) if reasonably requested by Buyer, use reasonable best efforts, at Buyer’s sole expense, to (1) cooperate with Buyer in obtaining an appropriate protective order or (2) obtain written assurance from the Person to whom such information will be disclosed that confidential treatment will be afforded to such information.

(f) Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of this Section 6.21(f), in the event of a Change of Control (as defined below) of Parent, this Section 6.21 shall not limit or prohibit Parent’s controlling group (or its Affiliates, other than Parent and its Subsidiaries) after such Change of Control transaction from engaging in the Restricted Business in any location or any other activities prohibited pursuant to this Section 6.21. “Change of Control” with respect to a Person means (i) the acquisition at any time by a Person or “group” (as used in Sections 13(d) and 14(d)(2) of the Securities Act) who or which are the beneficial owners (as defined in Rule 13(d)-3 under the Securities Act), directly or indirectly, of securities representing more than fifty percent (50%) of the outstanding equity securities of Parent; (ii) any sale or disposition of substantially all of the assets of Parent; or (iii) any merger, consolidation, or statutory share exchange to which such Person is a party as a result of which the Persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than fifty percent (50)% of the surviving corporation. For the avoidance of doubt, the restrictions set forth in this Section 6.21 will survive any Change of Control and will continue to apply to Parent and its Subsidiaries notwithstanding such Change of Control.

(g) The Parties acknowledge and agree that their respective undertakings set forth in this Section 6.21 are entirely independent restrictions and are no greater than is reasonably necessary to protect the interests of Buyer and its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting Section 10.3, if the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.21 is invalid or unenforceable, the Parties agree that (i) such court making such determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of such term or provision, to delete specific words or phrases and/or to replace any such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision and (ii) this Agreement will be valid and enforceable as so modified after the expiration of the time within which such judgment may be appealed.

Section 6.22 Shared Contracts.

(a) With respect to a list of certain Shared Contracts to be reasonably agreed upon by Parent and Buyer following the date hereof and prior to the Closing (each, a “Specified Shared Contract”), which shall include the material Shared Contracts listed Schedule 6.22(a), Parent and Buyer shall cooperate with each other and use their commercially reasonable efforts prior to the Closing (i) to divide, modify or replicate (in whole or in part, on reasonable market-standard terms proposed by the counterparty of such Shared Contract, taking into account differences between the Business and the Excluded Businesses following the Closing) the respective rights, obligations and liabilities relating to the Business under and in respect of such Specified Shared Contract, or (ii) to the extent the action contemplated in the foregoing clause (i) is not possible, novate the respective rights, obligations and liabilities relating to the Business under and in respect of such Specified Shared Contract, such that, effective as of the Closing, (A) Buyer or its designated Affiliate is the beneficiary of the post-Closing rights, and is responsible for the post-Closing obligations and liabilities, related to that portion of such Specified Shared Contract related to the operation or conduct of the Business (the “Business Portion”) (so that, subsequent to the Closing, Parent and its controlled Affiliates (other than the Companies) shall have no post-Closing rights or post-Closing obligations and liabilities with respect to the Business Portion of such Specified Shared Contract) and (B) Parent and its controlled Affiliates (other than the Companies) is the beneficiary of the rights and is responsible for the obligations and liabilities related to such Specified Shared Contract other than the Business Portion (the “Non-Business Portion”) (so that, subsequent to the Closing, Buyer and its Affiliates shall have no rights, obligations or liabilities with respect to the Non-Business Portion of such Specified Shared Contract).

(b) If the Closing occurs before all Specified Shared Contracts are assigned or otherwise divided, modified or replicated pursuant to Section 6.22(a), Parent and Buyer shall use commercially reasonable efforts and cooperate with each other in any mutually agreeable and lawful arrangement under which Parent or one of its controlled Affiliates will provide Buyer or its designated Affiliate all of the economic claims, rights and benefits of the Business Portion of such Specified Shared Contract (on reasonable market-standard terms proposed by the counterparty of such Shared Contract, taking into account differences between the Business and the Excluded Businesses following the Closing) until the earliest of (i) the expiration of the then-current term of the applicable Specified Shared Contract, (ii) the termination of such Specified Shared Contract upon mutual agreement by the parties thereto, subject to Buyer’s consent (not to be unreasonably withheld, conditioned or delayed), and (iii) one (1) year following the Closing.

(c) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 6.19, neither Parent nor any of its Affiliates shall (i) be required to expend any money, commence or participate in any Action, incur liabilities or offer or grant any accommodation (financial or otherwise) to any third party to obtain any consent described in this Section 6.22. or (ii) have any obligation pursuant to this Section 6.22 with respect to any Contract that is governed by the Transition Services Agreement. Any incremental costs to obtain any consent described in this Section 6.22 shall be borne by Buyer.

(d) From and after the Closing, (i) Buyer shall indemnify and hold harmless Parent and its Affiliates from and against all Losses resulting from Third-Party Claims against Parent and its Affiliates to the extent arising from or relating to the Business Portion of any Specified Shared Contract, (ii) Parent shall indemnify and hold harmless Buyer and the Companies from and against all Losses resulting from Third-Party Claims against Buyer and its Affiliates to the extent arising from or relating to the Non-Business Portion of any Specified Shared Contract, (iii) Buyer and the Companies shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect Parent or any of its Affiliates in any material respect without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and (iv) Parent and its Affiliates shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect Buyer or the Companies in any material respect without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, that clauses (i) and (ii) shall not apply if indemnities relating to the Parties’ obligations with respect to Specified Shared Contracts are included in another agreement between the Parties with respect thereto (and the Parties acknowledge that the Transition Services Agreement includes such indemnities).

Section 6.23 Interim Financial Statements. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Parent shall deliver to Buyer the Interim Financial Statements as promptly as practicable during such period, but in no event later than sixty-one (61) days following the end of each applicable fiscal quarter; provided, that Parent shall deliver the Interim Financial Statements referenced in clause (a) of the definition thereof to Buyer no later than August 30, 2024.

Section 6.24 Financing Matters.

(a) Buyer will take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including, as promptly as possible: (i) satisfying, or causing to be satisfied, on a timely basis, all conditions applicable to Buyer to Buyer obtaining the Equity Financing set forth therein (including the payment of any fees required as a condition to the Debt Financing); (ii) maintaining in effect the Equity Commitment Letter through the consummation of the Closing; (iii) complying with its obligations under the Equity Commitment Letter; (iv) enforcing its rights under the Equity Commitment Letter and the definitive agreements with respect to the Equity Financing; and (v) consummating the Equity Financing or causing the Equity Financing to be consummated at or prior to Closing.

(b) Buyer will use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including promptly relative to the reasonably anticipated Closing Date and in any event at or prior to the Closing: (i) satisfying, or causing to be satisfied (or obtaining a waiver), on a timely basis, all conditions applicable to Buyer to Buyer obtaining the Debt Financing set forth therein (including the payment of any fees required as a condition to the Debt Financing); (ii) negotiating and entering into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter (including, to the extent the same are exercised, any “market flex” provisions set forth therein) that are not less favorable, taken as a whole, to Buyer, so that the agreements are in effect no later than the Closing Date; provided, however, that this clause (ii) will not prohibit Buyer from agreeing to terms that are less favorable to Buyer if such terms would be permitted in an amendment to the Debt Commitment Letter entered in accordance with Section 6.24(c); (iii) maintaining in effect the Debt Commitment Letters through the consummation of the Closing; (iv) complying with its obligations under the Debt Commitment Letter; (v) enforcing its rights under the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing; and (vi) consummating the Debt Financing or causing the Debt Financing to be consummated at or prior to Closing (which, for the avoidance of doubt, will include agreeing to consummate the Debt Financing even if any flex rights are exercised to their maximum extent).

(c) Buyer shall not permit any amendment, restatement, modification, waiver of any provision or remedy under, termination, replacement or assignment of any Financing Commitment Letter, any fee letter or any definitive agreement with respect thereto (or any portion of the Debt Financing thereunder) without the prior written consent of Parent that (i) reduces (or would reasonably be expected to have the effect of reducing) the amount of aggregate cash proceeds available from the Financing (including by increasing the amount of fees to be paid or original issue discount) below an amount necessary to comply with Section 5.5(g), (ii) imposes new or additional conditions or contingencies to the receipt of all or any portion of the Financing or expands or adversely amends or modifies any conditions or contingencies to the receipt of all or any portion of the Financing, (iii) would or could reasonably be expected to (A) materially delay, prevent or impede the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or otherwise prevent, delay or impair the ability of Buyer to timely consummate the transactions hereunder or (B) adversely impact the ability of Buyer to enforce its rights against the Debt Financing Sources or Equity Financing Source or any other parties to any Financing Commitment Letter, any fee letter or the definitive agreements with respect thereto or (iv) relieves or releases any Debt Financing Source or Equity Financing Source from its obligations under the Financing Commitment Letter or any definitive agreement with respect thereto (clause (i) through (iv), the “Restricted Modifications”); provided, however, that, notwithstanding the foregoing, Buyer may modify, supplement or amend the Debt Commitment Letter to the extent such modification, supplement or amendment (x) is limited to adding or replacing lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof or (y) increased the commitments or the amount of indebtedness thereunder. Buyer shall promptly deliver copies of any amendment, modification, supplement or waiver to the Financing Commitment Letter or the fee letter contemplated in the Financing Commitment Letter to Parent (which may, in the case of the fee letter contemplated in the Financing Commitment Letter, be redacted). Buyer will pay, or cause to be paid, in full all commitment fees or other fees required to be paid under the Debt Commitment Letter or otherwise in connection with the Debt Financing as and when they become payable.

(d) In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letters (including the flex provisions), (i) Buyer will promptly notify Parent in writing after obtaining knowledge thereof, and (ii) Buyer will use its commercially reasonable efforts to (A) arrange to obtain alternative debt financing (the “Alternative Financing”), including from alternative sources (the “Alternative Financing Sources”) in an amount sufficient, together with the Equity Financing, to comply with Section 5.5(g) in the timeframe contemplated by this Agreement, and (B) obtain a new debt financing commitment letter with respect to such Alternative Financing (the “Alternative Debt Commitment Letter”), on terms, taken as whole, that are not materially less favorable to Buyer as those contained in the Debt Commitment Letters (including after giving effect to the market flex provisions) and not to include any Restricted Modifications, as promptly as practicable following the occurrence of such event. In such event, (x) the term Debt Commitment Letters as used in this Agreement will be deemed to include the Debt Commitment Letters that are not so superseded at the time in question and the Alternative Debt Commitment Letters to the extent then in effect and the term Debt Financing as used in this Agreement will be deemed to include the debt financing contemplated by any such Alternative Debt Commitment Letters and (y) the term Debt Financing Sources as used in this Agreement will be deemed to include the Alternative Financing Sources.

(e) Parent will, and will cause the Companies to, use their respective commercially reasonable efforts to, and will cause their respective representatives to use their commercially reasonable efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer and at Buyer’s sole cost and expense. Such cooperation shall include using commercially reasonable efforts to do the following (in each case, to the extent so requested as set forth above):

(i) participation in, and assistance with, the marketing efforts related to the Debt Financing, including causing the Companies’ management team, with appropriate seniority and expertise, and other representatives and advisors to communicate directly and participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with the Debt Financing Sources, other prospective financing sources and rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times, provided that (A) any such communication may be conducted telephonically, virtually by videoconference or other media and (B) there will not be more than two (2) general “bank meetings”;

(ii) reasonably assisting with the preparation of customary rating agency presentations, bank information memoranda and other customary marketing and syndication materials and providing customary information (subject to the limitations set forth in the proviso to this section below) reasonably and customarily requested by the Debt Financing Sources in connection with the Debt Financing; provided, that recipients of such information and any other confidential information contemplated to be provided by the Companies agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary bank information memoranda and other offering memoranda;

(iii) furnishing Buyer and the Debt Financing Sources, no later than three (3) Business Days prior to the Closing Date, with all documentation and other information that the Debt Financing Sources reasonably determine are required by regulatory authorities under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, that has been reasonably requested by Buyer in writing, at least ten (10) Business Days prior to the Closing Date; and

(iv) subject to the limitations set forth in the proviso to this section below, in the case of the applicable Companies only, execute and deliver any credit agreements, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents contemplated by the Debt Financing and customary and reasonable authorization letters authorizing the distribution of information to prospective lenders or investors to the extent required (the “Authorization Letters”); provided, that any such Authorization Letters shall contain customary language which shall exculpate the Companies with respect to any liability related to or responsibility for the contents of such information or related offering and marketing materials by the recipients thereof;

provided, however, that such cooperation does not: (i) require (A) the entry by Parent or any of its Subsidiaries (other than the Companies) into any Contract (whether or not conditioned on the Closing other than the Seller Debt Facilities Release, which will be conditioned on the Closing), (B) the entry by any Company into any Contract the effectiveness of which is, or any of the Companies’ obligations thereunder are, not conditioned on the Closing or (C) any Company or its pre-Closing directors, officers, managers, general partners or employees to execute, deliver or enter into, or perform any Contract, document or instrument with respect to the Debt Financing except (x) those that only take effect upon Closing and (y) the Authorization Letters; (ii) unreasonably interfere with the normal operations of any Company or any of their respective Affiliates in their reasonable business judgment exercised in good faith; (iii) include any actions that any Company reasonably believes would (A) result in a violation of any Contract or any Law, or the loss of any attorney-client privilege or other similar legal privilege or (B) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in Article VII to fail to be satisfied; (iv) involve consenting to the pre-filing of UCC-1s or any other grant of Liens that result in (A) Parent or any of its Affiliates (other than any Company) being responsible to any third parties for any representations or warranties (whether prior to, on or after the Closing Date) or (B) any Company being responsible to any third parties for any representations or warranties prior to the Closing; (v) require delivery of any solvency certificate or similar certification or representation prior to the Closing (vi) require the waiver or amendment of any terms of this Agreement or the payment of any fees or reimbursement of any expenses prior to the Closing for which any Company has not received prior reimbursement or is not otherwise indemnified by Buyer, or incur any other liability or obligation, or provide or agree to provide any indemnity; (vii) cause any director, officer or employee of any Company or any of their respective Affiliates to incur any personal liability (including that none of the board of directors, or analogous body, of any Company will be required to enter into any resolutions or take any similar action approving the Financing that are not contingent on the Closing); (viii) require any Company or any of their respective Affiliates to prepare or deliver any financial statements or information other than the Financial Statements, with it being further understood that Buyer (and not any Company or any of their respective Affiliates) will be responsible for the preparation of any pro forma financial statements for the Debt Financing, including the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings synergies, capitalization, ownership or other pro forma adjustments that may be included therein; or (ix) require the delivery of any financial statements other than the Financial Statements. Buyer agrees that the effectiveness of any documents executed by or on behalf of any Company in connection with the Financing will be subject to, and will not be effective until, the Closing, and that in no event will Parent or any of its Subsidiaries (other than any Company) be required to execute or deliver any documents in connection with the Financing other than the Seller Debt Facilities Release, which will be conditioned on the Closing. All non-public or otherwise confidential information regarding any Company or any of their respective Affiliates obtained by Buyer pursuant to this Section 6.24(e) will be kept confidential in accordance with the Confidentiality Agreement; provided, that confidential information may be shared with prospective lenders solely to the extent they are subject to customary confidentiality arrangements, including “click through” confidentiality agreements and provisions contained in customary bank information memoranda and other offering materials. As a condition to the obligations of any Company pursuant to this Section 6.24(e), Buyer will promptly upon request by any Company reimburse such Company for all documented out-of-pocket costs and expenses (including attorney’s fees and expenses and disbursements) incurred by such Company or any of their respective Affiliates in connection with the cooperation contemplated by this Section 6.24(e) and will reimburse, defend, indemnify and hold harmless any such Person from, against and in respect of any and all Liabilities resulting from, or that exist or arise due to or in connection with the Financing, including providing the cooperation contemplated by this Section 6.24(e), and any information used in connection therewith, except to the extent such Liabilities arise out of or in connection with (A) the gross negligence, willful misconduct or Fraud of Parent or any of its Affiliates or (B) any material inaccuracy of any financial historical information of the Companies provided in writing by or behalf of Parent, the Business or any of its Affiliates specifically for use in connection with the assistance obligations set forth in this Section 6.24.

(f) Buyer agrees that Parent and the Companies have no responsibility in connection with the Debt Financing, with the sole exception of the cooperation obligations set forth in Section 6.24(e) (and subject to the limitations contained therein). Parent and the Companies will be given the opportunity to review any document prepared or utilized in connection with such Debt Financing activities that includes any information provided by Parent or any of its Subsidiaries (including the Companies), including any offering memorandum, banker’s book or similar document, any slide presentations or any other offering materials and such materials will include customary disclaimers with respect to information regarding the Companies. Buyer hereby acknowledges that none of the Companies or any of their Affiliates will have any responsibility for the manner in which information provided about any Company is presented, used or interpreted in any document or material (including any offering memorandum, banker’s book or similar document, any slide presentations or any other offering materials) provided to any actual or potential provider of Debt Financing.

(g) Buyer agrees that, notwithstanding anything in this Agreement to the contrary, but subject to Section 10.12, its obligations to perform its agreements under this Agreement, including to consummate the Closing subject to the terms and conditions of this Agreement, are not in any way conditioned on obtaining the Debt Financing or any alternative Debt Financing or on the performance of any party to any Debt Commitment Letter. None of the representations, warranties or covenants of the Companies set forth in this Agreement will be deemed to apply to, or deemed breached or violated by, any of the actions taken by any Company or any of their respective Representatives pursuant to and in accordance with this Section 6.24.

(h) To the extent that this Section 6.24 requires any Company’s cooperation with respect to any of the obligations of Buyer relating to the Debt Financing, such Company will be deemed to have complied with this Section 6.24 for purposes of Article VII if such Company has provided Buyer with the assistance required under Section 6.24(e) with respect to the Debt Financing. The condition set forth in Section 7.3(b), as it applies to the Companies’ obligations under this Section 6.24, will be deemed satisfied unless the Debt Financing (or any alternative debt financing, if applicable) has not been obtained, and is not available to be drawn down at the Closing (or the first date on which the conditions to the Closing set forth in Section 7.1 and Section 7.3 are satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions at Closing)), primarily as a direct and proximate result of any Company’s Fraud or Willful Breach of its obligations under this Section 6.24.

(i) Buyer will (i) keep Parent informed on a reasonably current basis in reasonable detail of all material activity concerning the Financing (including the status of its efforts to obtain the Financing or any Alternative Financing pursuant to Section 6.24(d)) and (ii) promptly provide Parent with copies of all executed amendments, modifications or replacements of any Debt Commitment Letter or definitive agreements related to the Financing. Without limiting the generality of the foregoing, Buyer will promptly notify Parent (A) of any breach or default (or any circumstance that could reasonably be expected to give rise to any breach or default) by any party to the Financing Commitment Letters or definitive agreements related to the Financing of which Buyer becomes aware, (B) of the receipt by Buyer of any written notice or communication from any Equity Financing Source or Debt Financing Source with respect to any actual breach or default, or any termination or repudiation, in each case by any party to a Financing Commitment Letter or any definitive agreements related to the Financing of any provisions of any Financing Commitment Letter or such definitive agreements and (C) if for any reason Buyer at any time believes it will not be able to obtain all or any portion of the Financing on the terms contemplated by the Financing Commitment Letters.

(j) Parent hereby consents to the use of its and the Companies’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Parent or its Affiliates or the reputation or goodwill of Parent or its Affiliates.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) Injunction. There will be no Law, Order or preliminary restraining Order enacted or issued by a Governmental Entity of competent authority and jurisdiction that remains in effect and that makes illegal or prohibits the transactions contemplated by this Agreement; and

(b) Consents. The Antitrust Clearances shall have been obtained.

Section 7.2 Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by Parent) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as if made at and as of such time (other than representations and warranties that speak as of a specific date prior to the Closing Date, which only need be true and correct in all material respects as of such earlier date);

(b) Performance of Obligations. Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof; and

(c) Buyer Officer’s Certificate. An authorized officer of Buyer shall have executed and delivered to Parent a certificate as to compliance with the conditions set forth in Section 7.2(a) and Section 7.2(b).

Notwithstanding the failure of any one or more of the foregoing conditions set forth in this Section 7.2, Parent may waive, in whole or in part, any one or more of such conditions.

Section 7.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by it) at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The Fundamental Parent Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing with the same effect as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date which only need be true and correct as of such earlier date), except to the extent of any de minimis inaccuracies;

(ii) The representations and warranties (other than the Fundamental Parent Representations) of Parent contained in Article III and Article IV shall, disregarding any exceptions or qualifications of “material”, “Material Adverse Effect” or other similar qualification or exception contained in such representations and warranties, be true and correct as of the date of this Agreement and as of the Closing with the same effect as if made at and as of the Closing (except for representations and warranties that speak as of a specific date prior to the Closing Date which only need be true and correct as of such earlier date), except in each case for inaccuracies that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect;

(b) Performance of Obligations. Parent shall have performed in all material respects its obligations under this Agreement required to be performed by Parent at or prior to the Closing pursuant to the terms hereof; and

(c) Parent Officer’s Certificate. An authorized officer of Parent shall have executed and delivered to Buyer a certificate as to Parent’s compliance with the conditions set forth in Section 7.3(a) and Section 7.3(b).

Notwithstanding the failure of any one or more of the foregoing conditions in this Section 7.3, Buyer may waive, in whole or in part, any one or more of such conditions and without written waiver.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time at or prior to the Closing (the “Termination Date”):

(a) in writing, by mutual consent of Buyer and Parent;

(b) by Parent at any time prior to the Closing if a breach of any representation, warranty, agreement or covenant of Buyer set forth in this Agreement will have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by Buyer within thirty (30) calendar days following receipt of written notice of such breach from Parent (or, if the Outside Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Outside Date); provided that Parent will not have the right to terminate this Agreement pursuant to this Section 8.1(b) if Parent or any of the Companies is then in breach of any of their respective representations, warranties, agreements or covenants under this Agreement and such breach would give rise to the failure of a condition set forth in Article VII; or

(c) by Buyer at any time prior to the Closing if a breach of any representation, warranty, agreement or covenant of Parent or the Companies set forth in this Agreement will have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent within thirty (30) calendar days following receipt of written notice of such breach from Buyer (or, if the Outside Date is less than thirty (30) calendar days following receipt of written notice of such breach, by the Outside Date); provided that Buyer will not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Buyer is then in breach of any of its representations, warranties, agreements or covenants under this Agreement and such breach would give rise to the failure of a condition set forth in Article VII; or

(d) by Parent if (i) the Parties are required to effect the Closing pursuant to Section 2.4, the Closing has not occurred on or before the date required pursuant to Section 2.4, (ii) each of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions at Closing), (iii) Parent has subsequently irrevocably confirmed to Buyer in writing that all of the conditions set forth in Section 7.2 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions at Closing) and that Parent stands ready, willing and able to consummate the Closing, and (iv) Buyer has not consummated the Closing by the fourth (4th) Business Day following the later of (A) the date on which the Closing was required to occur pursuant to Section 2.4 and (B) the date Parent delivers such written notice pursuant to foregoing clause (i);

(e) by written notice by Buyer or Parent if the Closing has not occurred on or prior to the date that is 180 days following the date hereof (the “Outside Date”) for any reason other than a breach of an obligation under this Agreement by the Party seeking such termination; or

(f) by written notice by Buyer or Parent if any Governmental Entity of competent authority and jurisdiction shall have issued an Order or enacted a Law that permanently enjoins or otherwise makes illegal or prohibits the sale of the Equity Interests pursuant to this Agreement and such Order or Law shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to any Party whose breach has been the proximate cause of, or has resulted in, the issuance of such Order or the imposition of such Law.

Section 8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the Party so terminating to the other Parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any Party. If this Agreement is terminated pursuant to Section 8.1,

(a) each Party shall (i) upon prior written notice to such Party, destroy all documents, work papers and other materials of the other Party and deliver notice to the Party seeking destruction of such documents that such destruction has been completed, and (ii) treat all confidential information received by such Party with respect to the other Party confidentially, in each case, in accordance with the Confidentiality Agreement and Section 6.3(b);

(b) all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other Person to which made, unless otherwise mutually agreed by Parent and Buyer;

(c) notwithstanding any provision in this Agreement to the contrary, there shall be no Liability hereunder on the part of any of Parent, Buyer or any of their respective directors, officers, employees, Affiliates, agents or representatives, except (i) as provided in Section 8.3, or (ii) if the basis of termination is a Willful Breach by Parent of one or more of the covenants set forth in this Agreement, then Parent shall be fully liable to Buyer for any and all Losses incurred or suffered by Buyer as a result of such Willful Breach, and (iii) the obligations provided for (A) in this Section 8.1(c) and Section 6.3(b) (Access to Information), Section 6.6 (Public Announcements), Section 10.1 (Fees and Expenses), Section 10.2 (Notices), Section 10.3 (Severability),

Section 10.8 (Consent to Jurisdiction), Section 10.9 (Waiver of Jury Trial) and Section 10.10 (Governing Law) and (B) in the Confidentiality Agreement shall survive any such termination; and notwithstanding anything set forth in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement will survive the termination of this Agreement (other than a termination pursuant to Section 8.1(c)) for a period of two (2) years following the date of such termination and the term of the Confidentiality Agreement will be automatically amended to be extended for such additional two (2) year period.

Section 8.3 Buyer Termination Fee.

(a) If this Agreement is properly terminated by (i) Parent pursuant to Section 8.1(b) (Breach) or Section 8.1(d) (Failure to Close) or (ii) Buyer pursuant to Section 8.1(e) (Outside Date) and, in the case of this clause (ii), at such time Parent had the right to terminate this Agreement pursuant to Section 8.1(b) (Breach) or Section 8.1(d) (Failure to Close), then Buyer will, within five (5) Business Days after such termination, pay to Parent a cash fee equal to One Hundred Thirty Four Million Seven Hundred Fifty Thousand Dollars ($134,750,000) (the “Buyer Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent at least two (2) Business Days prior to the payment date.

(b) Each Party acknowledges and agrees that the agreement contained in this Section 8.3 is an integral part of the transactions contemplated by this Agreement and that, without such agreement, the other Party would not enter into this Agreement. Parent further agrees and acknowledges that, except as expressly permitted by Section 10.12, if Buyer fails to effect the transactions contemplated by this Agreement or otherwise is in breach of this Agreement prior to the Closing, then (i) Parent’s and its Affiliates’ sole and exclusive remedy against Buyer, the Equity Financing Source, the Debt Financing Sources, their respective Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Buyer Related Parties”), whether at law or equity, in contract, in tort or otherwise, will be to terminate this Agreement in accordance with Section 8.1 and, if Buyer is required to pay the Buyer Termination Fee pursuant to Section 8.3(a), to collect the Buyer Termination Fee and the reimbursement of fees, costs and expenses as provided in the last sentence of Section 8.3(c), (ii) the payment of the Buyer Termination Fee is not a penalty and will be deemed to be liquidated damages in a reasonable amount that will compensate Parent for any and all direct or indirect Liabilities of any kind, character or description incurred or suffered by Parent or any other Person in connection with this Agreement or the transactions contemplated by this Agreement (which amount would otherwise be impossible to calculate with precision), and (iii) other than as otherwise provided in the foregoing clause (i) and for the Limited Guarantor’s obligations under the Limited Guarantee, no other Buyer Related Party will have any further Liability whatsoever relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement. For the avoidance of doubt, under no circumstances will Parent be (A) entitled to collect the Buyer Termination Fee on more than one occasion or (B) permitted or entitled to receive both a grant of specific performance as contemplated by Section 10.12 and the Buyer Termination Fee.

(c) If Buyer fails to timely pay the Buyer Termination Fee when due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences an Action that results in a judgment against Buyer for the payment of the Buyer Termination Fee, Buyer will reimburse Parent for its reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action; provided, that Buyer’s reimbursement obligation under this Section 8.3 shall not exceed $6,000,000 in the aggregate.

(d) Notwithstanding anything herein to the contrary, the Parties further acknowledge and agree that, prior to the Closing, the aggregate liability of Buyer under, or related to, this Agreement, whether or not this Agreement is terminated, and regardless of the reason for any such termination, shall not exceed an amount equal to the Buyer Termination Fee, the payment of any amounts payable by Buyer pursuant to Section 8.3(c), and the payment of any amounts payable by Buyer pursuant to the last sentence of Section 6.24(e).

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1 No Survival. Other than any covenants and agreements herein, to the extent that such covenant or agreement specifically contemplates or requires performance by a Party after the Closing (the “Post-Closing Covenants”), the representations and warranties and the covenants and agreements contained in this Agreement shall terminate at, and not survive, the Closing, and thereafter there will be no liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect thereof, in each case, in the absence of Fraud. The Post-Closing Covenants shall survive the Closing for the time periods specified therein and shall terminate once such covenants are fully performed in accordance with their terms. The Parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 9.2 Indemnification.

(a) Effective at and after the Closing, subject to the limitations contained in this Article IX, Parent hereby agrees to indemnify Buyer, any Affiliates of Buyer (including the Companies) and their respective successors and permitted assigns (“Buyer Indemnified Parties”) against, and agrees to hold each Buyer Indemnified Party harmless from, any and all Losses incurred, suffered, sustained or required to be paid by Buyer Indemnified Parties arising out of, resulting from or related to:

(i) any Retained Liabilities; or

(ii) any breach of any Post-Closing Covenant to be performed by Parent or any of its Subsidiaries (excluding the Companies) pursuant to this Agreement.

(b) Effective at and after the Closing, subject to the limitations contained in this Article IX, Buyer hereby agrees to indemnify Parent, its Subsidiaries and their respective successors and permitted assigns (“Parent Indemnified Parties”) against and agrees to hold each Parent Indemnified Party harmless from, any and all Losses incurred, suffered, sustained or required to be paid by Parent Indemnified Parties arising out of, resulting from or related to:

(i) any Business Liabilities; or

(ii) any breach of any Post-Closing Covenant made or to be performed by Buyer or any of its Subsidiaries (including, after the Closing, the Companies) pursuant to this Agreement.

Section 9.3 Indemnification Procedures.

(a) The Person seeking indemnification under Section 9.2 (the “Indemnified Party”) shall give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third-Party Claim”) in respect of which indemnity may be sought under Section 9.2. Such notice shall set forth in reasonable detail such Third-Party Claim, the damages claimed and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually and materially prejudiced the Indemnifying Party. The Indemnified Party shall deliver to the Indemnifying Party promptly copies of all material notices and documents (including material court papers) received by the Indemnified Party relating to the Third-Party Claim and include any such notices and documents with the Third-Party Claim provided to the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 9.3(b), shall be entitled to control (the exercise of which right to control shall conclusively establish thereby the Indemnifying Party’s obligation to indemnify the relevant Indemnified Parties in respect of such Third-Party Claim, subject to the limitations in this Article IX) and appoint lead counsel for such defense, in each case at its own expense; provided, that prior to assuming control of such defense, the Indemnifying Party shall, within thirty (30) days after delivery of a notice by the Indemnified Party of such Third-Party Claim, give written notice to the Indemnified Party that it is assuming and controlling the defense of such Third-Party Claim. The Indemnifying Party shall not be entitled to assume or maintain the control of the defense of any Third-Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party (subject to the limitations in this Article IX), if (i) the Third-Party Claim relates to or arises in connection with any Tax or criminal Actions action, indictment, allegation or investigation, (ii) the Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (iii) the Indemnifying Party is also a party to such Third-Party Claim, and in the opinion of the Indemnified Party’s outside counsel, a conflict exists between the Indemnifying Party and the Indemnified Party (or there are defenses available to the Indemnified Party that are unavailable to the Indemnifying Party), (iv) the Third-Party Claim seeks a finding or admission of a violation of law (including any Third-Party Claim seeking to impose criminal fines, penalties or sanctions) or any judgment of a Governmental Authority against the Indemnifying Party, (v) upon petition by the Indemnified Party, an appropriate court of competent jurisdiction rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third-Party Claim, or (vi) that involves a material customer, material prospective customer, material supplier or other important business relationship of the Business, as reasonably determined by the Indemnified Party. If such equitable relief or other relief portion of the Third-Party Claim can reasonably be separated from the portion solely relating to monetary damages, the Indemnifying Party shall be entitled to assume and control the defense of the portion relating solely to monetary damages. If the Indemnifying Party shall so assume the control of the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consents shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third-Party Claim if (A) the settlement does not expressly and unconditionally release the Indemnified Party and its Affiliates from all Liabilities with respect to such Third-Party Claim, (B) the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, (C) the settlement includes the admission of any wrongdoing by the Indemnified Party or any of its Affiliates or (D) the Indemnifying Party does not pay all amounts in such settlement.

(c) If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided, that the Indemnifying Party shall pay the fees and expenses of such separate counsel if (i) representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (ii) there are material legal defenses available to an Indemnified Party that are different from or in addition to those available to the Indemnifying Party. In case the Indemnified Party chooses to participate in the defense of a Third-Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third-Party Claim.

(d) Each Party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided, that no Party shall be required to disclose any such records or information that would result in the loss of attorney-client privilege, but such Party shall use its commercially reasonable efforts to develop an alternative to providing such records or information that is reasonably acceptable to the other Party. The Indemnified Party shall not settle any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned).

(e) An Indemnified Party shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss.

(f) If an Indemnified Party has a claim for indemnification under Section 9.2 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually and materially prejudiced the Indemnifying Party. If the Indemnifying Party disputes its indemnification obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 10.8.

Section 9.4 Limitation of Liability.

(a) An Indemnified Party shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall have any right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss is taken into account in the calculation of Closing Cash, Closing Indebtedness, Net Working Capital or Transaction Expenses, in each case, as finally determined pursuant to Section 2.7.

(c) In no event shall Parent’s total liability under Section 9.2(a)(i) and Section 9.2(a)(ii) or Buyer’s total liability under Section 9.2(b)(i) or Section 9.2(b)(ii), respectively, exceed the Final Purchase Price (as determined in accordance with Section 2.7).

(d) The amount of any Losses of any Indemnified Party under this Article IX shall be calculated net of any amount actually received by an Indemnified Party from any third Person, including any insurance company or other insurance provider (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums incurred or paid to procure such recoveries in respect of any Losses suffered, paid, sustained or incurred by such Indemnified Party) (such net amount being referred to herein as a “Third Party Reimbursement”) in respect of the Losses suffered thereby. If, after receipt by an Indemnified Party of an indemnification payment hereunder, such Person receives a Third Party Reimbursement in respect of the same Losses (whether in whole or in part) for which such indemnification payment was made, such Third Party Reimbursement was not taken into account in assessing the amount of indemnification and such Third Party Reimbursement together with such indemnification payment exceeds the amount of such Losses, then the Indemnified Party shall promptly turn over to the Indemnifying Party an amount equal to the lesser of (i) the amount of such excess and (ii) the amount of such previous indemnification payment.

Section 9.5 Sole Monetary Remedy. From and after the Closing, each party acknowledges and agrees that, other than in the case of Fraud, with respect to the adjustment mechanics contained in Section 2.7, or with respect to any Ancillary Agreement, the indemnification obligations set forth in this Article IX will constitute the sole and exclusive remedies of the Parties for any Losses based on, arising out of or otherwise in respect of this Agreement or the transactions contemplated hereby; except for remedies involving specific performance or other equitable relief pursuant to Section 10.12. The limits imposed on the Parties and their respective Affiliates’ remedies with respect to this Agreement and the transactions contemplated by this Agreement (including this Section 9.5 and the exceptions hereto) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Parent hereunder.

Section 9.6 Tax Treatment. The Parties agree to treat any payment made pursuant to this Article IX as an adjustment to the Final Purchase Price for Tax purposes to the extent permitted by applicable Law.

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses. Except as expressly provided herein, (a) Buyer shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including all costs and expenses related to the R&W Policy and the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) Parent shall pay the fees, costs and expenses incurred by Parent and its Affiliates and, to the extent incurred prior to the Closing, the Companies in connection herewith and the transactions contemplated by this Agreement, including the fees, costs and expenses of Parent’s and, to the extent incurred prior to the Closing, the Companies’ financial advisors, accountants and counsel.

Section 10.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; (c) overnight mail; or (d) email transmission. Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as shall be specified by notice given hereunder):

If to Buyer, to:

c/o Veritas Capital Fund VIII, L.P.

9 West 57th Street, 32nd Floor

New York, NY 10019

Attention: Dipo Ashiru

Email:    [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention: John M. Pollack; Lilit Voskanyan

Email:   [***]

If to Parent, to:

NCR Voyix Corporation

864 Spring Street, NW

Atlanta, Georgia 30308

Attention: Kelli Sterrett, General Counsel

Email:    [***]

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention:  Rahul Patel; Michelle Stewart

Email:     [***]

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) refusal of the addressee to accept delivery thereof.

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify such term or provision so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of Law, by any Party without the prior written consent of the other Party; provided, however, that Buyer (or its Affiliate) may, without the consent of Parent, assign all or any portion of its rights and obligations pursuant to this Agreement (a) to any Debt Financing Source under the Debt Financing, including for the purpose of creating a security interest herein or otherwise assigning collateral with respect to the Debt Financing, (b) to one or more of its Affiliates and (c) in connection with a sale of all or substantially all of the Business; provided, that no assignment pursuant to the foregoing proviso shall relieve the assigning party of its obligations hereunder.

Section 10.5 No Third Party Beneficiaries. This Agreement is exclusively (a) for the benefit of Parent, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and (b) for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Parent under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, Liability, reimbursement, Action or other right, except as expressly provided in (i) Section 6.15, (ii) Section 10.4 and (iii) Section 10.19. Notwithstanding the foregoing, each Debt Financing Source will be an express third party beneficiary with respect to Section 8.2 (Procedure and Effect of Termination), Section 8.3 (Buyer Termination Fee), Section 10.4 (Binding Effect; Assignment), Section 10.8(b) (Consent to Jurisdiction), Section 10.9 (Waiver of Jury Trial), Section 10.10 (Governing Law), Section 10.12 (Specific Performance), Section 10.14 (Amendments; Modifications) and Section 10.19 (Non-Recourse) (the “DFS Provisions”) and Non-Party Affiliates will be express third-party beneficiaries with respect to Section 10.19 (Non-Recourse).

Section 10.6 Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.7 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement, the Ancillary Agreements and the other documents delivered pursuant to this Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

Section 10.8 Consent to Jurisdiction.

(a) Each Party hereby irrevocably agrees that any Legal Dispute shall be brought only in the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court declines to accept jurisdiction, in any Delaware state or federal court located in the State of Delaware), and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Dispute and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Dispute in any such court or that any such Legal Dispute that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10.8 is pending before a court, all Actions with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (i) such Party is not subject thereto, (ii) such Legal Dispute may not be brought or is not maintainable in such court, (iii) such Party’s property is exempt or immune from execution, (iv) such Legal Dispute is brought in an inconvenient forum or (v) the venue of Legal Dispute is improper. A final judgment in any Legal Dispute described in this Section 10.8 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(b) Notwithstanding the foregoing, each Party agrees that it will not bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, including any dispute arising out of the Debt Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Law exclusive jurisdiction is vested in the Federal courts, the U.S. District Court for the Southern District of New York (and of the appropriate appellate courts therefrom). The Parties agree that process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.2 will be deemed effective service of process on such Party.

Section 10.9 Waiver of Jury Trial. EACH OF THE PARTIES ON BEHALF OF EACH OF THEIR SUBSIDIARIES AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER AGENTS, SUCCESSORS AND ASSIGNS OF THE FOREGOING, HEREBY IRREVOCABLY

AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF, INCLUDING ANY ACTION AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE ARISING OUT OF THIS AGREEMENT, THE DEBT COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (INCLUDING THE DEBT FINANCING).

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under any applicable principles of conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies; provided that each of the Parties agrees that the Debt Commitment Letter, the rights and duties of the parties thereunder and any Actions arising under or related thereto (including any Action brought against any Debt Financing Source) will be governed by and construed in accordance with the Laws of the State of New York.

Section 10.11 Waiver of Conflicts; Privilege.

(a) Each of the Parties acknowledges and agrees that King & Spalding LLP (“K&S”) has acted as counsel to each of the Companies and Parent in connection with the negotiation of this Agreement and consummation of the transactions contemplated by this Agreement. Buyer hereby consents and agrees to, and agrees to cause (after the Closing) the Companies to consent and agree to, K&S representing Parent and any of its Affiliates (collectively, the “Parent Parties”) after the Closing in any matter involving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (a “Permitted Representation”), including with respect to disputes with respect thereto in which the interests of Parent Parties may be directly adverse to Buyer and its Subsidiaries (including the Companies), and even though K&S may have represented the Business in a matter substantially related to any such dispute, or may be handling ongoing matters for the Business. Buyer further consents and agrees to, and agrees to cause (after the Closing) the Companies to consent and agree to, the communication by K&S to Parent Parties in connection with any Permitted Representation of any fact known to K&S arising by reason of K&S’s prior representation of the Companies to the extent that such fact is relevant to such Permitted Representation. In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause (after the Closing) the Companies to irrevocably waive and not to assert, with respect to any Permitted Representation, any conflict of interest arising from or in connection with (i) K&S’s prior representation of the Companies or the Business and (ii) K&S’s representation of Parent Parties prior to and after the Closing. Buyer represents that Buyer’s attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against K&S, and Buyer’s consent with respect to this waiver is fully informed.

(b) Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Companies, that all communications subject to any attorney-client privilege, attorney work-product protection or other similar protection for the benefit of Parent Parties, in any form or format whatsoever between or among K&S, on one hand, and the Companies, the Business or any of their respective directors, officers, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Deal Communications”) shall be deemed to be retained and owned collectively by Parent Parties, shall be controlled by Parent on behalf of Parent Parties and shall not pass to or be claimed by Buyer or any Company. For the avoidance of doubt, the Companies are not waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of this Agreement, the Ancillary Agreements, and the transaction contemplated hereby and thereby) in connection with any third-party litigation.

(c) Notwithstanding the foregoing, if a dispute arises between Buyer or a Company, on the one hand, and a third party other than Parent, on the other hand, Buyer or such Company may assert the attorney-client privilege, attorney work-product protection or other similar protection for the benefit of Parent Parties to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Buyer nor any Company may waive such privilege without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. If Buyer or a Company is legally required by any Order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications following the Closing, Buyer shall as soon as reasonably practicable notify Parent in writing (including by making specific reference to this Section 10.11) so that Parent can seek a protective order and Buyer agrees to use commercially reasonable efforts, at Parent Parties’ expense, to assist therewith. To the extent that files or other materials maintained by K&S that contain Privileged Deal Communications constitute property of its clients, only Parent Parties shall hold such property rights and K&S shall have no duty to reveal or disclose any Privileged Deal Communications contained in such files or other materials or any other Privileged Deal Communications by reason of any attorney-client relationship between K&S, on the one hand, and the Companies, on the other hand.

(d) Without limiting the rights of the Parties set forth in this Section 10.11, K&S is an intended third-party beneficiary of this Section 10.11. This Section 10.11 shall be irrevocable, and no term of this Section 10.11 may be amended, waived or modified, without the prior written consent of K&S.

Section 10.12 Specific Performance. The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. The Parties agree that, notwithstanding anything to the contrary in this Agreement, Parent will only be entitled to specific performance of Buyer’s obligations to cause the Equity Financing to be funded in the event that each of the following conditions has been satisfied: (a) all conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived by the Party against whom such waiver would be enforced (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) at the time when the Closing would have been required to occur pursuant to Section 2.4; (b) the Debt Financing has been funded or the Debt Financing Sources have irrevocably confirmed that the Debt Financing will be funded in accordance with the terms the Debt Commitment Letters if the Equity Financing pursuant to the Equity Commitment Letter is funded substantially simultaneously therewith at the Closing; (c) Parent has irrevocably confirmed in writing to Buyer that (i) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived by Parent (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) and (ii) Parent is (and at all times following delivery of such irrevocable written notice remains) ready, willing and able to consummate the Closing; and (d) Buyer fails to consummate the Closing within four (4) Business Days following the later of (i) the date on which the Closing should have occurred pursuant to Section 2.4 and (ii) the date Parent delivers the written notice contemplated by the immediately preceding clause (c).

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email transmission (including any electronic signature) shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 10.14 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties. Notwithstanding anything to the contrary in the foregoing, no DFS Provision may be amended or waived without the consent of the Debt Financing Sources.

Section 10.15 Schedules. Disclosure of any fact or item in any Schedule pertaining to a representation and warranty of a Party shall be deemed to be disclosure of such fact or item with respect to any other representation and warranty of such Party solely to the extent the relevance of such fact or item to such other representation and warranty is reasonably apparent on the face of the disclosure of such fact or item on such Schedule. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.16 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 10.17 Bulk Sales Laws. Parent and Buyer each hereby waive compliance by Parent with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any state or any jurisdiction outside the U.S.

Section 10.18 Language; Prevailing Documents. This Agreement has been, and the Ancillary Agreements will be, prepared in the English language. In case of any conflict or inconsistency between the English language version of such documents and any translation thereof made for any purpose, the English language version will govern the interpretation and construction of such documents, and for any and all other purposes, except as may be required by applicable Law. In the event that any of the terms of this Agreement conflict with any of the terms of the Ancillary Agreements, the terms of this Agreement will prevail.

Section 10.19 Non-Recourse.

(a) Each Party acknowledges and agrees that, except as otherwise expressly provided herein, this Agreement may be enforced only against, and any claims or causes of action for breach of this Agreement may be made only against, the entities that are expressly identified as parties hereto and (without limitation to the rights of any party to any Ancillary Agreements to bring any claims against any other party to such Ancillary Agreement). Except as expressly set forth in the Limited Guarantee or the Equity Commitment Letter, no Person who is not a named Party to this Agreement, including without limitation any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”) shall have any liability for any obligations or liabilities of any party to this Agreement for any claim (whether in contract or tort, at law or in equity) for breach of this Agreement or in respect of any oral or other representations made or alleged to be made in connection herewith; provided that the Ancillary Agreements shall be enforceable against the parties thereto in accordance with the terms thereof. The Parties agree that Non-Party Affiliates are express third party beneficiaries of this Section 10.19(a).

(b) Notwithstanding anything in this Agreement or in any related Contract to the contrary, none of Parent, the Companies or any of their respective Affiliates or Representatives will have any rights or claims against (i) any provider of Debt Financing, or (ii) any of the respective former, current or future Representatives of the providers of Debt Financing in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise. Notwithstanding the foregoing, nothing in this Section 10.19 shall limit, impair or otherwise modify (i) the rights of any of the parties to the Debt Commitment Letter (including Buyer or its Affiliates party to the Debt Commitment Letter and their respective successors and assigns) set forth in the Debt Commitment Letter in accordance with the terms and conditions thereof or (ii) any liability or obligation of any of the Debt Financing Sources, or any of the rights under any of the definitive documentation with respect to the Debt Financing.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT:

NCR VOYIX CORPORATION

By:	/s/ David Wilkinson
Name:	David Wilkinson
Title:	Chief Executive Officer

HOLDINGS:

DIGITAL FIRST HOLDINGS II LLC

By:	/s/ Brendan Tansill
Name:	Brendan Tansill
Title:	President

BUYER:

DRAGON BUYER, INC.

By:	/s/ Oladipo Ashiru
Name:	Oladipo Ashiru
Title:	Authorized Signatory